                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for use of
[X] Definitive Proxy Statement            Commission only
[_] Definitive Additional Materials         (as permitted by Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CWM MORTGAGE HOLDINGS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          CWM MORTGAGE HOLDINGS, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             AGGREGATE
                             NUMBER OF   PER UNIT PRICE    PROPOSED
                           SECURITIES TO    OR OTHER       MAXIMUM
  TITLE OF EACH CLASS OF       WHICH       UNDERLYING     AGGREGATE    AMOUNT OF
   SECURITIES TO WHICH      TRANSACTION     VALUE OF       VALUE OF     FILING
   TRANSACTION APPLIES      APPLIES(1)   TRANSACTION(1) TRANSACTION(1) FEE(1)(2)
--------------------------------------------------------------------------------
Common Stock.............    3,404,255       $23.50      $80,000,000    $16,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended.

(2) The fee was computed in accordance with Rule 0-11(c)(1)(i) based upon the market value of a share of Common Stock on February 11, 1997.

                               ----------------

[X]  Fee paid previously with preliminary materials: $16,000.

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid: $16,000
  2) Form, Schedule or Registration Statement No.: Schedule 14A
  3) Filing Party: CWM Mortgage Holdings, Inc.
  4) Date Filed: February 19, 1997

[LOGO](SM) CWM MORTGAGE HOLDINGS, INC.

                                                                   May 21, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of CWM Mortgage Holdings, Inc. ("CWM"), which will be held on Tuesday, June 24, 1997 at 10:00 a.m. local time, at The Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106. The matters to be considered and voted upon at this meeting are of significant importance to your investment and to the future of CWM.

  At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve the merger of Countrywide Asset Management Corporation, a Delaware corporation which is the manager of CWM ("CAMC"), with and into CWM (the "Merger") pursuant to an Agreement and Plan of Merger dated as of January 29, 1997 (the "Merger Agreement"), among CWM, CAMC and Countrywide Credit Industries, Inc. ("CCI"), a Delaware corporation and the sole stockholder of CAMC (the "Merger Proposal"). Under the Merger Agreement, the outstanding shares of common stock, par value $0.10 per share, of CAMC will be converted into an aggregate of 3,597,122 shares of common stock, par value $0.01 per share, of CWM (the "CWM Common Stock"), subject to certain adjustments based on the market price of the CWM Common Stock.

  Since its inception, CWM has engaged CAMC to provide CWM and certain of its affiliates with management, advisory and other services. The Merger will result in the discontinuance of CAMC and the existing management agreement with CAMC and allow CWM to become a "self-administered" real estate investment trust ("REIT").

  The Merger is conditioned upon, among other things, the affirmative vote of the holders of a majority of the shares of the CWM Common Stock. Dean Witter Reynolds Inc. ("Dean Witter") has rendered an opinion to a special committee consisting of the independent directors of the Board of Directors (the "Special Committee") of CWM that the consideration to be paid by CWM to CCI is fair, from a financial point of view, to CWM. Based on this fairness opinion and other considerations, the Special Committee has recommended to CWM's Board of Directors that it approve the Merger.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS (WITH INTERESTED DIRECTORS ABSTAINING) HAS UNANIMOUSLY APPROVED THE MERGER. THE BOARD AND THE SPECIAL COMMITTEE BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CWM AND ITS STOCKHOLDERS AND THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER PROPOSAL.

  In addition, you will be asked to consider and vote upon (1) an amendment to the Bylaws of CWM to delete therefrom references to the management of CWM by an outside management company and certain related provisions (the "Bylaws Proposal"), (2) an amendment to the Certificate of Incorporation of CWM to change the name (the "Name Change Proposal") of CWM to "INMC Mortgage Holdings, Inc.", (3) the election of members of the Board of Directors, (4) an amendment to the 1996 Stock Incentive Plan to increase the annual per person limit for benefits payable under such plan, (5) the annual cash bonus provisions of the employment agreement of Michael W. Perry and (6) the ratification of the selection by the Board of Directors of Grant Thornton LLP as independent accountants for CWM for the year ending December 31, 1997.

  THE APPROVAL OF THE BYLAWS PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. EACH OF THE REMAINING PROPOSALS IS INDEPENDENT OF ALL OTHER PROPOSALS REFERRED TO IN THE PROXY STATEMENT. THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL.

  The Merger (including conflicts of interest with respect thereto) and other matters referred to above are more completely described in the accompanying Proxy Statement. I urge you to review carefully the Proxy Statement and accompanying Appendices, which discuss all of the proposals in more detail. A copy of the Merger Agreement (with exhibits) and a copy of Dean Witter's fairness opinion are attached as Appendices A and B, respectively, to the accompanying Proxy Statement.

  We appreciate the support of our stockholders as we pursue our goal of making CWM one of the leading REITs in the industry. I hope that after reading the accompanying materials, you will continue to support the objectives of CWM by voting "FOR" the Merger Proposal, the Bylaws Proposal and each of the other proposals described in the Proxy Statement.

  YOUR VOTE IS IMPORTANT TO CWM, WHETHER YOU OWN FEW OR MANY SHARES. Failure to return your proxy card or vote would have the same effect as a vote against the Merger Proposal, the Bylaws Proposal and the Name Change Proposal. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

                                          Sincerely,

                                          /s/ David S. Loeb
                                          David S. Loeb
                                          Chairman of the Board

QUESTIONS AND REQUESTS FOR ASSISTANCE IN VOTING YOUR SHARES CAN BE DIRECTED TO MORROW & CO. INC., WHICH IS ASSISTING CWM WITH THE SOLICITATION OF PROXIES, TOLL FREE AT (800) 566-9061.

                          CWM MORTGAGE HOLDINGS, INC.
                             35 NORTH LAKE AVENUE
                        PASADENA, CALIFORNIA 91101-7211

                               ----------------

                    NOTICE OF ANNUAL MEETING TO BE HELD ON
                                 JUNE 24, 1997

                               ----------------

To the Stockholders of
CWM Mortgage Holdings, Inc.:

  Notice Is Hereby Given that the Annual Meeting of Stockholders (the "Annual Meeting") of CWM Mortgage Holdings, Inc., a Delaware corporation ("CWM"), will be held on Tuesday, June 24, 1997, 10:00 a.m., local time, at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, for the following purposes:

    1. to approve the merger of Countrywide Asset Management Corporation, a Delaware corporation which is the manager of CWM ("CAMC"), with and into CWM (the "Merger") pursuant to an Agreement and Plan of Merger dated as of January 29, 1997 (the "Merger Agreement"), among CWM, CAMC and Countrywide Credit Industries, Inc. ("CCI"), the sole stockholder of CAMC (the "Merger Proposal"). Pursuant to the Merger Agreement, the outstanding shares of Common Stock, par value $0.10 per share, of CAMC (the "CAMC Common Stock") will be converted into an aggregate of 3,597,122 shares of Common Stock, par value $0.01 per share, of CWM (the "CWM Common Stock"), subject to certain adjustments based on the market price of the CWM Common Stock;

    2. to amend the Bylaws of CWM (the "Bylaws") to delete therefrom references to the management of CWM by an outside management company and certain related provisions (the "Bylaws Proposal");

    3. to amend the Certificate of Incorporation of CWM (the "Certificate of Incorporation") to change the name (the "Name Change Proposal") of CWM to "INMC Mortgage Holdings, Inc.";

    4. to elect members of the Board of Directors for the ensuing year;

    5. to amend the 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") to increase the annual per person limit for benefits payable under such plan;

    6. to approve the annual cash bonus provisions of the employment agreement of Michael W. Perry (the "Employment Agreement");

    7. to ratify the selection by the Board of Directors of Grant Thornton LLP as independent accountants for CWM for the year ending December 31, 1997; and

    8. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  THE APPROVAL OF THE BYLAWS PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. EACH OF THE REMAINING PROPOSALS IS INDEPENDENT OF ALL OTHER PROPOSALS REFERRED TO IN THIS PROXY STATEMENT.

  Each of the proposals referred to above is more fully described in the accompanying Proxy Statement and Appendices thereto, which form a part of this Notice.

  During the course of the Annual Meeting, management will report on the current activities of CWM and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

  The Board of Directors has fixed the close of business on April 28, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or adjournment or postponement thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of CWM at 35 North Lake Avenue (effective June 1, 1997, 155 North Lake Avenue), Pasadena, California 91101, at least ten days prior to the Annual Meeting.

  If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

                                          Sincerely,

                                          /s/ Richard H. Wohl
                                          Richard H. Wohl
                                          Secretary

May 21, 1997

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE.

                          CWM MORTGAGE HOLDINGS, INC.
                             35 NORTH LAKE AVENUE
                        PASADENA, CALIFORNIA 91101-7211

                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 24, 1997

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished to stockholders of CWM Mortgage Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by CWM's Board of Directors for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 24, 1997, at 10:00 a.m., local time, at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, and any adjournments or postponements thereof. In this Proxy Statement references to "CWM" mean CWM Mortgage Holdings, Inc. or CWM Mortgage Holdings, Inc. and its consolidated subsidiaries (as the context may require), and references to the "Company" mean CWM Mortgage Holdings, Inc., its consolidated subsidiaries and Independent National Mortgage Corporation, a Delaware corporation that conducts substantially all of CWM's mortgage conduit operations and which is not consolidated with CWM for financial reporting or tax purposes ("Indy Mac").

  At the Annual Meeting, stockholders of CWM of record as of the close of business on April 28, 1997 will be asked to consider and vote upon a proposal to approve the merger of Countrywide Asset Management Corporation, a Delaware corporation ("CAMC") which is the manager of the Company, with and into CWM (the "Merger") pursuant to an Agreement and Plan of Merger dated as of January 29, 1997 (the "Merger Agreement"), among CWM, CAMC and Countrywide Credit Industries, Inc. ("CCI"), a Delaware corporation and the sole stockholder of CAMC (the "Merger Proposal"). Upon consummation of the Merger, the outstanding shares of common stock, par value $0.10 share, of CAMC (the "CAMC Common Stock") will be converted into an aggregate of 3,597,122 shares of common stock, par value $.01 per share, of CWM (the "CWM Common Stock"), subject to certain adjustments based on the market price of the CWM Common Stock.

  Because the Merger is between affiliated parties and the members of CWM's negotiating team as well as certain interlocking directors have conflicts of interest in connection therewith, the Board of Directors established a special committee consisting entirely of CWM's independent directors (the "Special Committee") to direct the merger negotiations and to consider the Merger and the Merger Agreement. For a description of these conflicts, see "Risk Factors--Conflicts of Interest."

  In addition, stockholders will be asked to consider and vote upon (i) an amendment to the Bylaws of CWM (the "Bylaws") to delete therefrom references to the management of the Company by an outside management company and certain related provisions (the "Bylaws Proposal"), (ii) an amendment to the Certificate of Incorporation to change the name (the "Name Change Proposal") of CWM to "INMC Mortgage Holdings, Inc.", (iii) the election of members of the Board of Directors, (iv) an amendment to the 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") to increase the annual per person limit for benefits payable under such plan, (v) the annual cash bonus provisions of the employment agreement of Michael W. Perry (the "Employment Agreement") and (vi) the ratification of the selection of Grant Thornton LLP as independent accountants for CWM for the year ending December 31, 1997.

  THE APPROVAL OF THE BYLAWS PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. EACH OF THE REMAINING PROPOSALS IS INDEPENDENT OF ALL OTHER PROPOSALS REFERRED TO IN THIS PROXY STATEMENT.

  The CWM Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "CWM". On May 19, 1997, the last reported sale price for CWM Common Stock on the NYSE was $20.00 per share.

  All information concerning the Company contained in this Proxy Statement has been furnished by CWM, and certain information concerning CAMC and CCI contained in this Proxy Statement has been furnished by CAMC or CCI. No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by CWM, CAMC, CCI or any other person.

                               ----------------

  SEE "RISK FACTORS" ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE PROPOSED MERGER.

                               ----------------

  THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED OR DELIVERED TO THE STOCKHOLDERS OF CWM ON OR ABOUT MAY 22, 1997.

                               ----------------

               THE DATE OF THIS PROXY STATEMENT IS MAY 21, 1997.

                             AVAILABLE INFORMATION

  CWM is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains an internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including CWM. The address of the web site is http://www.sec.gov. In addition, CWM Common Stock is currently listed on the NYSE, and such materials may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  CAMC is not subject to the informational requirements of the Exchange Act.

  This Proxy Statement incorporates by reference documents relating to CWM which are not presented herein or delivered herewith. Documents relating to CWM (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available without charge upon request by any person, including any beneficial owner, to whom this Proxy Statement is delivered, from CWM Mortgage Holdings, Inc., Attention: Investor Relations, 35 North Lake Avenue (effective June 1, 1997, 155 North Lake Avenue), Pasadena, California 91101 (the principal executive offices of CWM), telephone (800) 669-2300. In order to ensure timely delivery of the documents, requests should be received by June 10, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  ii
SUMMARY...................................................................   1
UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................   9
COMPARATIVE PER SHARE DATA................................................  14
COMPARATIVE PER SHARE MARKET INFORMATION..................................  15
THE ANNUAL MEETING........................................................  16
  General.................................................................  16
  Matters to Be Considered................................................  16
  Recommendations of the Board of Directors...............................  16
  Record Date; Shares Entitled to Vote; Quorum............................  16
  Proxies; Proxy Solicitation.............................................  17
  Vote Required...........................................................  17
  Effects of Abstentions and Broker Non-Votes.............................  18
RISK FACTORS..............................................................  19
  Conflicts of Interest...................................................  19
  CAMC Employees May Not Become Employees of CWM or Indy Mac..............  19
  Ability of CCI to Control Indy Mac through its Ownership of Indy Mac
   Voting Stock...........................................................  19
  Potential Loss of Certain Intangible Benefits from being Associated with
   CCI....................................................................  20
  Tax Risks...............................................................  20
  Potential Employer Liabilities..........................................  20
                               PROPOSAL ONE
THE MERGER................................................................  21
  Background..............................................................  21
  Opinion of the Financial Advisor to the Special Committee...............  24
  Reasons for the Merger; Recommendations of the Special Committee and the
   Board of Directors.....................................................  28
  Conflicts of Interest...................................................  29
  Regulatory Matters......................................................  30
  Registration Rights.....................................................  30
  Special Purchase Rights.................................................  30
  Cooperation Agreement...................................................  32
  Effect of the Merger on Relationship between CWM and Indy Mac...........  32
  Effect of the Merger on the Rights of Existing Stockholders.............  33
  Accounting Treatment....................................................  33
THE MERGER AGREEMENT......................................................  34
  Terms of the Merger.....................................................  34
  Adjustment to Share Consideration.......................................  34
  Indemnification.........................................................  34
  Effective Time of the Merger............................................  36
  Exchange of Shares of CAMC Common Stock.................................  36
  Representations and Warranties..........................................  36
  Covenants...............................................................  38
  Employee Matters........................................................  39
  Conditions to Consummation of the Merger................................  40
  Amendment; Waiver; Termination..........................................  41
  Indemnification of CAMC Directors and Officers..........................  42

                                                                            PAGE
                                                                            ----
  Resale of Shares of CWM Common Stock Issued in the Merger...............   42
  Survival of Representations, Warranties and Covenants...................   43
  Expenses and Fees.......................................................   43
FEDERAL INCOME TAX CONSIDERATIONS.........................................   44
  General.................................................................   44
  Tax Treatment of the Merger.............................................   44
  Built-in Gain Rules.....................................................   44
  Consequences of Merger on CWM's Qualification as a REIT--Earnings and
   Profits Distribution Requirement.......................................   44
COUNTRYWIDE ASSET MANAGEMENT CORPORATION..................................   46
SELECTED FINANCIAL DATA...................................................   46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   47
  General.................................................................   47
  Results of Operations...................................................   47
  Liquidity and Capital Resources.........................................   48
MANAGEMENT ARRANGEMENTS RELATING TO CWM...................................   49
  The Management Agreement................................................   49
  The Submanagement Agreement Between CAMC and CHL........................   50
                               PROPOSAL TWO
AMENDMENTS TO THE BYLAWS..................................................   51
                              PROPOSAL THREE
CHANGING THE NAME OF CWM..................................................   51
                              PROPOSAL FOUR
ELECTION OF DIRECTORS.....................................................   51
  General.................................................................   51
PRINCIPAL STOCKHOLDERS....................................................   52
SECURITY OWNERSHIP OF MANAGEMENT..........................................   53
  Director Nominees.......................................................   53
  Vote Required; Board Recommendation.....................................   54
  Board Meetings and Attendance...........................................   54
EXECUTIVE OFFICERS........................................................   55
  Executive Compensation..................................................   56
SUMMARY COMPENSATION TABLE................................................   57
  Stock Option Plans......................................................   59
  Change of Control Arrangement...........................................   63
  Employment Agreements...................................................   63
  Compensation Committee Interlocks and Insider Participation.............   65
  Certain Transactions with Management and Business Relationships.........   66
  Stock Performance Graph.................................................   67
  Section 16 Disclosure...................................................   67
                              PROPOSAL FIVE
AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN................................   68

                                                                          PAGE
                                                                          ----
                              PROPOSAL SIX
APPROVAL OF ANNUAL CASH BONUS PROVISIONS OF THE EMPLOYMENT AGREEMENT OF
 MICHAEL W. PERRY........................................................  69
                             PROPOSAL SEVEN
RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS.......................  70
CERTAIN TRANSACTIONS AND RELATIONSHIPS...................................  70
  Indy Mac...............................................................  70
  CHL....................................................................  71
  CCI....................................................................  72
SELECTED FINANCIAL DATA..................................................  73
INDEPENDENT ACCOUNTANTS..................................................  75
OTHER MATTERS............................................................  75
ANNUAL REPORT AND FORM 10-K..............................................  75
STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING............................  75
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  75
INDEX TO FINANCIAL STATEMENTS............................................ F-1
MERGER AGREEMENT (AND ATTACHED EXHIBITS)................................. A-1
FAIRNESS OPINION OF DEAN WITTER REYNOLDS INC............................. B-1
FORM OF BYLAWS AMENDMENTS................................................ C-1
FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION........................ D-1
FORM OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN....................... E-1
MR. PERRY'S INCENTIVE MATRIX............................................. F-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information incorporated by reference and contained elsewhere in this Proxy Statement and the Appendices hereto. Stockholders are urged to read the Proxy Statement and its Appendices in their entirety before voting on the matters discussed herein.

THE ANNUAL MEETING

Date, Time and Place........  The Annual Meeting will be held on Tuesday, June
                              24, 1997 at 10:00 a.m., local time, at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106. See "The Annual Meeting--General."

Record Date.................  Only holders of record of CWM Common Stock as of the close of business on April 28,, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, 53,018,584 shares of CWM Common Stock were outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting. See "The Annual Meeting--Record Date; Shares Entitled to Vote."

Matters to be Considered....  At the Annual Meeting, holders of shares of CWM
                              Common Stock will be asked to consider and vote upon (i) a proposal to approve the Merger, (ii) a proposal to amend the Bylaws, (iii) an amendment to the Certificate of Incorporation to change the name of CWM to "INMC Mortgage Holdings, Inc.,"
                              (iv) the election of members of the Board of Directors of CWM (the "Board of Directors") for the ensuing year, (v) an amendment to the 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"), (vi) the annual cash bonus provisions of the employment agreement of Michael W. Perry (the "Employment Agreement"), (vii) the ratification of the selection of Grant Thornton LLP as CWM's independent accountants for the year ending December 31, 1997 and (viii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. THE APPROVAL OF THE BYLAWS PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. EACH OF THE REMAINING PROPOSALS IS INDEPENDENT OF ALL OTHER PROPOSALS REFERRED TO IN THIS PROXY STATEMENT. See "The Annual Meeting--Matters to be Considered."

Vote Required...............  Although neither the Delaware General Corporation
                              Law (the "DGCL") nor CWM's Certificate of
                              Incorporation or Bylaws requires CWM to obtain stockholder approval of the Merger Proposal, CWM has determined to submit such proposal to the stockholders for their approval since the Merger is between affiliated parties. CWM further determined that the standard for approving the Merger Proposal should be a majority of the outstanding shares of CWM Common Stock entitled to vote at the Annual Meeting, which is the standard that would be applicable if stockholder approval of the Merger were required by the DGCL. In addition, New York Stock Exchange policies require stockholder approval of the Special Purchase Rights (as defined below under "--Proposal One--The Merger--Special Purchase Rights") proposed to be granted to CCI in connection with the Merger, and such requirement will be satisfied if the Merger is so approved. See "The Merger--Special Purchase Rights." Neither the related Bylaws Proposal nor the Name Change Proposal will take effect unless, in each case, the affirmative vote of the holders of a majority of the outstanding shares of CWM Common Stock entitled to vote thereon vote in favor of such proposal. Approval of each other proposal referred to herein requires the affirmative vote of a majority of the shares of CWM Common Stock present in person or represented by proxy and entitled to vote thereon. See "The Annual Meeting--Vote Required."

PROPOSAL ONE--THE MERGER

Self-Administration of the    CWM began operations in 1985 and contracted with
 Company....................  CAMC, a wholly-owned subsidiary of CCI, to provide the Company with management and advisory services, accounting systems, professional and support personnel, and office facilities and equipment. The Board of Directors believes that the scope of the Company's current operations and business activities and the present and future growth of the Company have made it increasingly important for CWM to take control of its own employees and operations. The Merger will result in the discontinuance of CAMC and the existing management agreement with CAMC and allow CWM to become a self-administered real estate investment trust ("REIT"). See "The Merger--Background."

Countrywide Asset
 Management Corporation.....
                              CAMC is a wholly-owned subsidiary of CCI. CAMC manages the day-to-day operations of the Company and advises it on various facets of its business under a management agreement. At present, all officers of the Company and other personnel managing its affairs are employees of CAMC. CAMC has subcontracted with Countrywide Home Loans, Inc. ("CHL"), also a wholly-owned subsidiary of CCI, to provide the Company with general administrative and operational support. CAMC's principal executive office is located at 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (818) 304-8400. See "Countrywide Asset Management Corporation."

General.....................  Upon the closing of the Merger (the "Closing"),
                              CAMC will merge with and into CWM, which will become a self-administered and self-managed REIT and will cease to pay a management fee. Following consummation of the Merger, CWM anticipates that employees who are currently employed by CAMC will continue to work for the Company, and will be hired by either CWM and/or Indy Mac, as determined by the nature of each entity's business activities, the duties of the employees concerned, and negotiated arrangements between CWM and Indy Mac. As a result of becoming a self-administered REIT, the Company will incur certain administrative and other expenses that are greater than those currently borne by CAMC. These expenses are not expected to be significant for the Company.

                              Pursuant to the Merger Agreement, the outstanding shares of CAMC Common Stock will be converted into an aggregate of 3,597,122 shares of CWM Common Stock, subject to certain adjustments based on the market price of the CWM Common Stock (the "Share Consideration"). See "The Merger Agreement--Adjustment to Share Consideration." Based on the capitalization of CWM as of March 31, 1997, CCI (i) owned prior to the Merger approximately 2.13% of the issued and outstanding shares of CWM Common Stock and (ii) assuming no adjustment is made to the aggregate number of shares of CWM Common Stock to be issued upon the Closing, will own after the Merger approximately 8.39% of the issued and outstanding shares of CWM Common Stock.

Recommendations of the
 Special Committee and the
 Board of Directors.........
                              Because the Merger is between affiliated parties and the members of CWM's negotiating team as well as certain interlocking directors have conflicts of interest in connection therewith, the Board of Directors established a special committee consisting entirely of CWM's independent directors, who are not members of management or employees of CAMC, CCI, CHL or Indy Mac (the "Special Committee"), to direct the merger negotiations and to consider the Merger and the Merger Agreement. In connection therewith, the Special Committee retained Dean Witter Reynolds Inc. ("Dean Witter") to act as its financial advisor and to deliver a written opinion as to the fairness, from a financial point of view, to CWM of the Share Consideration to be paid by CWM to CCI in the Merger. See "The Merger--Opinion of the Financial Advisor to the Special Committee." After careful consideration, the Special Committee has determined the Merger Agreement to be fair and in the best interests of CWM and its stockholders and has unanimously recommended to the Board of Directors that the Merger Agreement be approved. The Board of Directors (with interested members abstaining), after considering the recommendation of the Special Committee, has unanimously approved the Merger and the Merger Agreement and recommends that the stockholders of CWM approve the Merger. For a discussion of the factors considered by the Special Committee and the Board of Directors, see "The Merger--Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors."

Opinion of Financial          Dean Witter has delivered its written opinion,
 Advisor....................  dated January 20, 1997, and its bringdown opinion dated May 21, 1997, to the Special Committee to the effect that, as of the respective dates of its opinions and subject to certain assumptions, qualifications and limitations stated in such opinions, the Share Consideration to be paid by CWM to CCI pursuant to the Merger Agreement is fair, from a financial point of view, to CWM. A copy of the bringdown opinion of Dean Witter, which sets forth the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement as Appendix B and should be read in its entirety. See "The Merger--Opinion of the Financial Advisor to the Special
                              Committee."

Effective Time of the         Promptly following the satisfaction or waiver
 Merger.....................  (where permissible) of the conditions of the
                              Merger, the Merger will be consummated and become effective on the date and at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later date and time as may be specified in such Certificate of Merger (the "Effective
                              Time"). See "The Merger Agreement--Effective Time of the Merger" and "--Conditions to Consummation of the Merger." CWM anticipates that, if approved, the Merger will become effective on or about July 1, 1997 (the "Closing Date").

Conditions of the Merger....  The Merger is subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date of certain conditions set forth in the Merger Agreement. See "The Merger Agreement-- Conditions to Consummation of the Merger."

Termination.................  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by CWM's stockholders, by mutual written consent of CWM and CCI or by either of CWM or CCI under certain circumstances, including if (i) any required vote of CWM's stockholders has not been obtained or
                              (ii) the market price of CWM Common Stock has increased or decreased beyond certain thresholds. See "The Merger Agreement--Amendment; Waiver; Termination."

Indemnification.............  In the Merger Agreement, CWM and CCI have agreed, subject to certain limitations, to indemnify each other for damages arising from certain matters following the Closing Date. See "The Merger Agreement--Indemnification."

Tax Treatment of the          CWM believes that the Merger will constitute a
 Merger.....................  tax-free reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax
                              Considerations--Tax Treatment of the Merger."

Accounting Treatment........  The Merger will be accounted for by CWM as the settlement of a management contract and treated as an expense in the period in which the transaction closes.

Restrictions on Resale of
 Shares of CWM Common Stock
 Issued in the Merger.......
                              Pursuant to the Merger Agreement, CCI has agreed not to sell or otherwise transfer any shares of the CWM Common Stock constituting the Share Consideration received by CCI for a two-year period commencing on the Closing Date (other than pursuant to incidental registrations, under an agreement (the "Registration Rights Agreement") to be entered into between CWM and CCI in connection with the Merger) and, during the 12-month period after such two-year period, not more than 50% of all such shares. See "The Merger Agreement--Resale of Shares of CWM Common Stock Issued in the Merger."

Registration Rights
 Following the Merger.......
                              The shares of CWM Common Stock to be issued pursuant to the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the Merger, CWM and CCI will enter into the Registration Rights Agreement, pursuant to which CCI, among other things, may require CWM to register up to two transactions in which CCI could potentially sell all of such shares, under certain circumstances and subject to certain limitations. See "The Merger--Registration Rights."

Special Purchase Rights.....  In connection with the Merger, CWM has granted
                              CCI a right of first offer to participate in future offerings of CWM's voting stock (the "Right of First Offer") and the right to participate in CWM's dividend reinvestment plan (the "Right to Participate" and together with the Right of First Offer, the "Special Purchase Rights"). In general, the Special Purchase Rights will enable CCI to maintain, in each case, its then proportionate voting interest in CWM when and if such Special Purchase Rights are exercised. The Special Purchase Rights are subject to the subsequent reapproval by the stockholders of CWM upon the fifth, tenth and fifteenth anniversary of the initial approval. The Special Purchase Rights shall expire on the earlier to occur of certain dates including, among others, if CCI ceases to beneficially own 2% or more of the outstanding CWM Common Stock. See "The Merger--Special Purchase Rights."

Business of CAMC Pending
 the Merger.................
                              CAMC has agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, except as permitted by the Merger Agreement, CAMC will pursue its business in the ordinary course and will not engage in certain actions specified in the Merger Agreement. See "The Merger Agreement--Covenants--Business of CAMC Pending the Merger."

Management of the Company
 Following the Merger.......
                              Mr. Angelo R. Mozilo, the Chief Executive Officer of CWM, has expressed his current intention to continue to serve as the Chief Executive Officer for at least two years subsequent to the Closing Date. Mr. Michael W. Perry, the President and Chief Operating Officer, has entered into a long-term employment contract with CAMC, which CWM will assume as a condition to the Merger. CWM expects that substantially all members of CAMC's senior management team as well as other employees of CAMC will become employees of the Company following the Merger. In addition, Mr. David S. Loeb and Mr. Mozilo have expressed their current intention to continue to serve as Chairman and Vice Chairman, respectively, of the Board of Directors of CWM.

Conflicts of Interests......  Certain directors and executive officers of CWM, who were involved in discussions and negotiations relating to the Merger, also hold positions with CAMC, CCI, CHL or Indy Mac, as the case may be, and, therefore, may have interests in connection with the Merger that are in addition to or conflict with those of CWM and its stockholders. In particular, both members of the team designated by the Special Committee to negotiate the terms of the Merger (Messrs. Perry and Wohl) are directors and executive officers of CAMC and Indy Mac and, as employees of CAMC, receive compensation and other benefits directly or indirectly from CCI for services rendered to CWM pursuant to the Management Agreement. Mr. Perry is the President and Chief Operating Officer of CWM and CAMC, and Mr. Wohl is the Executive Vice President, General Counsel and Secretary of CWM and CAMC. Additionally, Mr. David S. Loeb, who is a director of CWM, is also a director and executive officer of CCI, and a director of CAMC, CHL and Indy Mac. Mr. Angelo Mozilo, who is a director and an executive officer of CWM, is also a director and an executive officer of CCI, CAMC, CHL and Indy Mac. Neither Mr. Loeb nor Mr. Mozilo participated on CWM's or CCI's negotiating team in connection with the Merger, although in certain instances issues relating to the Merger were discussed directly between Mr. Mozilo for CCI and Mr. Perry for CWM. Because of their positions with CWM, CCI, CAMC, CHL and Indy Mac, Messrs. Loeb and Mozilo have abstained from the vote of the Board of Directors of CWM and the Board of Directors of CCI relating to the Merger.

                              As of March 31, 1997, the executive officers and directors of CWM beneficially owned approximately 1.08% of the issued and outstanding shares of CWM Common Stock. Also as of such date, Messrs. Loeb and Mozilo together, and the executive officers and directors of CWM as a group (excluding Messrs. Loeb and Mozilo), held approximately 2% and significantly less than 1%, respectively, of the issued and outstanding shares of CCI common stock.

Regulatory Matters..........  No material regulatory approvals are required in order to effect the Merger. See "The Merger-- Regulatory Matters."

Risk Factors................  See "Risk Factors" for factors which should be considered in evaluating the Merger.

Dissenters' Rights..........  Under the DGCL, holders of shares of CWM Common
                              Stock will not be entitled to dissenters' rights in connection with the Merger.

PROPOSAL TWO--AMENDMENTS TO THE BYLAWS

  In connection with the Merger, the stockholders will be asked to vote upon certain amendments to the Bylaws of CWM to delete therefrom references to the management of the Company by an outside management company and certain related provisions. THE APPROVAL OF THE BYLAWS PROPOSAL IS CONDITIONED UPON APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. See "The Merger--Amendment to the Bylaws" and "Proposal Two-Amendments to the Bylaws."

PROPOSAL THREE--APPROVING THE NAME CHANGE PROPOSAL

  The stockholders will be asked to approve an amendment to the Certificate of Incorporation to change the name of CWM to "INMC Mortgage Holdings, Inc." CWM has reserved the symbol "NDE" with the NYSE and will seek to adopt such symbol if the stockholders approve the Name Change Proposal. See "Proposal Three-- Approving the Name Change Proposal."

PROPOSAL FOUR--ELECTION OF DIRECTORS

  The following individuals have been nominated to the Board of Directors of
CWM: David S. Loeb, Angelo R. Mozilo, Lyle E. Gramley, Thomas J. Kearns and Fredrick J. Napolitano. See "Proposal Four--Election of Directors--Director Nominees."

PROPOSAL FIVE--AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

  The stockholders will be asked to vote upon an amendment to the 1996 Stock Incentive Plan to increase the annual per person limit for benefits payable under such plan. See "Proposal Five--Amendment to the 1996 Stock Incentive Plan."

PROPOSAL SIX--APPROVAL OF THE ANNUAL CASH BONUS PROVISIONS OF THE EMPLOYMENT AGREEMENT OF MICHAEL W. PERRY

  The stockholders will be asked to vote upon the annual cash bonus provisions of the Employment Agreement that relate to Mr. Perry's performance during fiscal 1997 through 2000. CWM is submitting this component of Mr. Perry's compensation to stockholders for their approval so that such compensation may qualify as a tax deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Proposal Six--Approval of the Annual Cash Bonus Provisions of the Employment Agreement of Michael W. Perry."

PROPOSAL SEVEN--RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The stockholders will be asked to ratify the Board of Directors' selection of Grant Thornton LLP as CWM's independent accountants for the year ending December 31, 1997. See "Proposal Seven--Ratifying the Selection of Independent Accountants."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements reflect the financial position and results of operations of CWM, with adjustments to show the effect of the proposed transaction. The adjustments to the balance sheet of CWM, which consist primarily of additional paid in capital offset by a reduction to cumulative earnings as a result of the one-time charge equal to the value of the CWM Common Stock to be issued in connection with the Merger and transaction expenses associated with the settlement of the management contract, reflect the transaction as if it had occurred at the end of the period in the pro forma balance sheet. The adjustments to the income statement of CWM, which are comprised primarily of reversal of management fee expense and improved equity in earnings of Indy Mac, are presented in the pro forma statement of income as if the transaction occurred at the beginning of the period presented.

  The unaudited pro forma financial statements presented below do not purport to be indicative of results of operations or financial position that would have occurred had the proposed transaction been consummated on January 1, 1996 or March 31, 1997, as the case may be, nor do they purport to be indicative of actual or future results of operations or financial condition. In addition, the following pro forma financial statements are subject to a number of assumptions, limitations and qualifications.

                                   PRO FORMA
                                 BALANCE SHEET
                                 MARCH 31, 1997

                                       CWM        PRO FORMA
                                    HISTORICAL  ADJUSTMENTS(A)  PRO FORMA
                                    ----------  --------------  ----------
                                         (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS
Mortgage assets
 Mortgage loans held for
  investment, net.................. $1,452,367     $    --      $1,452,367
 Mortgage loans held for sale--
  prime............................    495,629          --         495,629
 Mortgage loans held for sale--
  subprime.........................    173,711          --         173,711
 Manufactured housing loans held
  for sale.........................    109,515          --         109,515
 Manufactured housing loans held
  for investment...................     26,463          --          26,463
 Construction loans receivable,
  net..............................    580,847          --         580,847
 Collateral for CMOs...............    280,408          --         280,408
 Mortgage securities...............    234,254          --         234,254
Revolving warehouse lines of
 credit, net.......................    197,286          --         197,286
Investment in and advances to Indy
 Mac...............................    175,316          --         175,316
Cash and cash equivalents..........      3,709          --           3,709
Other assets.......................     60,932          --          60,932
                                    ----------     --------     ----------
  Total assets..................... $3,790,437          --      $3,790,437
                                    ==========     ========     ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Repurchase agreements and other
 credit facilities................. $2,902,346     $    --      $2,902,346
Collateralized mortgage
 obligations.......................    256,070          --         256,070
Senior unsecured notes.............     59,790          --          59,790
Accounts payable and accrued
 liabilities.......................     31,384        2,000 (d)     33,384
                                    ----------     --------     ----------
  Total liabilities................  3,249,590        2,000      3,251,590
Commitments and contingencies......        --           --             --
SHAREHOLDERS' EQUITY
 Common stock--authorized,
  100,000,000 shares of $.01 par
  value; issued and outstanding,
  52,600,148 shares; pro forma
  issued and outstanding,
  56,197,270 at March 31, 1997(c)..        526           36 (b)        562
 Additional paid-in capital........    541,174       67,464 (b)    608,638
 Net unrealized loss on available-
  for-sale mortgage securities:
  held by CWM......................     (3,329)         --          (3,329)
  held by Indy Mac.................     (1,160)         --          (1,160)
 Cumulative earnings...............    240,479      (69,500)(b)    170,979
 Cumulative distributions to
  shareholders.....................   (236,843)         --        (236,843)
                                    ----------     --------     ----------
  Total shareholders' equity.......    540,847       (2,000)       538,847
                                    ----------     --------     ----------
   Total liabilities and
    shareholders' equity........... $3,790,437     $    --      $3,790,437
                                    ==========     ========     ==========

--------
(a) Assumes that the issuance of shares to settle the management contract occurred at period-end.
(b) $67.5 million combined increase in CWM Common Stock and additional paid in capital and corresponding decrease in cumulative earnings represents the estimated fair value of the CWM Common Stock to be issued, reflecting a 10% market discount due to restrictions placed on registration and sale of the stock. The reduction in cumulative earnings is due to the fact that the proposed transaction is accounted for as the settlement of the management contract. The reduction in cumulative earnings also includes $2 million in estimated expenses associated with the transaction and transition expenses.
(c) Represents the 52,600,148 shares of CWM Common Stock outstanding at March 31, 1997 plus the 3,597,122 shares of CWM Common Stock estimated to be issued in the proposed transaction, calculated assuming a negotiated payment of $75 million at $20.85 per share.
(d) Represents the accrual of estimated costs of attorneys, accountants and investment bankers and transition expenses associated with the proposed transaction.

                                   PRO FORMA
                              STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1997

                                CWM         PRO FORMA
                             HISTORICAL ADJUSTMENTS(A)(B)     PRO FORMA
                             ---------- -----------------     ----------
                              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER
                                           SHARE AMOUNTS)
REVENUES
 Interest income
 Mortgage loans held for
  investment...............  $   26,933     $     --          $   26,933
 Mortgage loans held for
  sale.....................      15,172           --              15,172
 Manufactured housing loans
  .........................       2,893           --               2,893
 Construction loans........      14,713           --              14,713
 Collateral for CMOs.......       5,400           --               5,400
 Mortgage securities.......       3,323           --               3,323
 Revolving warehouse lines
  of credit................       4,029           --               4,029
 Advances to Indy Mac......       2,710           --               2,710
 Other.....................          45           --                  45
                             ----------     ---------         ----------
  Total interest income....      75,218           --              75,218
 Interest expense
 Repurchase agreements and
  other credit facilities..      41,567           --              41,567
 Collateralized mortgage
  obligations..............       5,203           --               5,203
 Senior unsecured notes....       1,378           --               1,378
                             ----------     ---------         ----------
  Total interest expense...      48,148           --              48,148
                             ----------     ---------         ----------
 Net interest income.......      27,070           --              27,070
 Provision for loan
  losses...................       3,900           --               3,900
                             ----------     ---------         ----------
 Net interest income after
  provision for loan
  losses...................      23,170           --              23,170
 Equity in earnings of Indy
  Mac......................       4,257           358 (c),(d)      4,615
 Other, net................       1,312           --               1,312
                             ----------     ---------         ----------
 Net revenues..............      28,739           358             29,097
EXPENSES
 Salaries, general and
  administrative...........       5,086           131 (c)          5,217
 Management fees to
  affiliate................       2,309        (2,309)(d)            --
                             ----------     ---------         ----------
  Total expenses...........       7,395        (2,178)             5,217
                             ----------     ---------         ----------
NET EARNINGS...............  $   21,344     $   2,536         $   23,880(a)
                             ==========     =========         ==========
EARNINGS PER SHARE.........  $     0.42                       $     0.44(a)
                             ==========                       ==========
Weighted average shares
 outstanding...............  51,291,755     3,597,122 (e)     54,888,877(f)

(a) At the time the proposed transaction is consummated, CWM would record a one-time charge to account for the transaction as a settlement of a contract. The one-time charge would aggregate $69.5 million and would consist of $67.5 million estimated fair value of CWM Common Stock to be issued, reflecting a 10% discount to the current price due to restrictions placed on the registration and sale of the stock and $2 million of estimated transaction and transition expenses associated with the settlement of the contract. This $69.5 million is not reflected in pro forma net earnings or earnings per share since it is a non-recurring expense. If these non-recurring expenses were included in pro forma net earnings and earnings per share, the earnings would reflect a net loss of $45.6 million and the adjusted net loss per share would be $0.83 per share.
(b) Assumes that the issuance of shares to settle the management contract occurred as of January 1, 1996.
(c) Represents cost of additional employees and systems under the proposed self-management structure to perform certain functions previously performed by CCI, including personnel in human resources, accounting, and other administrative areas. Included in the equity in earnings of Indy Mac is $81,000, net of tax, for such additional expenses.
(d) Subsequent to the settlement of the management contract, CWM and Indy Mac would have been self-administered and, as such would not have paid management fees. Included in the management fees are approximately $36,000 of expenses associated with providing human resource and accounting services to CWM and Indy Mac. The adjustment to the equity in earnings of Indy Mac is shown net of taxes.
(e) Estimated number of shares of CWM Common Stock to be issued in the proposed transaction. Assumes a negotiated payment of $75 million at $20.85 per share as specified in the Merger Agreement.
(f) Represents the 51,291,755 weighted average shares of CWM common stock for the quarter ended March 31, 1997 plus the 3,597,122 estimated shares of CWM Common Stock to be issued in the proposed transaction.

                                   PRO FORMA
                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                CWM         PRO FORMA
                             HISTORICAL ADJUSTMENTS(A)(B)     PRO FORMA
                             ---------- -----------------     ----------
                              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER
                                           SHARE AMOUNTS)
REVENUES
 Interest income
 Mortgage loans held for
  investment...............  $   94,237     $     --          $   94,237
 Mortgage loans held for
  sale.....................      57,746           --              57,746
 Manufactured housing loans
  held for sale............       2,259           --               2,259
 Manufactured housing loans
  held for investment......       1,308           --               1,308
 Construction loans........      30,158           --              30,158
 Collateral for CMOs.......      22,648           --              22,648
 Securitized master
  servicing fees, net......       9,502           --               9,502
 Mortgage securities.......       1,002           --               1,002
 Revolving warehouse lines
  of credit................      15,523           --              15,523
 Advances to Indy Mac......       7,676           --               7,676
 Other.....................         244           --                 244
                             ----------     ---------         ----------
  Total interest income....     242,303           --             242,303
 Interest expense
 Repurchase agreements and
  other credit facilities..     131,389           --             131,389
 Collateralized mortgage
  obligations..............      22,478           --              22,478
 Senior unsecured notes....       5,498           --               5,498
                             ----------     ---------         ----------
  Total interest expense...     159,365           --             159,365
                             ----------     ---------         ----------
 Net interest income.......      82,938           --              82,938
 Provision for loan
  losses...................      12,991           --              12,991
                             ----------     ---------         ----------
 Net interest income after
  provision for loan
  losses...................      69,947           --              69,947
 Equity in earnings of Indy
  Mac......................      19,533           851 (c),(d)     20,384
 Other, net................       2,470           --               2,470
                             ----------     ---------         ----------
 Net revenues..............      91,950           851             92,801
EXPENSES
 Salaries, general and
  administrative...........      14,202           523 (c)         14,725
 Management fees to
  affiliate................       8,761        (8,761)(d)            --
                                    --            --
                             ----------     ---------         ----------
  Total expenses...........      22,963        (8,238)            14,725
                             ----------     ---------         ----------
NET EARNINGS...............  $   68,987     $   9,089         $   78,076
                             ==========     =========         ==========
EARNINGS PER SHARE.........  $     1.51                       $     1.59
                             ==========                       ==========
Weighted average shares
 outstanding...............  45,643,885     3,597,122 (e)     49,241,007(f)
                                                              ----------

--------
(a) At the time the proposed transaction is consummated, CWM would record a one-time charge to account for the transaction as a settlement of a contract. The one-time charge would aggregate $69.5 million and would consist of $67.5 million estimated fair value of CWM Common Stock to be issued, reflecting a 10% discount to the current market price due to restrictions placed on the registration and sale of the stock, and $2 million of estimated transaction and transition expenses associated with the settlement of the contract. This $69.5 million is not reflected in pro forma net earnings or earnings per share since it is a non-recurring expense. If these non-recurring expenses were included in pro forma net earnings and earnings per share, the adjusted net earnings would be $8.6 million and adjusted earnings per share would be $0.17 per share. In the quarter in which the transaction occurs, it is anticipated that the Company would report a substantial net loss.
(b) Assumes that the issuance of shares to settle the management contract occurred as of January 1, 1996.
(c) Represents the cost of additional employees and systems under the proposed self-management structure to perform certain functions previously performed by CCI, including personnel for human resources, accounting, and other administrative areas. Included in the equity in earnings of Indy Mac is $325,000, net of tax, for such additional expenses.
(d) Subsequent to the settlement of the management contract, CWM and Indy Mac would have been self-administered and, as such, would not have been required to pay management fees. The adjustment to the equity in earnings of Indy Mac is shown net of taxes. Included in the management fees are approximately $144,000 of expenses associated with providing human resource and accounting services for CWM and Indy Mac.
(e) Estimated number of shares of CWM Common Stock to be issued in the proposed transaction. Assumes a negotiated payment of $75 million at $20.85 per share, as specified in the Merger Agreement.
(f) Represents the 45,643,885 weighted average shares of CWM Common Stock for the year ended December 31, 1996 plus the 3,597,122 estimated shares of CWM Common Stock to be issued in the proposed transaction.

                           COMPARATIVE PER SHARE DATA

  The following per share data for CWM on a pro forma basis assumes, in the case of net income and cash distributions data, that the issuance of shares to settle the management contract occurred on January 1, 1996 and, in the case of book value data, that the proposed transaction occurred on December 31, 1996 or March 31, 1997, respectively.

  The following unaudited pro forma financial information does not purport to be indicative of net income, cash distributions or book value that would have occurred had the proposed transaction been consummated on January 1, 1996, December 31, 1996, January 1, 1997 or March 31, 1997, as the case may be, nor does it purport to be indicative of actual or future net income, cash distributions or book value. In addition, the pro forma financial information presented below is subject to many of the same assumptions, limitations and qualifications that are applicable to the unaudited pro forma financial statements set forth above, and such information should be read in conjunction with, and is qualified in its entirety by reference to, such unaudited pro forma financial statements and the separate historical consolidated financial statements of CWM incorporated herein by reference.

                                               AT OR FOR THE      AT OR FOR
                                               QUARTER ENDED     YEAR ENDED
                                               MARCH 31, 1997 DECEMBER 31, 1996
                                               -------------- -----------------
CWM
 Historical
  Book value..................................     $10.28           $9.53
  Cash dividends declared for earnings of the
   period.....................................       0.42            1.52
  Net income..................................       0.42            1.51
 Pro forma
  Book value (a)..............................       9.59            8.86
  Cash dividends declared for earnings of the
   period (b).................................       0.44            1.59
  Net income (c)..............................       0.44            1.59

--------
(a) For purposes of computing the pro forma book value of CWM, it has been assumed that issuance of shares to settle the management contract occurred on December 31, 1996 or March 31, 1997. In the pro forma book value calculation, outstanding shares were increased by 3,597,122 (reflecting a negotiated payment of $75 million at $20.85 per share).
(b) For purposes of computing pro forma cash dividends declared by CWM, it has been assumed that the proposed transaction occurred on January 1, 1996. In general, it is CWM's policy to distribute dividends in an amount equal to its GAAP earnings. However, to avoid tax on its income, as determined for tax purposes, CWM must distribute an amount equal to its taxable income. Because the transaction will result in a one-time charge to CWM's GAAP earnings equal to the amount paid to settle the contract and there will not be a corresponding deduction for tax purposes, CWM will need to make a distribution which is in excess of its book income to avoid tax on its income.
(c) For purposes of computing pro forma net income of CWM, it has been assumed that the proposed transaction occurred on January 1, 1996. However, the pro forma earnings per share do not reflect the one-time charges associated with the settlement of the management contract and transaction costs. Had these charges been included, the net loss per share would have been $0.83 per share for the quarter ended March 31, 1997 and earnings per share would have been $0.17 for the year ended December 31, 1996.

                    COMPARATIVE PER SHARE MARKET INFORMATION

CWM

  CWM Common Stock currently is listed on the NYSE under the symbol "CWM" and began trading on the NYSE in November 1986. The table below sets forth, for the fiscal periods indicated, the high and low sale prices per share of CWM Common Stock on the NYSE and the distributions declared relating to such periods.

                                               PRICE PER SHARE OF  DISTRIBUTIONS
                                                CWM COMMON STOCK     DECLARED
                                               ------------------- -------------
1997                                             HIGH       LOW
----                                           --------- ---------
First Quarter................................. $  23.625 $  19.375     $0.42
1996
----
First Quarter.................................    18.00     14.75       0.36
Second Quarter................................    18.75     14.75       0.37
Third Quarter.................................    20.50     16.125      0.39
Fourth Quarter................................    21.875    19.00       0.40

  On November 4, 1996, the last full trading day prior to announcement of the proposed Merger, the last reported NYSE sale price per share of CWM Common Stock was $20.875. On May 19, 1997, the last reported NYSE sale price per share of CWM Common Stock was $ 20.00.

  Holders of shares of CWM Common Stock are entitled to receive distributions when, as and if declared by CWM's Board of Directors out of any assets legally available for payment. In order to maintain its status as a REIT under the Code, CWM is required to distribute annually to its stockholders at least 95% of its "REIT Taxable Income," which is generally defined as taxable income from operations (net of depreciation deductions), excluding gains from the sale of properties.

CAMC

  There is no public market for shares of CAMC Common Stock. As of the date hereof, CCI was the sole holder of CAMC Common Stock. CAMC paid to CCI dividends of $718.10, $500 and $0 per share during the year ended February 28(29), 1997, 1996 and 1995, respectively. During the year ended February 29, 1996, CAMC adopted the general policy of not retaining a substantial amount of retained earnings and remitting periodic dividends to its parent, CCI, as it deems appropriate.

                              THE ANNUAL MEETING

GENERAL

  This Proxy Statement is being furnished to holders of shares of CWM Common Stock in connection with the solicitation of proxies by the Board of Directors of CWM for use at the Annual Meeting to be held on June 24, 1997, 10:00 a.m., local time, at the Ritz-Carlton Huntington Hotel, 1401 South, Oak Knoll Avenue, Pasadena, California 91106, and at any adjournment or postponement thereof. This Proxy Statement, the attached Notice of the Annual Meeting and the accompanying form of proxy are first being mailed to holders of shares of CWM Common Stock on or about May 22, 1997.

MATTERS TO BE CONSIDERED

  At the Annual Meeting, holders of record of shares of CWM Common Stock will consider and vote upon (i) the Merger of CAMC with and into CWM, (ii) an amendment to the Bylaws to delete references to the management of the Company by an outside management company and certain related provisions, (iii) an amendment to the Certificate of Incorporation to change the name of CWM to "INMC Mortgage Holdings, Inc.", (iv) the election of members of the Board of Directors of CWM for the ensuing year, (v) an amendment to the 1996 Stock Incentive Plan, (vi) the annual cash bonus provisions of the Employment Agreement of Michael W. Perry, (vii) the ratification of the selection of Grant Thornton LLP as independent accountants for CWM for the year ending December 31, 1997 and (viii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  Upon recommendation of the Special Committee, the Board of Directors (with interested directors abstaining) has unanimously approved the Merger and the Merger Agreement, having concluded that the Merger and the Merger Agreement are fair to and in the best interests of CWM and its stockholders. The Board of Directors (with interested directors abstaining) unanimously recommends that stockholders of CWM vote FOR approval of the Merger Proposal. For further information, see "The Merger--Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors." In addition, the Board of Directors recommends a vote FOR the Bylaws Proposal, a vote FOR the amendment to the Certificate of Incorporation to change the name of CWM, a vote FOR each person nominated to be elected to the Board of Directors, a vote FOR the amendment to the 1996 Stock Incentive Plan, a vote FOR the annual cash bonus provisions of the Employment Agreement of Michael W. Perry and a vote FOR the ratification of the selection of Grant Thornton LLP as CWM's independent accountants for the year ending December 31, 1997. See "Proposal Two-Amendments to the Bylaws," "Proposal Three-Changing the Name of CWM," "Proposal Four-Election of Directors," "Proposal Five-Amendment to the 1996 Stock Incentive Plan," "Proposal Six--Approval of the Annual Cash Bonus Provisions of the Employment Agreement of Michael W. Perry" and "Proposal Seven--Ratifying the Selection of Independent Accountants."

  It is currently expected that representatives of Grant Thornton LLP, CWM's independent accountants, will be present at the Annual Meeting, where they will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

  The Board of Directors has fixed the close of business on April 28, 1997 as the record date (the "Record Date") for determining the holders of shares of CWM Common Stock who are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 53,018,584 shares of CWM Common Stock were outstanding and held of record by approximately 3,500 stockholders. The holders of record on the Record Date of shares of CWM Common Stock are entitled to one vote per share of CWM Common Stock. Pursuant to CWM's Bylaws and the DGCL, the presence of the holders of shares representing a majority of the outstanding shares of CWM Common Stock entitled to vote, whether in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

PROXIES; PROXY SOLICITATION

  Shares of CWM Common Stock represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. Shares of CWM Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of all proposals. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of CWM, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares of CWM Common Stock and delivering it to the Secretary of CWM before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to CWM Mortgage Holdings, Inc., 35 North Lake Avenue (effective June 1, 1997, 155 North Lake Avenue), Pasadena, California 91101, Attention: Corporate Secretary, or hand delivered to the Secretary of CWM or his representative at or before the taking of the vote at the Annual Meeting.

  If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

  CWM will bear the cost of soliciting proxies from its stockholders. CWM will pay Morrow & Co. Inc. a fee of $8,000 to cover its services in soliciting the forwarding and return of proxy material. In addition, CWM will reimburse Morrow & Co. Inc. for out-of-pocket expenses incurred in connection therewith. In addition to solicitation by mail, directors, officers and employees of CWM may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of CWM will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of CWM Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

VOTE REQUIRED

  The Merger Proposal. Although neither the DGCL nor CWM's Certificate of Incorporation or Bylaws requires CWM to obtain stockholder approval of the Merger Proposal, CWM has determined to submit such proposal to the stockholders for their approval since the Merger is between affiliated parties and certain directors and executive officers of CWM have conflicts of interest in connection with the Merger. CWM further determined that the standard for approving the Merger Proposal should be a majority of the outstanding shares of CWM Common Stock entitled to vote at the Annual Meeting, which is the standard that would be applicable if stockholder approval of the Merger were required by the DGCL. In the event that stockholders approve the Merger and the transaction is subsequently challenged in a derivative action, CWM may be entitled under Delaware law to assert stockholder approval as a defense to such action. In addition, New York Stock Exchange policies require stockholder approval of the Special Purchase Rights (as defined herein) proposed to be granted to CCI in connection with the Merger, and such requirement will be satisfied if the Merger is so approved. Pursuant to the terms of the Merger Agreement, CCI is required to vote its shares of CWM Common Stock in favor of the Merger Proposal. If the Merger Proposal is not approved by the stockholders at the Annual Meeting, CWM may consider alternative ways in which it can restructure the relationship among itself, CAMC, CCI, CHL and Indy Mac.

  The Bylaws Proposal. Since the Bylaws need to be amended only if the stockholders of CWM approve the Merger Proposal, the Bylaws Proposal, by its terms, is conditioned upon a majority of the outstanding shares of CWM Common Stock entitled to vote at the Annual Meeting voting in favor of both it and the Merger Proposal.

  The Name Change Proposal. Under the DGCL, the Name Change Proposal requires an amendment to the Certificate of Incorporation, which may not be effected unless the holders of shares representing a majority of the outstanding shares of CWM Common Stock entitled to vote at the Annual Meeting vote in favor thereof.

  All Other Matters. Each other matter to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to vote thereon.

EFFECTS OF ABSTENTIONS AND BROKER NON-VOTES

  For purposes of determining approval of any of the proposals to be presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to the Merger Proposal, the Bylaws Proposal and the Name Change Proposal, broker non-votes will have the same legal effect as a vote "against" such proposal. With respect to each of the other proposals referred to herein, a broker non-vote will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore have no legal effect on the vote on that particular matter.

                                 RISK FACTORS

  The following factors should be considered carefully by the stockholders of CWM in connection with voting upon the Merger Proposal and the transactions contemplated thereby.

  CONFLICTS OF INTEREST. Certain directors and executive officers of CWM, who were involved in discussions and negotiations relating to the Merger, also hold positions with CAMC, CCI, CHL or Indy Mac, as the case may be, and, therefore, may have interests in connection with the Merger that are in addition to or conflict with those of CWM and its stockholders. In particular, both members of the team designated by the Special Committee to negotiate the terms of the Merger (Messrs. Perry and Wohl) are directors and executive officers of CAMC and Indy Mac and, as employees of CAMC, receive compensation and other benefits directly or indirectly from CCI for services rendered to CWM pursuant to the Management Agreement. Mr. Perry is the President and Chief Operating Officer of CWM and CAMC, and Mr. Wohl is the Executive Vice President, General Counsel and Secretary of CWM and CAMC. Although the Special Committee was established to ensure that the Merger would be considered by persons who did not have any conflicts of interest in connection with the transaction, there can be no assurance that the terms of the Merger are the same as would have been obtained in negotiations between unrelated parties. Additionally, Mr. David S. Loeb, who is a director of CWM, is also a director and executive officer of CCI, and a director of CAMC, CHL and Indy Mac. Mr. Angelo Mozilo, who is a director and an executive officer of CWM, is also a director and an executive officer of CCI, CAMC, CHL and Indy Mac. Neither Mr. Loeb nor Mr. Mozilo participated on CWM's or CCI's negotiating team in connection with the Merger, although in certain instances issues relating to the Merger were discussed directly between Mr. Mozilo for CCI and Mr. Perry for CWM. Because of their positions with CWM, CCI, CAMC, CHL and Indy Mac, Messrs. Loeb and Mozilo have abstained from the vote of the Board of Directors of CWM and the Board of Directors of CCI relating to the Merger. Messrs. Loeb and Mozilo together, and the executive officers and directors of CWM as a group (excluding Messrs. Loeb and Mozilo), held approximately 2% and significantly less than 1%, respectively, of the issued and outstanding CCI common stock, as of March 31, 1997. See "The Merger--Conflicts of Interest-- Executive Officers and Directors" and "--Background."

  CAMC EMPLOYEES MAY NOT BECOME EMPLOYEES OF CWM OR INDY MAC. Although CWM expects that substantially all members of CAMC's senior management as well as other employees will become employees of CWM or Indy Mac, there can be no assurance that any or all of CAMC's current employees will choose to do so. As part of the Merger Agreement, CAMC and CCI have agreed to use reasonable efforts to encourage the officers and employees of CAMC to become employees of CWM or Indy Mac. In addition, three key officers of CWM are under contract with CAMC, and it is the intention of CWM, as part of the Merger, to assume these contracts, one of which is with Mr. Michael W. Perry, CWM's President and Chief Operating Officer. See "Proposal Four-Election of Directors-Employment Agreements." The failure of certain members of CAMC's senior management and certain other employees to become employees of CWM or Indy Mac could result in a temporary disruption in those areas of the Company's operations for which such managers or employees are responsible.

  ABILITY OF CCI TO CONTROL INDY MAC THROUGH ITS OWNERSHIP OF INDY MAC VOTING STOCK. CWM's mortgage conduit operations are conducted primarily through Indy Mac. Although CWM owns all of Indy Mac's outstanding non-voting preferred stock, which represents 99% of the economic interest of Indy Mac, CHL, a wholly-owned subsidiary of CCI, owns all of Indy Mac's outstanding voting common stock, which represents 1% of the economic interest of Indy Mac. Accordingly, CCI has the power to change the composition of the Board of Directors, to appoint officers and, consequently, to direct the day-to-day operations of CHL and Indy Mac. If the Merger is approved, CCI will no longer control the manager of Indy Mac and may have less incentive to exercise its voting power to operate Indy Mac in a manner consistent with the interests of CWM. In an effort to protect CWM's investment in Indy Mac in the event of certain potential changes in the nature of the relationship between CWM and CCI, CCI has agreed, as part of the Merger Agreement, to amend the certificate of incorporation of Indy Mac (the "Indy Mac Charter Amendment") to permit CWM, in its sole discretion, to dissolve Indy Mac if CCI experiences a change of control (a "CCI Change of Control") (as such term is referred to in the Merger Agreement), or if CCI ceases to beneficially own more than 5.0% of the issued and outstanding shares of CWM Common Stock, or if neither Mr. Loeb nor Mr. Mozilo is a director of CWM. If CWM elects to dissolve Indy Mac, it will receive in the related distribution upon dissolution all assets of Indy Mac, other than an amount of cash, which will be payable to CCI in an amount equal to 3% of the book value of Indy Mac, unless CCI requests an independent appraisal. If such appraisal is requested, CCI will receive such higher or lower value that corresponds to 1% of the fair market value of Indy Mac's assets. The Indy Mac Charter Amendment also will prohibit a holder of Indy Mac securities from causing any assets of Indy Mac to be used for any purpose other than in furtherance of Indy Mac's business. In addition, under the Merger Agreement CWM has agreed that, in the event that CWM (i) establishes or acquires a majority ownership interest in an entity the business activities of which are substantially the same as all of the business activities then being conducted by Indy Mac or (ii) transfers to such other entity substantially all of the assets of Indy Mac, then CWM shall be required, at CCI's option, to purchase CCI's interest in Indy Mac at a purchase price equal to the amount required to be paid to CCI in the event of a dissolution of Indy Mac as described above.

  POTENTIAL LOSS OF CERTAIN INTANGIBLE BENEFITS FROM BEING ASSOCIATED WITH CCI. Since its inception the Company has been managed by CAMC. The Company believes that it has realized benefits from CCI's mortgage banking experience, management expertise, capital markets presence and status as the nation's largest independent residential mortgage lender and servicer. Although CWM and CCI will continue to have certain interlocking directors and ongoing arrangements, and CCI will become a more significant stockholder of CWM as provided for or contemplated by the Merger Agreement, CWM's association with CCI may become less certain as a result of the Merger. Accordingly, CWM may lose some or all of the intangible benefits previously enjoyed from its relationship with CCI. In addition, when the Management Agreement is terminated upon consummation of the Merger, certain contractual remedies that CWM might have asserted against its manager for failure to perform its obligations thereunder will be eliminated.

  TAX RISKS. In order to maintain its status as a REIT, CWM is not permitted to have earnings and profits, for federal income tax purposes, carried over from CAMC. After the Merger, CAMC will no longer be eligible to be a member of the group of corporations filing a consolidated federal income tax return with CCI, and as a result, will have its earnings and profits eliminated for most, but not all, federal income tax purposes. Because such earnings and profits may not be eliminated for purposes of satisfying the REIT requirements of the Code solely as a result of CAMC's leaving the CCI federal consolidated group, CWM has obtained a study from Price Waterhouse LLP to determine whether CAMC as of the date of the Merger would otherwise have earnings and profits. Based on such study, and subject to the assumptions and qualifications contained therein, CWM believes that as of the date of the Merger CAMC will not have any earnings and profits, although there can be no assurance of this. In the event the IRS subsequently determines, and successfully asserts, that CWM acquired earnings and profits from CAMC and failed to distribute, during the taxable year in which the Merger occurs, all of the earnings and profits acquired from CAMC, CWM would lose its REIT qualification for the year of the Merger and, perhaps, subsequent years. For any taxable year that CWM fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the net assets of CWM and distributions to stockholders would be substantially reduced because of the increased tax liability of CWM. Furthermore, to the extent that distributions had been made in anticipation of CWM's qualification as a REIT, CWM might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax on its income. See "Federal Income Tax Considerations--Consequences of Merger on CWM's Qualification as a REIT--Earnings and Profits Distribution Requirement."

  POTENTIAL EMPLOYER LIABILITIES. At present, CWM does not directly employ any employees or maintain any benefit or retirement plans. As a result of the Merger, CWM will directly employ persons who are currently employees of CAMC and will establish certain retirement and other employee benefit plans. As an employer, CWM will be subject to those potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related grievances.

                                 PROPOSAL ONE

                                  The Merger

BACKGROUND

  CWM was formed in 1985 to make long-term investments in single-family, first-lien, residential mortgage loans and mortgage-backed securities representing interests in such loans. In 1993, CWM adopted a new business plan pursuant to which Indy Mac was formed, and the Company began operating primarily as a mortgage conduit and warehouse lender, with management of such operations being performed by CAMC under contract. Since that time, CAMC has provided services exclusively to the Company. As the Company's operations expanded and the Company entered into additional businesses such as construction lending, manufactured housing lending and subprime mortgage lending, the Company became increasingly dependent upon the expertise of the employees provided by CAMC and, accordingly, CWM began to explore alternative means of ensuring that such employees would remain dedicated to the Company's businesses.

  Toward this end, in May 1996 the Board of Directors of CWM commenced discussions of certain measures designed to strengthen the relationship between CWM and the employees of CAMC, including the possible long-term extension of the 1996 Amended and Extended Management Agreement between CWM and CAMC (the "Management Agreement"). At a special meeting on July 25, 1996, the Board of Directors of CWM approved a proposed amendment (the "1996 Amendment") to the Management Agreement that, while leaving the term of the Management Agreement unchanged, provided, among other things, that certain key management employees of CAMC (other than Messrs. David S. Loeb and Angelo R. Mozilo, who are officers and directors of CCI) would be required to perform services exclusively for the Company. In connection therewith, CWM agreed that it would not hire such CAMC employees without CAMC's prior consent. The independent directors on the Board noted that, while the 1996 Amendment would constitute a positive step toward strengthening the Company's relationship with such employees, it should explore additional measures, including the direct hiring by the Company of all key employees. At the suggestion of the independent directors, Mr. Michael W. Perry, who was then the Executive Vice President and Chief Operating Officer of CWM, agreed that CWM's senior management would review the relationship between the Company and CAMC, CCI and CHL, and consider various other potential strategies and provide the independent directors with various proposals to ensure an ongoing relationship with the key management and other employees of CAMC.

  At a special meeting of the Board of Directors of CWM on September 13, 1996, Mr. David S. Loeb explained to the Board that in considering the appropriate relationship between CWM and CAMC, CCI and CHL, CWM's management had focused on a proposal to merge CAMC into CWM with the purchase price payable to CCI in shares of CWM Common Stock which merger would entail, among other things, the hiring by the Company of substantially all CAMC employees. CWM's management undertook to prepare a memorandum outlining the potential terms of the proposal and some of the significant related issues and questions. It was then proposed that a special committee (the "Special Committee") consisting of the independent directors of CWM (Messrs. Gramley, Kearns, and Napolitano) be appointed to consider any proposed transaction. The Board of Directors approved the formation of the Special Committee and authorized it to (1) consider and evaluate various proposals regarding the appropriate structure for the continuing relationship among CWM, Indy Mac, CCI, CAMC and CHL, including, but not limited to, the possible issuance of CWM Common Stock to acquire all of the business, assets, properties, and employees of CAMC; (2) negotiate on behalf of CWM the terms of any such proposal or resulting transaction; (3) authorize the execution and delivery of all necessary agreements to consummate any such proposal; and (4) take such other actions as it deemed necessary or appropriate to discharge its fiduciary duties to CWM's stockholders.

  During the course of its deliberations and negotiations concerning a possible merger between CWM and CAMC, the Special Committee met nine times over a four month period commencing in September 1996. Some of the more significant Special Committee meetings and related events are described below.

  The first meeting of the Special Committee was convened on September 13, 1996. Following a general discussion of the nature and scope of its authority and duties, the Special Committee elected Mr. Thomas J. Kearns to serve as its Chairman. The Special Committee also considered the selection of accounting, tax and legal advisors. The Special Committee appointed Price Waterhouse LLP, Grant Thornton LLP and Brown & Wood LLP as its tax, accounting and legal advisors, respectively, noting that each of these firms was familiar with the Company and would be best qualified to advise the Special Committee. The Special Committee also discussed the selection of an appropriate financial advisor and discussed potential candidates. The Special Committee then approved a resolution designating Mr. Perry and Mr. Richard H. Wohl, who was then CWM's Senior Vice President, Secretary and General Counsel, as the negotiating team for CWM to conduct negotiations relating to the proposed transaction. The Special Committee then discussed alternatives to the proposed merger of CAMC into CWM. Specifically, the Special Committee considered the ramifications of canceling or not extending the Management Agreement and having CWM build its own staff of employees. The Special Committee determined, however, that not only would this approach be disruptive to the Company's business but that it would also potentially deprive the Company of access to key members of the CAMC management team that had been responsible for developing and successfully implementing the Company's business plan.

  On September 19, 1996, CWM's management completed and forwarded to the members of the Special Committee a memorandum summarizing a proposal to merge CAMC into CWM by issuing shares of CWM Common Stock to CCI in return for all of the stock of CAMC. The memorandum indicated that such a transaction would be desirable because, among others things: (1) CWM would, in effect, be purchasing and securing the management team and other assets developed by CAMC which CWM's management expected, based on past results, would be critical to CWM's successful performance in the future, (2) CWM would be able to eliminate its current obligations with respect to payment of annual base and incentive management fees under the Management Agreement, (3) CWM would be able to operate consistently with recent market trends that favor self-management of REITs, and (4) assuming that the economic terms of the transaction are appropriately structured, the net effect should be an accretion to CWM's current and future anticipated earnings and dividends per share compared to a continuance of the current Management Agreement and its associated management fees.

  On September 20, 1996, the Special Committee held its second meeting, at which a representative from Brown & Wood LLP reviewed with the Special Committee members their duties as members of the Board of Directors of CWM and as members of the Special Committee. Following discussions, the Special Committee determined to pursue the proposal to acquire the stock of CAMC and merge it into CWM. The Special Committee concluded that the Merger Proposal appeared preferable to the other alternatives under consideration in that it would enable the employees of CAMC, who had been critical to the Company's past operations and successful performance, to become employees of the Company without disrupting the Company's ongoing business operations. The Special Committee also determined that such a merger, if properly implemented, should also enjoy the advantages set forth in management's September 19 memorandum. The meeting of the Special Committee was then joined by representatives of Dean Witter Reynolds Inc. ("Dean Witter") who discussed the firm's experience in the industry and as financial advisor to independent committees in similar transactions, including in providing valuations and fairness opinions. The Special Committee then met with representatives of CWM's management team, as well as Price Waterhouse LLP and Grant Thornton LLP, to discuss tax and accounting issues relating to the proposed transaction. Thereafter, Dean Witter sent written materials to the members of the Special Committee for their review.

  The Special Committee next met on September 24, 1996, and determined that, based on its interview with representatives from Dean Witter and its review of Dean Witter's written proposal, the selection of Dean Witter as the independent financial advisor to the Special Committee would be in the best interests of CWM's stockholders. The Special Committee then appointed Dean Witter as financial advisor to the Special Committee.

  Thereafter, Dean Witter conducted a financial investigation of the business, operations and prospects of CWM and CAMC and performed certain valuation analyses. Among other things, representatives of Dean Witter met with officers and key employees of CWM and CAMC, reviewed various documents, financial statements and projections and other reports and material provided by CWM and CAMC and held preliminary discussions with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the financial advisor to CCI.

  On October 3, 1996 representatives from Dean Witter had discussions with the members of the Special Committee, the CWM negotiating team and the Chief Financial Officer of CWM. During these discussions, Dean Witter made its initial presentation of its financial analyses regarding the proposed merger of CWM and CAMC. Dean Witter also discussed the framework for a draft proposal to CCI regarding the proposed merger.

  The Special Committee then met on October 11, 1996 and reviewed certain materials, including the draft proposal and financial analyses that had been prepared and furnished by Dean Witter. There was a consensus among the members of the Special Committee that further review would improve the quality of the Special Committee's conclusions and ultimate recommendation. The Special Committee determined to continue its review of the materials at its next meeting scheduled for October 15, 1996. The Special Committee requested that representatives of Dean Witter be present at that meeting and be prepared to review in detail its financial analysis of the proposed transaction.

  On October 15, 1996, the Special Committee met and reviewed, discussed, and analyzed written materials prepared by Dean Witter, including a draft merger proposal to CCI. The Special Committee noted that the proposed transactions would address a series of concerns of the Special Committee including (1) the desirability of taking steps to enable the employees of CAMC to become employees of the Company, so as to substantially mitigate CWM's and Indy Mac's dependence on CAMC and CCI, (2) a trend toward self management among other REITs of CWM's size and stature, (3) concerns over potential increases in the management fee if the Company's asset base and profitability continue to grow and (4) concerns over potential conflicts of interest with CHL and CCI as the Company seeks to expand its existing businesses and enter into new lines of business. The Special Committee determined that the consummation of the transactions contemplated by the proposal would be in the best interest of CWM. The Special Committee then approved the proposal, with certain modifications, and directed that it be submitted to CCI and that CWM's negotiating team (Messrs. Perry and Wohl) and Dean Witter discuss the terms of the proposal with CCI and its financial advisor. The Special Committee also authorized and directed its Chairman to enter into engagement letters with Grant Thornton LLP, Price Waterhouse LLP and Dean Witter.

  On October 23, 1996, the Special Committee members received from CCI a counter-proposal to the October 15 proposal, and on October 26, 1996, met and discussed the terms of such counter-proposal. The Special Committee thereupon developed and approved a response to such counter-proposal, directed Dean Witter to submit it to CCI and authorized the negotiating team (Messrs. Perry and Wohl) to discuss it with CCI.

  On November 1, 1996, CCI responded to the Special Committee's October 26 terms, and later that day, the Special Committee met and considered in detail each term of such response. After extensive discussion, the Special Committee found the terms to be acceptable and a merger on such terms to be in the Company's best interest. The Special Committee thereupon approved such terms and directed the officers of CWM to prepare and negotiate a definitive merger agreement substantially consistent therewith.

  On November 5, 1996, CWM publicly announced that it intended to merge with CAMC.

  On November 20, 1996, Brown & Wood LLP circulated an initial draft of the proposed Merger Agreement. There ensued over the next 60 days a series of conference calls and negotiations followed by numerous revisions and recirculations of drafts of the proposed Merger Agreement and the related Registration Rights Agreement.

  On January 20, 1997, the Special Committee met and discussed the proposed Merger and the terms of the Merger Agreement. After an extensive discussion and considering such factors as the fairness of the share consideration to be paid to CCI, from a financial point of view, and the terms of the Merger Agreement and the Registration Rights Agreement, the Special Committee determined that the Merger is in the best interests of CWM and its stockholders and recommended that the Board of Directors approve the Merger. On the same date, the Board of Directors met and determined, with Messrs. Loeb and Mozilo abstaining, that the Merger would be in the best interest of CWM and its stockholders and is on terms that are fair and commercially reasonable to CWM. Accordingly, the Board of Directors (with interested directors abstaining) approved the Merger and recommended that stockholders approve the Merger Proposal at the Annual Meeting.

  On January 24, 1997, the Board of Directors of CCI (with Messrs. Loeb and Mozilo abstaining) approved the Merger, and on January 29, 1997, the Merger Agreement was executed and delivered by each party thereto. A joint press release announcing the execution of the Merger Agreement was issued by CCI and CWM on January 30, 1997.

  The negotiations regarding the terms of the Merger were conducted on behalf of CWM, by Messrs. Perry and Wohl, acting under the supervision of CWM's Special Committee, and on behalf of CCI, principally by Messrs. Eric Sieracki and Sandor Samuels, each managing directors of CCI (and, in the case of Mr. Sieracki, a director of CAMC), acting at the direction of CCI's Board of Directors. Each party's negotiating team also was assisted by its respective financial, legal, tax and accounting advisors. In certain instances, issues were discussed directly between Mr. Perry for CWM and Mr. Mozilo for CCI. Upon conclusion of the negotiations, the Merger was approved by CWM's Special Committee and CWM's Board of Directors (with Messrs. Loeb and Mozilo abstaining).

OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

  On January 20, 1997, Dean Witter delivered its written opinion to the Special Committee of the Board of Directors of CWM to the effect that as of such date and subject to certain assumptions, qualifications and limitations stated therein, the Share Consideration to be paid by CWM pursuant to the Merger was fair to CWM from a financial point of view.

  In connection with the preparation of its opinion, Dean Witter, among other things:

    (1) reviewed the Merger Agreement;

    (2) reviewed the Annual Report on Form 10-K and related publicly available financial information of CWM for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of CWM for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

    (3) reviewed five-year financial forecasts of CWM, as furnished to Dean Witter by CWM;

    (4) reviewed the audited balance sheet of CAMC as of February 29, 1996, the unaudited balance sheets of CAMC as of February 28, 1995 and November 30, 1996, the unaudited statements of income and cash flows for the fiscal years ended February 28, 1994 and February 28, 1995 and the nine-month periods ended November 30, 1995 and November 30, 1996, all as furnished to Dean Witter by CAMC;

    (5) reviewed the Management Agreement, as amended by the 1996 Amendment;

    (6) conducted discussions with members of senior management of CWM, CAMC and CCI, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of CWM and CAMC, respectively;

    (7) reviewed the historical reported market prices and trading activity for the CWM Common Stock;

    (8) compared certain financial information, operating statistics and market trading information relating to CWM with published financial information, operating statistics and market trading information relating to selected public companies that Dean Witter deemed to be reasonably similar to CWM; and compared certain financial information and operating statistics relating to CAMC with published financial information and operating statistics relating to selected public companies that Dean Witter deemed to be reasonably similar to CAMC;

    (9) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; and

    (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.

  At the meeting of the Special Committee of the Board of Directors of CWM on January 20, 1997, Dean Witter presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The principal analyses and other considerations presented by Dean Witter to the Special Committee at the time are summarized below.

  ANALYSIS OF PRECEDENT REIT TRANSACTIONS. Dean Witter analyzed selected transactions in which REITs acquired their external advisor. These transactions included Berkshire Realty Company's acquisition of Berkshire Companies Ltd., CRIIMI MAE, Inc.'s acquisition of CRI, Inc., Realty Income Corporation's acquisition of R.I.C. Advisors, Inc., Health Care REIT's acquisition of First Toledo Advisor Company, Shurgard Storage Centers' acquisition of Shurgard, Inc., Bradley Real Estate Trust's acquisition of R.M. Bradley & Co., Burnham Pacific Properties' acquisition of Burnham Investment Group, Inc. and Meditrust's acquisition of A.M.A. Advisory Corporation (collectively, the "Precedent REIT Transactions"). Dean Witter compared the purchase price paid in each transaction with (i) the latest twelve months or reported period, on an annualized basis, advisory fees paid to the target advisor and EBITDA (defined as earnings before interest, taxes, depreciation and amortization) of the target advisor and (ii) the equity market capitalization (defined as shares of common stock outstanding multiplied by the closing market trading price of the acquiring REIT on the day of closing) of the acquiring REIT and calculated the following ranges of multiples or percentages: a range of purchase price to advisory fees paid to the target advisor of 0.8x to 7.1x with a mean of 4.3x; a range of purchase price to advisor EBITDA of 4.5x to 15.4x with a mean of 8.7x; a range of purchase price to equity market capitalization of the acquiring REIT of 1.6% to 15.5% with a mean of 5.7%. Dean Witter applied the multiple and percentage ranges to the projected advisory fees to be paid to CAMC in 1996 as reflected in CWM's projections and CWM's equity market capitalization as of January 15, 1997. The average of the implied ranges yielded a range of values for CAMC from $23.9 million to $130.6 million, with a mean of $77.3 million. Dean Witter believes that this analysis supports the fairness, from a financial point of view, of the Share Consideration to be paid in the Merger, given that $80.0 million, the maximum value of such consideration, is within the range of values of CAMC derived from the mean of the acquisition multiples and percentages of the Precedent REIT Transactions.

  DISCOUNTED CASH FLOW ANALYSIS. Dean Witter performed a discounted cash flow analysis of the forecasted financial performance of CAMC. This analysis was based on forecasted advisor fees for the years 1996 through 2000 using CWM management's base case financial projections in which interest rates are assumed to remain constant. Under this analysis, Dean Witter determined a range of values for CAMC by adding (i) the present value of the estimated EBIDA (defined as earnings before interest, depreciation and amortization) of CAMC for each of the years in the five-year period ending December 31, 2000 and (ii) the present value of the terminal value of CAMC at the end of 2000. The terminal value was determined by applying a range of exit multiples from 4.0x to 8.0x to the year 2000 estimated EBIDA of CAMC. The EBIDA streams and terminal value were discounted to present values using discount rates that ranged from 10% to 20%. To find a range of values for CAMC, Dean Witter applied an EBIDA exit multiple of 6.0x and assumed that the advisory fees were taxed (i) at 10.5% (based on taxes deductible on the Indy Mac portion of the advisory fee), and (ii) at 40%. The average of the results of (i) and (ii) above resulted in a range of discounted cash flow values for CAMC from $98.4 million to $134.0 million. Given that the maximum value of the Share Consideration to be paid in the Merger is below the range of values for CAMC derived from the discounted cash flow analysis, Dean Witter believes that this analysis supports the fairness, from a financial point of view, of the Share Consideration to be paid in the Merger.

  SELECTED ASSET MANAGEMENT COMPANIES. Dean Witter selected publicly-traded companies that act as asset managers or advisors of financial assets as a basis of comparison to CAMC. These companies included Eaton Vance Corporation, Franklin Resources, Inc., John Nuveen Company, T. Rowe Price Associates and

United Asset Management Corporation (collectively, the "Selected Asset Managers"). Dean Witter compared the aggregate value (equity market capitalization plus debt) of each of the Selected Asset Managers with its respective EBDIT (defined as earnings before depreciation, interest and taxes) and the closing market trading price as of January 15, 1997 ("Market Price") of each of the Selected Asset Managers to its respective estimated 1997 earnings per share ("EPS"). The Selected Asset Managers traded in the following ranges: a range of aggregate value to latest twelve months EBDIT of 4.4x to 13.3x with a mean of 8.6x, and a range of Market Price to estimated 1997 EPS of 11.1x to 24.4x with a mean of 15.7x. Applying the average of the trading multiples to CAMC's projected advisory fees as reflected in CWM's projections and net income (defined here as CAMC's 1997 projected advisory fee taxed at 40%), yielded an implied range of values for CAMC from $65.8 million to $164.1 million. All 1997 earnings estimates for the Selected Asset Managers were based on First Call Consensus Estimates as of January 15, 1997. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. Given that the maximum Share Consideration to be paid in the Merger is within the range of values for CAMC derived from the mean trading multiples of the Selected Asset Managers, Dean Witter believes that this analysis supports the fairness, from a financial point of view, of the Share Consideration to be paid in the Merger.

  PRO FORMA COMBINATION ANALYSIS. Dean Witter also analyzed the pro forma effects of the Merger on CWM's earnings per share and the accretion to CWM's earnings per share resulting from the Merger. This analysis is based on CWM's projections for the years 1996 and 1997 and uses CWM management's base case financial projections. In the analysis, Dean Witter calculated the low end of the range by subtracting goodwill amortization from the pro forma combined net income of CWM and CAMC, assuming, as directed by the Special Committee, that goodwill is equal to 100% of the transaction purchase price and is amortized over 25 years, and the high end of the range using only the pro forma combined net income of CWM and CAMC. Based on an advisory fee of $9.6 million (reflecting the CWM 1996 projected advisory fee less the taxes deductible on the Indy Mac portion of the advisory fee), Dean Witter calculated the following ranges: at the 0% accretion level, a range of 1996 implied values of CAMC of $85.2 million to $132.6 million and a range of 1997 implied values of CAMC of $93.2 million to $138.9 million; at the 2.5% accretion level, a range of 1996 implied values of CAMC of $69.2 million to $106.4 million and a range of 1997 implied values of CAMC of $74.0 million to $109.6 million; and at the 5.0% accretion level, a range of 1996 implied values of CAMC of $53.7 million to $81.6 million and a range of 1997 implied values of CAMC of $55.5 million to $81.5 million. The range of the mean implied values of CAMC for 1996 is $69.4 million to $106.9 million and for 1997 is $74.2 million to $110.0 million. Given that the maximum value of the Share Consideration to be paid in the Merger is within the range of values for CAMC derived from the mean implied values of CAMC at the above accretion levels, Dean Witter believes that this analysis supports the fairness, from a financial point of view, of the Share Consideration to be paid in the Merger.

  CONTRIBUTION ANALYSIS. Dean Witter reviewed certain operating and financial information (including EBITDA and net income, which reflects the tax payable on the Indy Mac portion of the advisory fee) for CWM and CAMC. The analysis indicated that CCI would receive 7.1% of the outstanding CWM Common Stock pursuant to the Merger. Dean Witter also analyzed the relative income statement and operating contributions of CWM and CAMC to the combined company based on results for the nine months ended September 30, 1996 (the "Nine Month Comparison") for CWM and CAMC, the 1996 projections (the "1996 Comparison") for CWM and CAMC, and the 1997 projections (the "1997 Comparison") for CWM and CAMC. Dean Witter observed that, under the Nine Month Comparison, the 1996 Comparison and the 1997 Comparison, CAMC would contribute 11.8%, 12.0% and 11.6%, respectively, to the combined EBITDA, and 12.8%, 12.4% and 11.5%, respectively, to the combined net income. Dean Witter observed that the range of CAMC's pro forma contributions exceeded the proportion of CWM Common Stock to be received by CCI in the Merger in all cases. Dean Witter thus believes that this analysis supports the fairness, from a financial point of view, of the Share Consideration to be paid in the Merger.

  The preparation of a fairness opinion is a complex process and not necessarily susceptible to summary description. Dean Witter believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. In its analyses, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond management's control. Any estimates contained in Dean Witter's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which companies or their securities may be sold in the future and such estimates are inherently subject to uncertainty.

  In rendering its fairness opinion, Dean Witter relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or otherwise furnished or communicated to Dean Witter by or on behalf of CWM and CAMC. With respect to the financial and operating forecasts furnished to Dean Witter, Dean Witter assumed that they reflected the best current judgment of management of CWM and CAMC as to future financial performance, and that there was a reasonable probability that the projections would prove to be substantially correct. The forecasts used by Dean Witter are subject to numerous contingencies beyond the control of the management and are thus not necessarily indicative of future results.

  The fairness opinion of Dean Witter is limited to the fairness as of its date, from a financial point of view, of the Share Consideration to be paid in the Merger and does not address the underlying business decision to effect the Merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of CWM as to how such stockholder should vote with respect to the Merger. Dean Witter did not make an independent evaluation or appraisal of any assets and was not furnished with any evaluation or appraisal.

  Furthermore, Dean Witter expresses no opinion as to the price or trading range at which shares of CWM Common Stock will trade following the completion of the Merger.

  As described above, the Dean Witter fairness opinion to the Special Committee of the Board of Directors of CWM was one of the many factors taken into consideration by the Special Committee in making its determination to approve the Merger.

  On May 21, 1997, Dean Witter delivered its written bringdown opinion to the Special Committee of the Board of Directors of CWM confirming its opinion dated January 20, 1997, which bringdown opinion took into account, among other things, that the Merger will be treated for accounting and financial reporting purposes as the settlement of a management contract rather than as a purchase by CWM of CAMC. A copy of the bringdown opinion, dated May 21, 1997, is attached hereto as Appendix B and incorporated herein by reference. Stockholders of CWM are urged to read in its entirety the opinion of Dean Witter, which sets forth the assumptions made and matters considered.

  Pursuant to an agreement dated as of October 1, 1996, CWM has paid Dean Witter an advisory fee of $100,000 per month from October 1996 through December 1996, in connection with the delivery of its opinion dated January 20, 1997, a fee of $50,000 in connection with its bringdown opinion dated May 21, 1997, and is obligated to pay Dean Witter an additional fee of $200,000, which is contingent and payable upon consummation of the Merger. The fees paid or payable to Dean Witter are not contingent upon the contents of the opinion delivered. CWM has agreed to indemnify Dean Witter against certain liabilities arising out of or in conjunction with its rendering of services under its engagement. In addition, CWM has agreed to reimburse Dean Witter for its reasonable fees and expenses of legal counsel.

  In the past, Dean Witter has co-managed several common stock offerings by CWM, the most recent having been completed on February 1, 1995, and received a fee for its services. Dean Witter has also co-managed several common stock offerings by CCI, the most recent having been completed on June 26, 1995, and received a fee for its services. In addition, in the ordinary course of its business, Dean Witter actively trades in the securities of CWM and CCI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Dean Witter is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

  Special Committee. In reaching its conclusion to recommend that the Board of Directors approve the Merger, the Special Committee considered, without assigning relative weights to, a number of factors, including the following:

    (i) the proven expertise and substantial experience of the employees of CAMC, who will become employees of the Company through the Merger, in conducting the day-to-day mortgage conduit, warehouse lending, construction lending and manufactured housing lending operations of the Company;

    (ii) the desirability of substantially mitigating the Company's dependence on CAMC and CCI;

    (iii) the continuing close relationship with CCI as CWM's largest stockholder after the consummation of the Merger;

    (iv) the reduction in potential future conflicts of interest that could develop between the Company and CCI;

    (v) the efficiencies arising from a self-managed structure, including the elimination of management fees and a potentially accretive effect on CWM's net income per share;

    (vi) the benefits associated with the acquisition of all assets of CAMC including, among other things, workforce in place, business books and records, operating systems, contract rights and information bases and systems;

    (vii) the possibility that CWM, as a self-managed and self-administered REIT, may be more attractive to certain investors and may enjoy enhanced market perceptions;

    (viii) the terms and conditions of the Merger Agreement, including the type and amount of consideration being paid to CCI;

    (ix) the alternatives to the Merger, including the direct and indirect relative costs and benefits of (a) continuing to be advised by CAMC or (b) terminating the Management Agreement and hiring a new management team and employees or a new outside advisor;

    (x) the ownership by the Company of all rights to the names "Independent National Mortgage Corporation" and "Indy Mac" and the goodwill associated with those names;

    (xi) the valuation analyses performed by Dean Witter, including the precedent REIT transactions, discounted cash flow, selected asset management companies, pro forma combination and contribution analyses; and

    (xii) the written opinion of Dean Witter expressed to the Special Committee on January 20, 1997 that, on such date and subject to certain assumptions, qualifications and limitations stated therein, the Share Consideration to be paid by CWM in the Merger is fair to CWM, from a financial point of view.

  The Special Committee also considered certain factors which could, as a result of the Merger, negatively affect the Company and its stockholders. These factors included the following:

    (i) the conflicts of interest of the negotiating team and certain members of the Board of Directors of CWM in the Merger, including their respective positions at CAMC, CCI, CHL and Indy Mac, as well as the compensation and/or other benefits received by such persons, either directly or indirectly, from CCI;

    (ii) the possibility that not all employees of CAMC, including key management employees, would choose to become employees of the Company, and the impact that the occurrence of such possibility could have on the Company;

    (iii) the ability of CCI to control Indy Mac and its employees through the ownership of all of the Indy Mac voting stock, and the possibility that, with CCI no longer controlling the manager of Indy Mac, it may have less incentive to exercise its voting power to operate Indy Mac in a manner consistent with the interests of CWM;

    (iv) the potential loss of certain intangible benefits from being associated with CCI, including CCI's management expertise and capital markets presence;

    (v) the potential adverse tax consequences to CWM should any of CAMC's earnings and profits be carried over to CWM as a result of the Merger;

    (vi) the potential liabilities associated with the direct employment of personnel, including workers' disability and compensation claims, labor disputes and other employee-related grievances; and

    (vii) the potential additional expenses expected to be incurred by the Company.

  The Special Committee has unanimously determined that, in light of all the factors that it considered, it believes the Merger to be fair to and in the best interests of CWM and its stockholders. ACCORDINGLY, THE SPECIAL COMMITTEE HAS UNANIMOUSLY RECOMMENDED THAT THE BOARD OF DIRECTORS APPROVE THE MERGER.

  Board of Directors. The Board of Directors (with interested directors, Messrs. Loeb and Mozilo, abstaining) has determined that the Merger is fair to, and in the best interests of, CWM's stockholders based on the analyses and conclusions of the Special Committee (which were adopted by the Board of Directors as its own), and on the arm's-length negotiations between CWM's negotiating team, as directed by the Special Committee, and the representatives of CCI, and on the Dean Witter opinion delivered to the Special Committee. The Board of Directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Board of Directors (with interested directors abstaining) has unanimously approved the Merger and recommends that CWM's stockholders vote "FOR" approval of the Merger.

CONFLICTS OF INTEREST

  Executive Officers and Directors of CWM. Certain directors and executive officers of CWM, who were involved in discussions and negotiations relating to the Merger, also hold positions with CAMC, CCI, CHL or Indy Mac, as the case may be, and, therefore, may have interests in connection with the Merger that are in addition to or conflict with those of CWM and its stockholders. In particular, both members of the team designated by the Special Committee to negotiate the terms of the Merger (Messrs. Perry and Wohl) are directors and executive officers of CAMC and Indy Mac and, as employees of CAMC, receive compensation and other benefits directly or indirectly from CCI for services rendered to CWM pursuant to the Management Agreement. Mr. Perry is the President and Chief Operating Officer of CWM and CAMC and Mr. Wohl is the Executive Vice President, General Counsel and Secretary of CWM and CAMC. Additionally, Mr. David S. Loeb, who is a director of CWM, is also a director and executive officer of CCI, and a director of CAMC, CHL and Indy Mac. Mr. Angelo Mozilo, who is a director and an executive officer of CWM, is also a director and an executive officer of CCI, CAMC, CHL and Indy Mac. Neither Mr. Loeb nor Mr. Mozilo participated on CWM's or CCI's negotiating team in connection with the Merger, although in certain instances issues relating to the Merger were discussed directly between Mr. Mozilo for CCI and Mr. Perry for CWM. Because of their positions with CWM, CCI, CAMC, CHL and Indy Mac, Messrs. Loeb and Mozilo have abstained from the vote of the Board of Directors of CWM and the Board of Directors of CCI relating to the Merger. Additionally, as of March 31, 1997, Messrs. Loeb and Mozilo together, and the executive officers and directors of CWM as a group (excluding Messrs. Loeb and Mozilo), held approximately 2% and significantly less than 1%, respectively, of the issued and outstanding shares of CCI common stock.

  Ownership of CWM Common Stock by CCI. As of March 31, 1997, CCI held approximately 1,120,000 shares, or approximately 2.13% of the issued and outstanding shares of CWM Common Stock. Pursuant to the

Merger Agreement, CCI is required to vote its shares in favor of the Merger Proposal at the Annual Meeting. Following the Merger, based upon the 52,600,098 shares of CWM Common Stock outstanding at March 31, 1997 and assuming that 3,597,122 shares of CWM Common Stock are issued in the Merger, CCI will own approximately 8.39% of the issued and outstanding shares of CWM Common Stock, assuming no adjustments are made to the Share Consideration.

REGULATORY MATTERS

  CWM, CAMC and CCI are not aware of any material approval or other action by any state, federal or foreign governmental agency that would be required prior to the consummation of the Merger in order to effect the Merger or of any license or regulatory permit that is material to the businesses of the Company or CAMC and which is likely to be adversely affected by the consummation of the Merger.

REGISTRATION RIGHTS

  As a condition to the Merger, CWM has agreed to enter into an agreement with CCI (the "Registration Rights Agreement") pursuant to which CCI may require, under certain circumstances and subject to certain limitations, that CWM register any or all of the CWM Common Stock to be issued to CCI in connection with the Merger. Under the Registration Rights Agreement, CCI, on two occasions commencing two years after the date of the Registration Rights Agreement, may request that CWM file a registration statement covering the CWM Common Stock to be issued pursuant to the Merger ("Demand Registration"). Only one request for a Demand Registration may be made during any 9 month period. Each Demand Registration request must be for a minimum of (i) 1,250,000 shares of CWM Common Stock or (ii) the number of shares of CWM Common Stock having a market value of $20,000,000, whichever is less. A Demand Registration will not be deemed to have been effected until the registration statement filed in connection therewith is declared effective by the Commission. All costs of the registration, including, among other things, registration and filing fees, printing expenses, attorneys' fees, accountants' fees and other reasonable expenses, will be borne by CWM.

  If CWM determines that, in light of the pendency of a material transaction, it would be materially detrimental to CWM and its stockholders to file a registration statement pursuant to a request for a Demand Registration, CWM may defer such Demand Registration for not more than 90 days after receipt of such request. CWM also is permitted to defer the filing of a registration statement pursuant to a request for a Demand Registration for an additional period of 60 days after the expiration of the initial 90 day period in order to satisfy its disclosure obligations under the Securities Act with respect to certain material transactions.

  If CWM proposes to file a registration statement covering the CWM Common Stock under the Securities Act (except for registration (a) on Form S-8, or a successor or substantially similar form, of an employee share option, share purchase or compensation plan or of CWM Common Stock issued or issuable pursuant to any such plan, (b) of a dividend reinvestment plan or (c) on Form S-4, or a successor or substantially similar form, of shares issuable in connection with any acquisition, merger, exchange or similar transaction) CWM will, subject to certain limitations, use its best efforts to arrange to include in such registration statement all of the CWM Common Stock as to which it has received a request for inclusion. Such CWM Common Stock will not be included, however, to the extent that the underwriters indicate that such inclusion will interfere with the successful marketing of CWM Common Stock being issued by CWM.

SPECIAL PURCHASE RIGHTS

  In connection with the Merger, CWM has granted CCI the right (the "Right of First Offer") to purchase from CWM in an offering (an "Offering") of voting capital stock (or a security convertible or exchangeable into or exercisable for voting capital stock) such number of shares of the capital stock as may be required for CCI to maintain its then proportionate voting interest in CWM. Any purchase by CCI pursuant to the Right of First Offer shall be made on the terms and be subject to the conditions applicable to other purchasers in the Offering.

  In addition, CCI will be entitled to participate (the "Right to Participate" and together with the "Right of First Offer" the "Special Purchase Rights") in CWM's existing dividend reinvestment plan or any successor thereto (the "DRIP") on the same terms and subject to the same conditions and procedures applicable to other participants, subject to the following additional provisions:

    (i) With respect to CWM Common Stock to be issued pursuant to the optional cash payment feature of the DRIP, CWM shall notify CCI, at least four (4) business days prior to the applicable "Threshold Price and Waiver Discount Set Date" (as defined in the existing DRIP), of (x) the dollar amount of shares of CWM Common Stock (expressed as an aggregate cash price) which CWM desires to accept from its stockholders on the next occurring "Investment Date" (as defined in the DRIP or the comparable date under any successor plan) (such aggregate desired dollar amount being referred to herein as the "Maximum Investment Amount") and (y) the aggregate number of shares of CWM Common Stock outstanding as of the last day of the immediately preceding month. For any Investment Date under the optional cash payment feature of the DRIP, the maximum dollar amount permitted to be invested by CCI pursuant to the Right to Participate shall be calculated as
  (x) CCI's "Participation Percentage" (as defined below), multiplied by (y) the Maximum Investment Amount (such product being referred to herein as the "Maximum CCI Investment"). No later than two (2) business days following receipt of such notice from CWM, CCI shall specify in writing to CWM (1) the number of shares of CWM Common Stock beneficially owned by CCI on such date, and (2) whether, with respect to the CWM Common Stock to be issued on the next occurring Investment Date, CCI wishes to make any optional cash payment and the actual dollar amount thereof, which may be any dollar amount up to and including the Maximum CCI Investment for such month (such actual dollar amount being referred to herein as the "Requested CCI Investment"). Any election by CCI to participate in the optional cash payment feature of the DRIP hereunder (and the related election of the Requested CCI Investment) shall be irrevocable for the applicable Investment Date, and any failure by CCI to make such election shall be deemed to be an election not to participate for the applicable Investment Date. In the event CWM elects to increase the Maximum Investment Amount for the applicable Investment Date, CCI shall be provided with notice of such increase and an opportunity to increase the Requested CCI Investment on a pro rata basis. In the event CWM elects to reduce the Maximum Investment Amount for the applicable Investment Date, and/or the Maximum Investment Amount is subject to reduction under the terms of the DRIP (such reduced amount, in either case, being referred to herein as the "Actual Investment Amount"), CWM shall so notify CCI, and the Requested CCI Investment shall in such event be reduced on a pro rata basis. In administering the optional cash investment feature of the DRIP, CWM shall include the Requested CCI Investment as a portion of the Maximum Investment Amount proposed to be raised, and in the event that for any Investment Date, the Maximum Investment Amount is reduced to the Actual Investment Amount, the Requested CCI Investment (as reduced pro rata) shall be included as a portion of said Actual Investment Amount. Subject to the limitations and adjustments applicable to the Requested CCI Investment provided herein, CCI shall be entitled to make such Requested CCI Investment. CCI's Participation Percentage shall be defined as a percentage (expressed as a decimal) calculated as (x) the shares of the CWM Common Stock beneficially owned by CCI at any date of determination, divided by (y) the aggregate shares of CWM Common Stock outstanding at such date of determination;

    (ii) with respect to the dividend reinvestment feature of the DRIP, CWM shall notify CCI, within ten (10) days after the "Record Date" (as defined in the DRIP) for the payment of the applicable dividend for the applicable fiscal quarter of CWM, of the percentage of the outstanding shares of CWM Common Stock (expressed as a decimal and without giving effect to any shares of CWM Common Stock beneficially owned by CCI) which have theretofore validly elected to participate in the DRIP with respect to the next occurring dividend payment (the "Maximum Reinvestment Percentage"). No later than two (2) business days following receipt of such notice from CWM, CCI shall pursuant to the Right to Participate specify in writing to CWM whether (x) CCI wishes to elect for its beneficially owned shares of CWM Common Stock to participate in the dividend reinvestment feature of the DRIP for the next occurring Investment Date, and (y) the actual percentage (expressed as a decimal) of CCI's beneficially owned CWM Common Stock which CCI elects to participate on such Investment Date, which may be any percentage up to and including the Maximum Reinvestment Percentage for such Investment Date (such actual percentage being referred to herein as the "CCI Reinvestment Percentage"). Any election by CCI to participate in the dividend reinvestment feature of the DRIP hereunder (and the related election of the CCI Reinvestment Percentage) shall be irrevocable for the applicable Investment Date, and any failure by CCI to make such election shall be deemed to be an election not to participate for the applicable Investment Date; and

    (iii) under the Right to Participate, CCI may elect, in respect of the CWM Common Stock, to participate in the optional cash payment feature of the DRIP, and/or to participate in the dividend reinvestment feature of the DRIP, only to the extent that such optional cash payment and/or such dividend reinvestment, together with all other shares of CWM Common Stock beneficially owned by CCI, would not cause the percentage of shares of CWM Common Stock beneficially owned by CCI in the aggregate to exceed the then-current Participation Percentage.

    (iv) except as otherwise specified, the Right to Participate may be exercised only in accordance with and subject to the terms of the DRIP in effect for CWM at the time of any such exercise. Nothing shall be deemed or construed to require CWM to create, maintain or renew any DRIP or similar plan or program; provided, however, that CWM may amend or modify the DRIP so long as such amendments or modifications would not have a material adverse effect on CCI's Right to Participate in the manner and on the terms applicable to other participants.

  The Special Purchase Rights are subject to the initial approval by the holders of at least a majority of the shares of CWM Common Stock present and entitled to vote on the matter and the subsequent re-approval by stockholders on the fifth, tenth and fifteenth anniversary of the initial approval. The Special Purchase Rights shall expire on the earlier of (i) the twentieth anniversary of the Effective Time, (ii) the date on which CCI ceases to beneficially own 5% or more of the outstanding shares of CWM Common Stock (excluding from the number of shares of CWM Common Stock outstanding for purposes of such calculation, all outstanding shares of CWM Common Stock issued subsequent to the Effective Time pursuant to any employee stock option, employee stock purchase or compensation plan and all shares of CWM Common Stock issued after the Effective Time as consideration in making acquisitions), (iii) the date on which CCI ceases to beneficially own 2% or more of the outstanding shares of CWM Common Stock and (iv) the date of a CCI Change of Control. The Special Purchase Rights are not assignable or otherwise transferrable (except that any transferee of CWM Common Stock may participate in the DRIP) and cannot be exercised in connection with any issuance of CWM Common Stock (or securities convertible or exchangeable into or exercisable for CWM Common Stock) pursuant to any employee stock option, employee stock purchase or compensation plan of CWM or as consideration in making acquisitions.

COOPERATION AGREEMENT

  CCI and CWM have agreed, as a condition to the Merger, to enter into an agreement, the form and substance of which will be reasonably satisfactory to the parties, relating to certain interim sharing and service arrangements (the "Cooperation Agreement"). Although the terms of the Cooperation Agreement have not been determined as of the date hereof, CWM expects that CCI will grant it the right to use certain services and facilities on the terms and subject to the conditions similar to those in effect prior to the Effective Time of the Merger, subject to reimbursement by CWM for fairly allocable costs. CWM expects that the Cooperation Agreement will address certain interim issues, including personnel and human resource functions, purchasing, insurance policies and facilities planning, and certain long-term issues, including investor relations, computer networks, telephone systems, mailroom and package distribution and corporate security.

EFFECT OF THE MERGER ON RELATIONSHIP BETWEEN CWM AND INDY MAC

  The Company currently consists of two principal operating entities, CWM, which is a REIT, and Indy Mac, which is a taxable corporation that is not consolidated with CWM for financial reporting or tax purposes. At present, CWM conducts the Company's construction lending and warehouse lending activities, and also purchases certain prime and subprime mortgage loans and manufactured housing loans pending their delivery to Indy Mac pursuant to the terms of a Master Forward Commitment and Services Agreement between CWM and Indy Mac, a copy of which has been filed as an exhibit to CWM's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and is incorporated by reference herein. See "Available Information." Indy Mac currently conducts the Company's mortgage and asset-backed securitization activities; performs a variety of marketing, underwriting and loan acquisition services; hedges against interest rate risk on loans held by CWM which Indy Mac has committed to purchase under the Master Forward Commitment and Services Agreement; and performs all servicing activities with respect to manufactured housing loans and all master servicing activities with respect to all mortgage loans. CWM and Indy Mac also maintain separate portfolios of mortgage-related assets, in the case of CWM consisting of mortgage loans held for sale, manufactured housing loans held for sale, construction loans, mortgage loans held for investment, mortgage-backed securities held as available for sale, securitized master servicing and mortgage loans securing collateralized mortgage obligations, and in the case of Indy Mac, consisting of mortgage securities held as available for sale, mortgage loans held for sale and master servicing assets.

  Prior to the Merger, CWM and Indy Mac have separately reimbursed CCI on behalf of CAMC, for management and advisory services and the expenses of employees devoted to each entity's respective businesses and operations. Following the Merger, CWM and Indy Mac intend to employ different groups of the former CAMC employees, as determined on the basis of each entity's respective business activities, each employee's current and expected duties, and appropriate arrangements negotiated between CWM and Indy Mac. In the case of certain employees whose duties relate to businesses conducted by both CWM and Indy Mac, the two companies may enter into cost sharing arrangements from time to time. By virtue of its 99% economic ownership of Indy Mac, CWM believes that it will benefit from having certain former CAMC employees be employed by Indy Mac rather than by CWM.

EFFECT OF THE MERGER ON THE RIGHTS OF EXISTING STOCKHOLDERS

  The Special Purchase Rights will permit CCI to purchase shares of CWM Common Stock from time to time in order to maintain its then proportionate voting interest, subject to certain conditions. See "The Merger--Special Purchase Rights." No stockholder of CWM other than CCI will have rights substantively similar to the Special Purchase Rights.

ACCOUNTING TREATMENT

  For accounting and financial reporting purposes, the Merger will be accounted for as the settlement of a management contract and treated as an expense in the period in which the transaction closes.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by, and made subject to, the more complete and detailed information set forth in the Merger Agreement among CWM, CAMC and CCI (including a copy of the Registration Rights Agreement between CWM and CCI included as an exhibit thereto), a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

TERMS OF THE MERGER

  The Merger. Subject to the terms and conditions of the Merger Agreement, CAMC will merge with and into CWM at the Effective Time. The separate corporate existence of CAMC will then cease, and the internal corporate affairs of CWM (the "Surviving Corporation") will continue to be governed by the laws of the State of Delaware.

  Certificate of Incorporation and Bylaws. The Merger Agreement provides that CWM's Certificate of Incorporation and Bylaws in effect immediately before the Effective Time will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation. Although not contemplated by the Merger Agreement, amendments will be made to CWM's Certificate of Incorporation and Bylaws if stockholders approve the Bylaws Proposal and the Name Change Proposal at the Annual Meeting.

  Conversion of CAMC Common Stock in the Merger. At the Effective Time, all the issued and outstanding shares of CAMC Common Stock will be converted into an aggregate of 3,597,122 shares of CWM Common Stock subject to certain adjustments as described below.

  Directors and Officers. Mr. Angelo R. Mozilo, the Chief Executive Officer of CWM, has expressed his intention to continue to serve as Chief Executive Officer, for at least two years subsequent to the date of the closing of the Merger (the "Closing Date"). Mr. Michael W. Perry, the President and Chief Operating Officer of CWM, has entered into a long-term employment contract with CAMC, which CWM will assume in the Merger. CWM expects that substantially all of the members of CAMC's senior management team as well as other employees of CAMC will become employees of the Company following the Merger. In addition, Messrs. Loeb and Mozilo have each expressed their current intention to continue to serve as Chairman and Vice Chairman, respectively, of the Board of Directors of CWM. The directors of the Surviving Corporation will be determined by stockholders at the Annual Meeting and each will serve until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

ADJUSTMENT TO SHARE CONSIDERATION

  The Share Consideration will be subject to the following adjustments in the event that the Pre-Closing Market Value (as defined below) has increased or decreased beyond certain limitations. If the Pre-Closing Market Value is less than $19.46, the Share Consideration will be adjusted and increased to that number of shares of CWM Common Stock that is determined by dividing $70,000,000 by the Pre-Closing Market Value. Alternatively, if the Pre-Closing Market Value is more than $22.24, the Share Consideration shall be adjusted and reduced to that number of shares of CWM Common Stock that is determined by dividing $80,000,000 by the Pre-Closing Market Value.

  References to "Pre-Closing Market Value" mean the per-share value of the CWM Common Stock based on the average sale price thereof for the 10 business days next preceding the Closing Date, using for each such business day the last reported sale price on the New York Stock Exchange.

INDEMNIFICATION

  CCI, as sole stockholder of CAMC, has agreed to indemnify and hold harmless CWM and its directors, officers, employees, affiliates, agents and permitted assigns from and against: (i) any and all Damages (as such term is defined below) (excluding those items referred to in subsection (ii) of this paragraph) asserted against, imposed upon or incurred or suffered by it, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties or covenants or agreements made by CAMC or CCI in the Merger Agreement; (ii) (A) Taxes (as such term is defined below) payable by or on behalf of CAMC for any taxable period ending on or prior to the Effective Time including Taxes of any member of a consolidated or combined tax group of which CAMC is, or was at any time, part, for which CAMC is jointly or severally liable as a result of its inclusion in such group prior to the Effective Time,
(B) any claim or demand for reimbursement or indemnification resulting from any transfer of tax benefits or credits by CAMC to any other person and (C) any Taxes payable by CWM as a result of any breach of any representation or warranty contained in a specified section of the Merger Agreement relating to taxes; and (iii) except for liabilities relating to employee matters expressly assumed by CWM, any Damages arising out of or relating to any employee retirement or benefit plan maintained or sponsored by CCI or any affiliate and covering CAMC employees (an "Employee Plan"), (iv) any Damages arising out of or relating to any employee retirement or benefit plan maintained by CCI or any affiliate which is not an Employee Plan. Subject to certain exceptions, CWM has agreed to indemnify and hold harmless CCI and its directors, officers, employees, affiliates, agents and permitted assigns, without duplication, from and against any and all Damages asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from (x) any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by CWM in the Merger Agreement or (y) termination or any change in employment status, compensation or benefits by CWM of any employees employed by CAMC at the time of Closing. Subject to certain limited exceptions, CCI will have no obligation to indemnify CWM for any Damages as a result of CWM failing to qualify as a REIT under the Code, and CWM will have no obligation to indemnify CCI for any Damages as a result of the Merger failing to qualify as a reorganization under
Section 368(a) of the Code.

  Except with respect to certain tax matters, if any action or proceeding (including any governmental investigation) is brought or asserted against a party to the Merger Agreement (or its officers, directors, trustees or agents) or any person controlling such party with respect to a matter for which indemnity is required, the party from whom such indemnification is required (the "Indemnifying Party"), will assume the defense thereof, including the employment of counsel reasonably satisfactory to the party to whom such indemnification is owed (the "Indemnified Party"), and shall assume the payment of all expenses. The Indemnified Party or any such officer, director, trustee, agent or controlling person shall have the right to employ separate counsel (approved by the Indemnified Party) in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party or such officer, director, trustee, agent or controlling person unless certain conditions are met. The Indemnifying Party will not be liable for any settlement of any such action or proceeding effected without the Indemnifying Party's written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party and its officers, directors, trustees, agents and controlling person from and against any loss or liability by reason of such settlement or judgment. Claims for indemnification relating to breaches of representations and warranties are subject to a $500,000 deductible. No deductible applies for claims made pursuant to sections (ii),
(iii) and (iv) of the prior paragraph. Claims for indemnification will be subject to a $15,000,000 cap, subject to certain exceptions for claims concerning Taxes, employee retirement and benefit plan matters and the accuracy, in all material respects, of this Proxy Statement. No Damages shall be deemed to have been sustained by a party to the extent of (i) the value of any tax savings actually realized or to be realized by such party with respect thereto or (ii) any proceeds received by such party from any insurance policies with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery.

  References to "Damages" mean any loss, liability, damage, Tax, demand, claim, action, judgment or cause of action, assessment, cost, obligation or expense (including, without limitation, interest, penalties, reasonable costs of investigation, defense and prosecution of litigation and reasonable attorneys' and accountants' fees) incurred by CWM or CCI, as the case may be.

  References to "Tax" or "Taxes" mean all federal, state, local, non-U.S. and other taxes imposed by or on behalf of any governmental body, including, without limitation: (i) net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real and personal property, gift or windfall profits taxes, (ii) customs or duties and (iii) all other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax, supplemental or retroactive assessments or additional amounts with respect thereto.

EFFECTIVE TIME OF THE MERGER

  Promptly following the satisfaction or waiver (where permissible) of the conditions to the Merger, the Merger will be consummated and become effective on the date and at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time, not later than five business days thereafter, as may be specified in the certificate of merger. See "The Merger Agreement--Conditions to Consummation of the Merger."

EXCHANGE OF SHARES OF CAMC COMMON STOCK

  All CAMC Common Stock will be converted to shares of CWM Common Stock at the Effective Time. CAMC Common Stock will cease to exist and CCI, as the holder of CAMC shares, shall cease to have any rights with respect to such shares, except to surrender such shares for CWM Common Stock (or cash, in the case of fractional shares). No fractional shares of CWM Common Stock will be issued in the Merger, and cash will be paid instead.

REPRESENTATIONS AND WARRANTIES

  Representations and Warranties Regarding CAMC. The Merger Agreement includes representations and warranties of CAMC and CCI as to, among other things: (i) the corporate organization, good standing and corporate power and authority of CAMC to conduct its business and to enter into and perform the Merger Agreement and the transactions contemplated thereby, (ii) the absence of any interest of CAMC in any subsidiary or partnership, (iii) the due authorization of the Merger Agreement and the transactions contemplated thereby by the Board of Directors of CAMC and CCI, as sole stockholder, and the enforceability of the Merger Agreement, (iv) the capitalization of CAMC, the validity of the CAMC Common Stock, and the absence of any options, warrants or other similar rights with respect to its capital stock, (v) the absence, other than as specifically disclosed, of any pending, or to the knowledge of CAMC and CCI, threatened litigation that would, individually or in the aggregate, have a material adverse effect (a "Material Adverse Effect") on CAMC, and the absence of certain defaults by CAMC or unsatisfied judgments against CAMC that would have a Material Adverse Effect on CAMC, (vi) the completeness and accuracy of the disclosure concerning the compensation of officers, directors and employees of CAMC, (vii) CAMC's liabilities under and compliance with specified applicable laws and regulations applicable with respect to its employee plans and similar agreements and certain other matters relating to ERISA, (viii) certain matters relating to the payment of taxes and the tax status of CAMC, (ix) the absence of any lien, encumbrance (except liens and encumbrances in favor of the licensor, sublicensor or other owner) or claim of infringement on any of the intellectual property rights to be transferred to CWM in the Merger, and the absence of any consent, approval or waiver necessary to transfer CAMC's interests in such intellectual property to CWM,
(x) the fair presentation, in all material respects, of CAMC's financial position, results of operations and cash flows, and the compliance with generally accepted accounting principles, in the financial statements of CAMC,
(xi) the accuracy, in all material respects, of the books of account and other financial records of CAMC, (xii) the absence of any change in the business, operations, properties, assets or condition (financial or otherwise) of CAMC since August 31, 1996, which would, individually or in the aggregate, have a Material Adverse Effect, except for certain fees and transactions, (xiii) the material completeness and accuracy of the minute books and other records of CAMC made available to CWM for certain specified periods, (xiv) the completeness and accuracy of the disclosure concerning all material contracts, leases, agreements or understandings of CAMC, and the absence of any material breach or default with respect to any material agreement to which CAMC is a party, (xv) the absence of any ownership interest or leasehold interest of CAMC in any real property, either past or present and (xvi) the accuracy of certain information concerning CAMC supplied by CAMC or CCI for use in this Proxy Statement.

  Representations and Warranties Regarding CCI. The Merger Agreement also includes representations and warranties of CCI as to, among other things: (i) its power and authority to enter into the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement, and to consummate the transactions contemplated thereby, (ii) the taking of all necessary actions to authorize the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement and the consummation of the transactions contemplated thereby, and the enforceability of the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement, (iii) the status of CCI as a United States person for federal income tax purposes, (iv) that the transaction is not subject to tax withholding, (v) the absence of any present intention by CCI to dispose of the CWM Common Stock to be received in the Merger such that the value of its stock interest in CWM would be reduced to less than 50% of CAMC's value as of the date of the Merger, (vi) CCI's acknowledgement of certain securities laws restrictions on transferability of the CWM Common Stock to be received by CCI in connection with the Merger, and
(vii) the absence of any contracts or arrangements with any brokers or finders, except for the arrangement with Merrill Lynch.

  Representations and Warranties Regarding CWM. The Merger Agreement also includes representations and warranties of CWM as to, among other things: (i) the corporate organization, good standing and corporate power and authority of CWM to carry on its business, to enter into the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement and to consummate the transactions contemplated thereby, (ii) the capitalization of CWM, the validity of the CWM Common Stock, and the absence of any options, warrants or other similar rights with respect to the CWM Common Stock, except as reserved for CWM's stock option plan, DRIP or the Special Purchase Rights, (iii) the due authorization and approval of the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement and the transactions contemplated thereby by the Board of Directors, including the Special Committee, and the enforceability of the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement subject to approval by CWM's stockholders, (iv) the validity of the CWM Common Stock to be issued to CCI as Share Consideration, (v) the absence of any contracts or arrangements with any brokers or finders, except for the arrangement with Dean Witter, (vi) the fair presentation, in all material respects, of CWM's financial condition, results of operations and cash flows, and the compliance with generally accepted accounting principles, in the financial statements of CWM, (vii) the absence of any change in the business, operations, properties, assets or conditions (financial or otherwise) of CWM since September 30, 1996, which would, individually or in the aggregate, have a Material Adverse Effect on CWM,
(viii) the completeness and accuracy, in all material respects, of the books and records of CWM made available to CCI and CAMC for certain specified periods, (ix) the timely filing of all SEC reports, proxy statements or other documents required to be filed by CWM by the SEC since January 1, 1996 and the material conformity of all such documents to the Exchange Act and the rules and regulations promulgated thereunder, (x) the accuracy, in all material respects, of this Proxy Statement, except the information provided by CAMC or CCI, and the conformity of the Proxy Statement to the requirements of the Exchange Act and the rules promulgated thereunder, (xi) the absence of any pending, or to the knowledge of CWM, threatened litigation, and the likelihood that any such litigation, would, individually or in the aggregate, have a Material Adverse Effect on CWM, and the absence of certain defaults by CWM or unsatisfied judgment against CWM that would have a Material Adverse Effect on CWM, and (xii) the absence of any plan by CWM to reacquire any of the CWM Common Stock to be issued to CCI in the Merger or to dispose of any of the assets of CAMC, other than in the ordinary course.

COVENANTS

  The Merger Agreement contains a number of customary and transaction-specific covenants including the following:

  Business of CAMC Pending the Merger. CCI has agreed that, except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, CCI will not, and will not cause CAMC to, take any action that adversely affects the ability of CAMC to pursue its business in the ordinary course, to seek to preserve intact its current business organization, to keep available the service of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it. CAMC and CCI have each agreed that they will use reasonable efforts to encourage the officers and employees of CAMC to become employees of the Company. CCI has also agreed that before the Effective Time, unless CWM agrees in writing, it will not allow CAMC to, among other things: (i) issue, deliver, sell, pledge or encumber any shares of its capital stock or other securities, convertible into or exchangeable therefor or any other securities in lieu thereof or in substitution therefor, (ii) redeem or acquire any of its outstanding securities, (iii) split, combine or reclassify any shares of its capital stock or make any payment (other than of a distribution or dividend consistent with CAMC's past practice or necessary to comply with the terms of the Merger Agreement) to CCI, as sole stockholder,
(iv) grant any increase in the compensation of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice or as approved by the Special Committee, (v) adopt a plan of merger, consolidation, reorganization, recapitalization, complete or partial liquidation or dissolution, other than the Merger Agreement, (vi) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation, (vii) amend its Certificate of Incorporation or Bylaws, (viii) incur any indebtedness or guaranty such indebtedness not in the ordinary course of its business, (ix) engage in any business materially different from the business in which CAMC is currently engaged, (x) enter into any agreement providing for acceleration of payment or performance or other consequences as a result of a change of control of CAMC, except for the employment agreement of Mr. Michael W. Perry, (xi) enter into an agreement to purchase goods or services over a period greater than 12 months which is not cancelable without penalty on 30 or fewer days' notice, other than in the ordinary course of business, (xii) forgive any debt owed to CAMC or convert or contribute such debt as a capital contribution, (xiii) authorize or enter into any agreement providing for management services to be provided by CAMC to any third party or an increase in management fees payable to it under existing agreements, (xiv) mortgage, pledge, encumber, sell, lease or transfer any material assets of CAMC except with the prior written consent of CWM or as contemplated in the Merger Agreement or (xv) perform any act or omit to take any action that would make any of the representations in the Merger Agreement inaccurate or materially misleading as of the Effective Time.

  Significant Business Line. Except for the management of Indy Mac's business, for a period of at least one year following the Effective Time, CWM has agreed to continue the historic business that was managed by CAMC prior to the Merger and to use the historic assets received from CAMC in the Merger for such business.

  Approval of the Merger. CWM has agreed to take steps necessary to arrange for an annual or special meeting, as the case may be, of CWM stockholders at which time the stockholders will have an opportunity to vote upon the Merger. Subject to its fiduciary duties to CWM's stockholders, CWM has agreed to take all lawful action to solicit and use reasonable efforts to obtain stockholder approval of the Merger.

  Cooperation. The Merger Agreement contains various covenants of the parties to cooperate in the investigation of CAMC's business, in the receipt of all assignments or consents with respect to the intellectual property rights to be transferred to CWM and in the preparation of this Proxy Statement.

  Management Fee Adjustment. CWM will pay CAMC for all fees accrued and unpaid and all reimbursable expenses incurred up until the Effective Time. However, if the Effective Time occurs prior to the record date for the regular quarterly dividend of CWM payable in respect of a given quarter, CAMC waives its rights to receive an incentive fee pursuant to the Management Agreement for such quarterly period.

  Continuing Arrangements, Etc. During the two-year period commencing on the Closing Date, CCI will not, without the written prior consent of CWM, form, manage, sponsor or own any interest in, or in any other manner directly or indirectly participate in a REIT. In addition, during the four-year period commencing on the Closing Date, (i) CCI will not employ, seek to employ, or otherwise retain the services of any employee of CWM without having obtained prior approval of CWM's Board of Directors; and (ii) CWM will not employ, seek to employ or otherwise retain the services of any employee of CCI without prior approval of certain specified executive officers of CCI.

  As long as CCI beneficially owns more than 5.0% of the issued and outstanding CWM Common Stock, or any director, officer or other employee or designee of CCI is also a member of the Board of Directors of CWM, CCI will continue to make available to Indy Mac the CWMBS, Inc. mortgage pass-through shelf registration statement (CWMBS, Inc. is a wholly-owned subsidiary of CCI) on a basis, and at a cost, substantially consistent with past practices.

  As long as CCI beneficially owns more than 5.0% of the issued and outstanding CWM Common Stock, if either, or both, of Messrs. David S. Loeb or Angelo R. Mozilo shall not be serving as a director of CWM, CWM shall cause one other person designated by CCI to be nominated to serve as a member of CWM's Board of Directors, except in certain circumstances.

  CCI has agreed, as part of the Merger Agreement, to file the Indy Mac Charter Amendment with the Secretary of State of the State of Delaware by the Effective Time. The Indy Mac Charter Amendment will provide that if a CCI Change of Control occurs, or if CCI ceases to beneficially own more than 5.0% of the issued and outstanding shares of CWM Common Stock, or if neither Mr. Loeb nor Mr. Mozilo is a director of CWM, CWM will be entitled, in its sole discretion, to compel the dissolution of Indy Mac and to receive in the related distribution upon dissolution all assets of Indy Mac, other than an amount of cash equal to 3% of the book value of Indy Mac, unless CCI requests an independent appraisal. If such appraisal is requested, CCI shall receive such higher or lower value that corresponds to 1% of the fair market value of Indy Mac's assets. The Indy Mac Charter Amendment will also prohibit a holder of Indy Mac securities from causing any assets of Indy Mac to be used for any purpose other than in furtherance of Indy Mac's business. In addition, under the Merger Agreement CWM has agreed that, in the event that CWM (i) establishes or acquires a majority ownership interest in an entity the business activities of which are substantially the same as all of the business activities then being conducted by Indy Mac or (ii) transfers to such other entity substantially all of the assets of Indy Mac, then CWM shall be required, at CCI's option, to purchase CCI's interest in Indy Mac at a purchase price equal to the amount required to be paid to CCI in the event of a dissolution of Indy Mac as described above. As of December 31, 1996, the book value of Indy Mac was $40.7 million (with 3% of the book value equaling $1.2 million).

  Letter from CAMC's Accountants. CAMC shall use reasonable efforts to cause to be delivered to CWM an "agreed-upon procedures" report of Grant Thornton LLP, CAMC's independent accountant, covering the financial statements and other financial and statistical information of CAMC set forth in the Proxy Statement, in form and substance reasonably satisfactory to CWM and customary in scope and substance for reports delivered by independent public accountants in connection with proxy statements relating to mergers where the consideration paid is registered on Form S-4 under the Securities Act.

EMPLOYEE MATTERS

  As of the Closing Date, CWM and Indy Mac intend to establish a multi-employer defined benefit pension plan (the "CWM DB Plan") providing comparable benefits to the employees currently employed by CAMC who become employees of CWM ("Transferring Employees") and who were as of the Closing Date covered by CCI's defined benefit pension plan (the "CCI DB Plan"). The Merger Agreement provides that, following its date, the parties will negotiate in good faith the terms of a transfer of assets and liabilities of present and former employees of CAMC (the "CAMC Employees") from the CCI DB Plan to the CWM DB Plan, and CCI will provide the information requested by one or more actuarial firms acceptable to the parties to make the actuarial determinations concerning such a transfer. If an agreement cannot be reached, there will be no transfer of assets and liabilities from the CCI DB Plan, the CCI DB Plan will retain the liability for all benefits accrued under such plan through the Closing Date in respect of the CAMC Employees, and CCI will amend the CCI DB Plan, effective as of the Closing Date, to provide that the service of Transferring Employees for CWM and its affiliates will be counted solely for vesting purposes under the CCI DB Plan with respect to benefits accrued as of the Closing Date by the Transferring Employees.

  As of the Closing Date, all CAMC Employees who participated in the defined contribution plan of CCI established in accordance with Section 401(k) of the Code (the "CCI 401(k) Plan") immediately prior to the Closing Date and who are Transferring Employees (the "Savings Participants") will become participants under a defined contribution plan meeting the requirements of Section 401(k) of the Code established or maintained by CWM or Indy Mac (the "CWM 401(k) Plan"). Provided that CWM has complied with certain requirements in the Merger Agreement, CCI will cause the trustee of the CCI 401(k) Plan to transfer to the trustee of the CWM 401(k) Plan an amount equal to the fair market value of the aggregate account balances of the Savings Participants. Effective as of the Closing Date, CWM or Indy Mac will offer to cover all salaried CAMC Employees who are Transferring Employees under replacement vacation, health, dental, prescription drug, life insurance, disability and other health and welfare benefit plans as it may determine in its sole discretion to be appropriate. Additionally, the Merger Agreement provides that, following its date, the parties will negotiate in good faith the terms of a transfer of assets and liabilities from CCI's deferred compensation plan and supplemental executive retirement plan to such plans of CWM or Indy Mac as CWM and Indy Mac may reasonably establish in its discretion with respect to the CAMC Employees, and CCI will provide the information requested by one or more actuarial firms acceptable to the parties to make the actuarial determinations concerning such a transfer. If an agreement cannot be reached, there will be no transfer of assets and liabilities from such plans, and CCI will retain the liability for all benefits accrued under such plans through the Closing Date in respect of the CAMC Employees, and CCI will amend its deferred compensation plan and supplemental executive retirement plan, effective as of the Closing Date, to provide that the service of Transferring Employees for CWM and its affiliates will be counted solely for vesting purposes under such plans with respect to benefits accrued as of the Closing Date by the Transferring Employees. All reasonable expenses of any actuaries and consultants, as well as the mechanics of the Transferring Employees and the accrued benefits, will be borne by CWM.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of CWM, CAMC and CCI to effect the Merger will be subject to certain conditions, including the following: (i) the Merger will have been duly approved by the holders of CWM Common Stock, (ii) there will not be in effect any judgment, writ, order, injunction or decree of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement nor will there be pending or threatened by any governmental body or other person any suit, action or proceeding seeking to restrain or restrict the consummation of the Merger or seeking damages in connection therewith which, in the reasonable judgment of CWM or CAMC could have a Material Adverse Effect on CWM or CAMC or the ability of CWM, CAMC or CCI to perform their respective obligations under the Merger Agreement, the Registration Rights Agreement or the Cooperation Agreement,
(iii) at the Effective Time, there will be no suspension of trading activity in the stock market, banking moratoriums, suspension of the extension of credit by lending institutions, war or other major calamities (or any material worsening thereof), which in the sole judgment of CWM would have a Material Adverse Effect on CAMC or, in the sole judgment of CCI, would have a Material Adverse Effect on CWM, (iv) CWM and CCI shall have entered the Registration Rights Agreement and the Cooperation Agreement and other contracts and agreements contemplated by the Merger Agreement and (v) the parties shall have executed and delivered a new long-term lease or sublease for certain specified real property. The consent of CCI and CWM is required to waive any of the foregoing conditions.

  Conditions to the Obligations of CWM. In addition to the foregoing conditions, the obligation of CWM to effect the Merger is further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of CAMC and CCI contained in the Merger Agreement will be true and correct in all material respects as of the Closing Date; (ii) CAMC and CCI will have performed, in all material respects, their respective obligations which are contained in the Merger Agreement and are required to be performed on or prior to the Closing Date; (iii) CWM will have received the favorable opinion of (A) Fried, Frank, Harris, Shriver & Jacobson, special counsel to CCI, in form and substance satisfactory to CWM, as to (w) the corporate existence and authority of each of CCI and CAMC, (x) the due authorization, execution and delivery of the Merger Agreement by each of CCI and CAMC, (y) the due authorization, execution and delivery of the Registration Rights Agreement by CCI, and (z) the enforceability of each of the Merger Agreement and the Registration Rights Agreement and (B) Sandor E. Samuels, General Counsel to CCI, in form and substance satisfactory to CWM, as to the due authorization, issuance, validity, nonassessability and ownership of the CAMC Common Stock; (iv) since August 31, 1996, there will not have occurred or have been threatened any material adverse changes in the business, properties, operations or condition of CAMC except as contemplated by the Merger Agreement; (v) Dean Witter shall have delivered, prior to the date the Proxy Statement is mailed to stockholders, at the request of the Special Committee, its opinion that, subject to certain assumptions, qualifications and limitations stated therein, the consideration to be paid to CCI is fair, from a financial point of view; (vi) CCI will have provided CWM an affidavit stating its taxpayer identification number and that it is not a foreign person within the meaning of the Code; (vii) CWM will have received written comfort from Price Waterhouse LLP that CAMC will not have any current or accumulated earnings and profits at the Effective Time; (viii) CWM will have received from each of Messrs. Loeb and Mozilo an expression of his current intention to continue to serve as Chairman and Vice Chairman, respectively, of the Board of Directors of CWM, subject to certain conditions, which include CCI maintaining beneficial ownership of in excess of 5.0% of the outstanding CWM Common Stock;
(ix) CWM will have received from Mr. Mozilo an expression of his current intention to continue to serve as Chief Executive Officer of CWM for at least two years after the Closing Date, subject to certain conditions, which include CCI maintaining beneficial ownership of in excess of 5.0% of the outstanding CWM Common Stock; and (x) the Indy Mac Charter Amendment, in a form and substance satisfactory to CWM, will have been filed with the Secretary of State of the State of Delaware, and have taken effect.

  Conditions to the Obligations of CCI and CAMC. In addition to the foregoing conditions, the obligations of CCI and CAMC to effect the Merger are further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of CWM contained in the Merger Agreement will be true and correct in all material respects as of the Closing Date; (ii) CWM will have performed, in all material respects, all obligations and agreements required to be performed by it on or prior to the Closing Date; (iii) since September 30, 1996, there will not have occurred or been threatened any material adverse change in the business, properties, operations or condition of CWM; (iv) the limitation on percentage ownership of shares of CWM Common Stock in CWM's Certificate of Incorporation, if applicable, shall have been waived for CCI for the purposes of the Merger; (v) CAMC and CCI shall have received the favorable opinion of Brown & Wood LLP, special counsel to the Special Committee, in form and substance satisfactory to CCI, as to (A) the corporate existence and authority of CWM, (B) the due authorization, execution and delivery of the Merger Agreement and the Registration Rights Agreement by CWM, (C) the enforceability of each of the Merger Agreement and the Registration Rights Agreement and (D) the due authorization, issuance, delivery, validity and nonassessability of the Share Consideration; and (vi) CCI shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code.

AMENDMENT; WAIVER; TERMINATION

  Amendment. The Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement may be amended at any time by written agreement signed by CWM, CCI, and CAMC (prior to the Effective Time), as applicable; provided, however, that an amendment to the Merger Agreement made subsequent to the adoption of the Merger Agreement by the stockholders of CWM shall not alter or change (i) the amount or kind of consideration to be received in exchange for or on conversion of the shares of CAMC, (ii) any term of the Certificate of Incorporation of CWM, or (iii) any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect CWM's stockholders.

  Waiver. Any party to the Merger Agreement, the Registration Rights Agreement and the Cooperation Agreement may extend the time for the performance of any of the obligations or other acts of any other party thereto, or waive compliance with any of the agreements or any condition to the obligations thereunder of any other party thereto, to the extent that such obligations, agreements and conditions are intended for its benefit.

  Termination. The Merger may be abandoned and the Merger Agreement may be terminated prior to the Effective Time, before or after approval by CCI or the stockholders of CWM, either by the mutual written consent of CWM and CCI or by the mutual action of the Board of Directors of CCI and the Special Committee of the Board of Directors of CWM. The Merger may also be abandoned and the Merger Agreement may be terminated by action of the Board of Directors of CCI or the Special Committee if (a) the Pre-Closing Market Value is greater than $26.16 or less than $16.92 or (b) a United States federal or state court, regulatory agency or other governmental body will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree ruling or other action will have become final and non-appealable, provided, that the party seeking to terminate the Merger Agreement will have used all reasonable efforts to remove such order, decree, ruling or injunction. In addition, the Special Committee may abandon the Merger and terminate the Merger Agreement if the conditions to CWM's obligations set forth in the Merger Agreement are not satisfied. Likewise, the Board of Directors of CCI may abandon the Merger and terminate the Merger Agreement if the conditions to the obligations of CCI or CAMC are not satisfied. Any termination of the Merger Agreement will relieve all parties of any liability or further obligation as a result of the Merger or the Merger Agreement.

INDEMNIFICATION OF CAMC DIRECTORS AND OFFICERS

  As part of the Merger Agreement, CCI has agreed to keep in effect the current provisions in its Certificate of Incorporation and Bylaws providing for limitation of director liability and indemnification of directors, officers, employees and agents. Such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of CAMC in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

  Under the Merger Agreement, CCI has agreed to maintain in effect for not fewer than 60 months from the Effective Time policies of directors' and officers' liability insurance currently in force for its own officers and directors to cover those persons who are or were directors or officers of CAMC, unless such policies cannot be obtained or maintained on terms that are commercially reasonable. CCI may substitute for its current policies providing coverage in an aggregate amount of $20 million, the terms and conditions of which are no less advantageous than those contained in the policies currently in force. In the event that any claim or claims are asserted or made within such 60 months, such coverage will not be terminated until the final disposition of all such claims. CWM shall reimburse CCI for the cost of obtaining or maintaining such policies on behalf of persons who were officers and directors of CAMC, provided that the amount of such reimbursement does not exceed $50,000 in the aggregate. In the event that CCI (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then provisions will be made so that the successors and assigns of CCI assume such obligations.

RESALE OF SHARES OF CWM COMMON STOCK ISSUED IN THE MERGER

  The shares of the CWM Common Stock issued pursuant to the Merger Agreement will not be registered under the Securities Act (unless subsequently registered pursuant to the Registration Rights Agreement) and therefore will not be freely transferable under the Securities Act. Such shares must be held indefinitely unless (i) the distribution thereof is registered under the Securities Act, (ii) they are sold in conformity with Rule 144 promulgated by the Commission under the Securities Act, or (iii) some other exemption from registration is available. Pursuant to the Merger Agreement, CCI has agreed not to sell or otherwise transfer any shares of

CWM Common Stock constituting the Share Consideration for a two-year period commencing on the Closing Date unless CCI receives the prior written consent of CWM or CWM proposes to file a registration statement relating to the CWM Common Stock and CCI elects to participate in the offering pursuant to the Registration Rights Agreement. During the 12-month period following such two-year period, CCI may transfer up to 50% of all such shares of CWM Common Stock, and, thereafter, CCI may transfer up to 100% of any such shares of CWM Common Stock not previously transferred. See "The Merger--Registration Rights."

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

  The representations and warranties of the parties contained in the Merger Agreement or in any certificate delivered pursuant to or in connection with the Merger Agreement will survive the Closing Date but will terminate on the first anniversary of the Closing Date, except that certain representations and warranties of CAMC and CCI concerning employee benefits plans, tax matters and information supplied in this Proxy Statement will terminate upon the expiration of statute of limitations applicable to such matters. The covenants and agreements set forth in the Merger Agreement will not survive the Closing Date, except those that expressly contemplate performance after the Closing Date. The obligations of CWM for termination or any change in employment status, compensation or benefits by CWM of any employees employed by CAMC at the time of Closing will survive the Closing, but will terminate upon the expiration of the statute of limitations applicable to such matters. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to the Merger Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof, specifying Damages (including the amount thereof) giving rise to such right to indemnity will have been given to the party against whom such indemnity may be sought prior to such time. If any governmental taxing authority asserts a deficiency with respect to a tax matter which, if conceded, could result in a claim for which indemnification is expressly contemplated under the Merger Agreement, CWM will be permitted to give notice of the related alleged breach of a representation, warranty, covenant, or agreement and specify the amount of Damages asserted, notwithstanding CWM's intent to dispute such claims.

EXPENSES AND FEES

  Unless expressly provided for in the Merger Agreement, each party will bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries, incurred in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, that if the Merger occurs, CWM will bear all expenses of CAMC and CCI associated with the transfer of employees of CAMC to CWM, the preparation of this Proxy Statement and certain other matters specified in the Merger Agreement.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following discussion summarizes material federal income tax considerations from the Merger to CWM and its stockholders. This discussion does not address the tax consequences to CAMC or CCI arising from the Merger. This discussion is general in nature and is not tax advice. In addition, no representations are made as to state, local or foreign tax consequences to CWM or any stockholder of CWM resulting from the Merger.

TAX TREATMENT OF THE MERGER

  General. CWM intends to treat the Merger as a tax free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, CWM will have the same tax basis in the assets of CAMC as CAMC had in its assets. If the Merger fails to qualify as a tax-free reorganization, the Merger would be treated as a taxable sale by CAMC of its assets to CWM in exchange for CWM Common Stock, followed by CAMC's distribution to CCI of the CWM Common Stock received in the exchange in complete liquidation of CAMC. CWM would not directly recognize gain or loss as a result of the failure of the Merger to qualify as a reorganization under
Section 368(a) of the Code. CWM could be liable for CAMC's tax liability from the deemed sale of the CAMC assets if CWM's actions cause the Merger to fail as a tax free reorganization. In addition, if CCI were unable to pay tax liabilities either from this transaction or unrelated transactions, CWM could be liable for such taxes as a successor to CAMC.

BUILT-IN GAIN RULES

  Under the "Built-in Gain Rules" of IRS Notice 88-19 (and Treasury Regulations that have not yet been promulgated), a REIT is subject to a corporate tax if it disposes of any assets acquired from a C-corporation in a carryover basis transaction (including a merger) during the 10-year period beginning on the date of the transaction (the "Recognition Period"). This tax is imposed at the top regular corporate rate (currently 35%) on the lesser of
(i) any gain recognized during the Recognition Period on the disposition of such asset, or (ii) the "Built-in Gain" in such asset (i.e., the excess of (a) the fair market value of such asset over (b) CWM's adjusted basis in such asset) as of the beginning of such Recognition Period. CWM's adjusted basis in the assets it is acquiring from CAMC will be de minimis, and therefore any sale of assets would be expected to generate gain. The results described above with respect to the recognition of Built-in Gain assume that the REIT will make a certain election pursuant to Notice 88-19 or applicable future administrative rules or Treasury Regulations.

  The extent to which the Built-in Gain Rules apply to the merger of a C-corporation (such as CAMC) into a REIT (such as CWM) is unclear. However, CWM does not intend to dispose of any of the assets acquired in the Merger during the Recognition Period.

  CWM has agreed to make the election described in Notice 88-19. If CWM fails to make such election, CAMC may be taxed on all or a portion of the Built-in Gain as of the Effective Time at regular corporate tax rates for which CWM would be liable pursuant to the terms of the Merger Agreement.

CONSEQUENCES OF MERGER ON CWM'S QUALIFICATION AS A REIT--EARNINGS AND PROFITS DISTRIBUTION REQUIREMENT

  A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such earnings and profits. In a corporate reorganization qualifying as a tax-free statutory merger, the acquired corporation's earnings and profits are generally carried over to the surviving corporation. However, under regulations applicable to taxpayers filing consolidated federal income tax returns, the acquisition of a member of a consolidated group eliminates such member's earnings and profits for most purposes of the Code. There is no authority directly addressing whether earnings and profits are eliminated for the REIT provisions of the Code. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years. Therefore, CAMC's earnings and profits may be eliminated as a result of the Merger solely because it will no longer be a member of the group of corporations that filed a consolidated return with CCI. However, because any earnings and profits of CAMC may carry over to CWM, CWM has requested that Price Waterhouse LLP determine the earnings and profits of CAMC for purposes of the earnings and profits distribution requirement. Subject to certain qualifications and assumptions, Price Waterhouse LLP has preliminarily determined that CAMC will not have any earnings and profits as of the date of the Merger.

  The calculation of the amount of Acquired Earnings is subject to challenge by the IRS. The IRS may examine prior tax returns in which CAMC was included and propose adjustments that would increase its taxable income, which would result in corresponding increases in CAMC's earnings and profits.

  If the IRS determines, and successfully asserts, that CWM has acquired earnings and profits from CAMC ("Acquired Earnings") and CWM has not distributed all of the Acquired Earnings prior to the end of the taxable year of CWM during which the Merger occurs, CWM would fail to qualify as a REIT in such year. However, CWM may make an additional distribution within 90 days of such a determination by the IRS to distribute the Acquired Earnings and would be required to pay to the IRS an interest charge based on 50% of the amount not previously distributed. If such additional distribution is made, CWM's failure to distribute the Acquired Earnings would not prevent it from qualifying as a REIT for years subsequent to the taxable year of CWM during which the Merger occurs but would prevent it from qualifying for the taxable year in question.

  If CWM fails to qualify for taxation as a REIT in any taxable year, CWM will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, CWM's failure to qualify as a REIT will reduce the cash available for distribution by CWM to its stockholders. Distributions to stockholders of CWM in any year in which CWM fails to qualify will not be deductible by CWM nor will they be required to be made. In addition, if CWM fails to qualify as a REIT, all distributions to stockholders of CWM will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. In addition, in the absence of certain relief, CWM could not elect to be taxed as a REIT for the four years following such disqualification and could be subject to taxation on its built-in gain upon re-electing REIT status as described under the "Built-In Gain Rules" above.

                   COUNTRYWIDE ASSET MANAGEMENT CORPORATION

                            SELECTED FINANCIAL DATA

  The following selected financial information is derived from the historical financial statements of CAMC. The financial information set forth below should be read in conjunction with CAMC's financial statements, related notes and other financial information included elsewhere in this Proxy Statement.

                                     FOR THE YEAR ENDED FEBRUARY 28 (29),
                                    -----------------------------------------
                                     1997    1996    1995     1994     1993
                                    ------- ------- -------  -------  -------
                                     (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT
                                                PER SHARE DATA)
SELECTED STATEMENTS OF EARNINGS
 DATA
 Management fee and dividend
  income........................... $10,237 $ 8,605 $ 1,413  $    84  $   831
 Interest income...................     386     306     120       89      159
 Net expenses......................     --        1     (10)     663    1,219
 Provision for income taxes........   4,143   3,564     617     (196)     (91)
                                    ------- ------- -------  -------  -------
 Net earnings (loss)............... $ 6,480 $ 5,346 $   926  $  (294) $  (138)
                                    ======= ======= =======  =======  =======
 Earnings (loss) per share......... $648.00 $534.60 $ 92.60  $(29.40) $(13.80)
                                    ======= ======= =======  =======  =======
 Dividends declared per share...... $718.10 $500.00 $   --   $   --   $   --
 Weighted average shares
  outstanding......................  10,000  10,000  10,000   10,000   10,000
SELECTED BALANCE SHEET DATA AT
 PERIOD END
 Total assets...................... $ 1,907 $ 2,678 $ 2,268  $ 1,335  $ 1,630
 Shareholder's equity.............. $ 1,907 $ 2,678 $ 2,268  $ 1,335  $ 1,630
 Number of shares outstanding......  10,000  10,000  10,000   10,000   10,000
 Book value per share.............. $190.70 $267.80 $226.80  $133.50  $163.00

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  CAMC was incorporated in the State of Delaware in July 1985. CAMC was formed by CCI to manage the investments and oversee the day-to-day operations of CWM. In return for performing these services, CAMC receives a base and incentive management fee pursuant to the terms of the Management Agreement, a summary of which is provided below. CWM and Indy Mac also reimburse CAMC for all direct costs and expenses incurred by CAMC in connection with its management activities. Although no provision of CAMC's Certificate of Incorporation or Bylaws restricts CAMC from providing services to entities other than the Company, CAMC has provided services exclusively to the Company. In performing its obligations under the Management Agreement, CAMC has contracted with CHL to provide certain loan servicing, production and related services pursuant to the terms of the 1996 Amended and Extended Submanagement Agreement, dated as of June 1, 1996, between CAMC and CHL (the "Submanagement Agreement"), a summary of which is also provided below.

  CAMC is a wholly-owned subsidiary of CCI and is consolidated with CCI for tax and accounting purposes. CAMC employs all of CWM's officers and other operating personnel. CAMC's board of directors is comprised of Angelo R. Mozilo, who is Chairman of the Board and Chief Executive Officer of CAMC as well as Chief Executive Officer and Vice Chairman of the Board of CWM and Vice Chairman of the Board and Executive Vice President of CCI; David S. Loeb, who is Vice Chairman of the Board as well as Chairman of the Board of CWM and Chairman of the Board and President of CCI; Michael W. Perry, who is President and Chief Operating Officer of CAMC and CWM; Richard H. Wohl, who is Executive Vice President, General Counsel and Secretary of CAMC and CWM; and Eric P. Sieracki, who is a Managing Director of CCI and in charge of corporate finance and communications for CCI and CWM. As of February 7, 1997, CAMC had a total of 510 employees, all of whom were dedicated to CWM's mortgage conduit, warehouse lending, construction lending, manufactured housing lending and other operations. CAMC's principal executive office is located at 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (818) 304-8400.

RESULTS OF OPERATIONS

 Year Ended February 28, 1997 Compared with Year Ended February 29, 1996

  Management fee income increased from $8.6 million for the year ended February 29, 1996 to $10.2 million for the year ended February 28, 1997, or 19%. This increase was primarily due to an increase in incentive compensation earned from management of CWM and is directly related to the increase in CWM's earnings during the respective periods.

  Net interest earned increased from $0.3 million for the year ended February 29, 1996 to $0.4 million for the year ended February 28, 1997, or 26%. CAMC earns interest income on the amount due from its parent, CCI. The increase in the amount of interest income relates to an increase in the average receivable balance from CAMC's parent, CCI, which in turn is caused by CCI's collection of the management fee from CWM on CAMC's behalf.

  Dividend income decreased from $24,000 for the year ended February 29, 1996 to $22,000 for the year ended February 28, 1997, or 8%. CAMC's dividend income was earned on 20,000 shares of CWM Common Stock, which CAMC owned for all of the year ended February 29, 1996 and for a portion of the year ended February 28, 1997. During the year ended February 28, 1997, CAMC transferred these shares as a dividend in kind to CCI to enable CCI to retain ownership of such shares following the Merger. The resulting decrease in CAMC's dividend income is partially offset by an increase in the amount of dividends paid on the CWM Common Stock during the period it was owned by CAMC.

  Amounts incurred by, and reimbursed to, CAMC in connection with its management of CWM totaled $17.1 million and $29.2 million for the years ended February 28(29), 1996 and 1997, respectively, or a 71% increase.

  CAMC paid dividends amounting to $5.0 million for the year ended February 29, 1996 and $7.2 million for the year ended February 28, 1997, or a 44% increase. CAMC's general policy is to not retain a substantial amount of retained earnings and to remit periodic dividends to CCI.

 Year Ended February 29, 1996 Compared with Year Ended February 28, 1995

  Management fee income increased from $1.4 million for the year ended February 28, 1995 to $8.6 million for the year ended February 29, 1996, or 514%. This increase was primarily due to an increase in incentive compensation earned from management of the Company and is directly related to the increase in CWM's earnings during the respective periods. During calendar year 1994, CAMC waived 25% of the incentive compensation portion of the management fee. This was done to demonstrate CAMC's support of and faith in, and to facilitate and encourage the adoption of, the Company's new business plan.

  Net interest earned increased from $0.1 million for the year ended February 28, 1995 to $0.3 million for the year ended February 29, 1996, or 155%. The increase in the amount of interest income relates to an increase in the average receivable balance from CAMC's parent, CCI, which in turn is caused by CCI's collection of the management fee from the Company on CAMC's behalf.

  The increase in dividend income from $14,000 for the year ended February 28, 1995 to $24,000 for the year ended February 29, 1996 is attributable to an increase in dividends paid by CWM.

  Amounts incurred by and reimbursed to CAMC in connection with its management of the Company totaled $9.9 million and $17.1 million for the years ended February 28(29), 1995 and 1996, respectively, or a 73% increase.

  CAMC paid dividends amounting to $5 million for the year ended February 29, 1996. No dividends were paid for the year ended February 28, 1995. During the year ended February 29, 1996, CAMC adopted the general policy of not retaining a substantial amount of retained earnings and remitting periodic dividends to its parent, CCI.

LIQUIDITY AND CAPITAL RESOURCES

  CAMC utilizes intercompany debt to finance its management activities of the Company on a short-term basis. In connection with those activities, CAMC incurs the operating expenses of the Company and is subsequently reimbursed for such costs by the Company.

                    MANAGEMENT ARRANGEMENTS RELATING TO CWM

THE MANAGEMENT AGREEMENT

  General. Since its inception, CWM has negotiated a management agreement with CAMC on an annual basis. Pursuant to the Management Agreement, CAMC currently advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of CWM's Board of Directors. CAMC's employees conduct the day-to-day mortgage conduit, warehouse lending, construction lending and manufactured housing lending operations. As described below, CAMC has subcontracted with CHL, a residential mortgage lender, to provide certain management services to the Company.

  Subject to its duty of overall supervision, CWM's Board of Directors has delegated to CAMC the power and duty to, among other things: (i) conduct the day-to-day mortgage loan conduit, warehouse lending, construction lending, manufactured housing lending and other operations of the Company, including, but not limited to (x) the purchase, accumulation, financing and securitization of mortgage loans and manufactured housing loans, (y) the establishment and financing of warehouse lending and construction lending programs, and (z) the management of assets and investments and the administration thereof; (ii) maintain bank accounts and records of the Company deemed appropriate or requested by CWM's Board of Directors; and (iii) provide office space and equipment and executive and office personnel.

  In performing its services under the Management Agreement, CAMC may utilize facilities, personnel and support services of various of its affiliates. Under the terms of the Management Agreement, the Company will reimburse CAMC for its operating expenses on a monthly basis if certain conditions are met.

  Compensation. Under the terms of the Management Agreement with CWM, CAMC is entitled to receive (i) a base management fee of 1/8 of 1% per annum of the average invested assets of CWM's mortgage conduit (which, for purposes of the Management Agreement, means the average of the aggregate book value of the assets of the mortgage conduit invested in loans secured by real estate, but excluding any mortgage loans or agency securities securitized through the issuance of mortgage-backed securities in the form of real estate mortgage investment conduits or collateralized mortgage obligations or pledged to secure other mortgage collateralized debt); (ii) a warehouse lending management fee equal to 1/5 of 1% of the average daily balance of the outstanding amounts under CWM's warehouse lending facilities; and (iii) incentive compensation in the amount of 25% of any excess of CWM's "annualized return on equity" during any fiscal quarter over the then current Ten Year U.S. Treasury Rate plus 2% (in calculating CAMC's incentive compensation, the term (x) "annualized return on equity" means the annualized return on stockholders' equity during a quarter, calculated by dividing CWM's annualized "net income" for the quarter by its "average net worth" for the quarter, in each case determined in accordance with generally accepted accounting principles; (y) "net income" of CWM means total revenues less expenses; and
(z) "average net worth" is defined as the arithmetic average of the sum (as of the beginning of each quarter and at the end of each calendar month in the quarter) of the gross proceeds from any offering of equity securities by CWM, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus or minus any retained earnings or losses of CWM). For the year ended February 28, 1997, CAMC received management fees of approximately $10.2 million, consisting of approximately $1.6 million in base compensation and approximately $8.6 million in incentive management fees. CAMC earned management fees totaling $8.6 million, $1.4 million and $75,000 for the years ended February 28(29), 1996, 1995 and 1994, respectively. In order to demonstrate CAMC's support of and faith in, and to facilitate and encourage the adoption of, the Company's new business plan adopted in 1993, CAMC waived all management fees in 1993 and 25% of incentive compensation earned in 1994.

  Competition Between CAMC and CWM. The Management Agreement restricts CCI and any of its affiliates from sponsoring another REIT or electing to be taxed as a REIT, unless it receives prior approval from a majority of CWM's unaffiliated directors. Other than the foregoing, the Management Agreement does not restrict CAMC or any of its affiliates from engaging in other businesses or rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment. At present, however, all of CAMC's activities relate to managing the Company's mortgage portfolio and matters pertaining thereto. Pursuant to the 1996 Amendment, CAMC agreed that certain listed key employees would work exclusively on the business affairs and day-to-day operations of the Company. In return, CWM agreed not to hire any of the listed key employees for stated periods of time.

  Termination. On April 28, 1997, the Management Agreement was amended to extend its term to provide for termination of such agreement on the earlier of the last day of the month following the date on which CWM's stockholders approve the Merger (assuming the Merger is approved) and May 31, 1998. The Management Agreement may be further extended only with the consent of CAMC and the unaffiliated directors of CWM. The Management Agreement may be terminated for any reason upon 60 days written notice by either party to the Management Agreement, or by majority vote of either the unaffiliated directors or the stockholders of CWM. CWM may, upon 30 days' written notice, terminate the Management Agreement for cause. In the event the Management Agreement is terminated or not renewed by CAMC according to its terms, the 1996 Amendment provides that CAMC will not be permitted to create, sponsor or manage any other REIT for a period of not less than two years. If CWM terminates or fails to renew the Management Agreement, then CWM would be prohibited, by the terms of the 1996 Amendment, from hiring any of a group of specified key employees of CAMC at or above the level of Executive Vice President of CAMC for a period of two years, and in the case of all other specified key employees, for a period of not less than one year.

  The Management Agreement defines cause as any of the following events occurring: (i) CAMC has violated any provision of the Management Agreement and, after notice of such violation, shall have failed to cure such default within 30 days; (ii) there is entered an order for relief or similar decree or order with respect to CAMC by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or under any applicable federal or state bankruptcy, insolvency or other similar laws; (iii) CAMC ceases, or admits in writing its inability, to pay debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (iv) CAMC applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of CAMC or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against CAMC and continue undismissed for 30 days; (v) CAMC authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment or debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against CAMC without such authorization, application or consent and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (vi) CAMC permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

THE SUBMANAGEMENT AGREEMENT BETWEEN CAMC AND CHL

  Since 1985, CAMC has entered into an annual submanagement agreement with CHL pursuant to which CHL has agreed to provide certain management services to CWM, including personnel, facilities, equipment, data processing, legal and accounting services, as well as other administrative services. The Submanagement Agreement applies to CHL the same limitations on engaging in other businesses or rendering services to other persons as the Management Agreement extends to CAMC. In carrying out its obligations under the Submanagement Agreement, CHL has agreed to accept responsibility for any of its services not performed in good faith. The Submanagement Agreement will terminate by its terms on May 31, 1997, as long as certain triggering events do not occur. Triggering events include the termination of the Management Agreement, certain assignments by CHL and the default, insolvency or bankruptcy of CHL. The Submanagement Agreement may also be terminated by CAMC or CHL on 60 days' written notice.

  The foregoing descriptions of the Management Agreement and the Submanagement Agreement are summaries, and do not purport to be complete and are subject to and qualified in their entirety by reference to the complete text of the Management Agreement and the Submanagement Agreement, copies of which have been filed as exhibits to CWM's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and are incorporated by reference herein. See "Available Information."

                                 PROPOSAL TWO

                           Amendments to the Bylaws

  Article III, Section 18 of the Bylaws of CWM authorizes CWM to delegate the duty of management and the administration of day-to-day operations to a third party management company. If the Merger occurs, CAMC, CWM's external manager, will merge with and into CWM, removing any future need for an external manager. Therefore, the stockholders of CWM are being asked to approve certain amendments to the Bylaws to delete therefrom the text of Article III, Section 18 and related provisions contained elsewhere in such Bylaws (including, among others, provisions requiring that a majority of the members of CWM's Board of Directors be unaffiliated with CAMC and that certain actions not be taken unless approved by a majority of such unaffiliated directors). These amendments will effect no other changes to the Bylaws. THE BYLAWS PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE MERGER PROPOSAL. ACCORDINGLY, IF THE MERGER PROPOSAL IS NOT APPROVED, THE BYLAWS WILL NOT BE AMENDED. In contrast, the Merger Proposal is not conditioned upon the approval of the Bylaws Proposal, and it is contemplated that if the Merger Proposal is approved, the Merger will be consummated whether or not the Bylaws Proposal is approved.

  The foregoing paragraph indicates the general effect of the proposed amendments to CWM's Bylaws and is qualified by reference to the text of such amendments, which is set forth in the form of the Amendments to the Bylaws, a copy of which is attached as Appendix C to this Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE BYLAWS.

                                PROPOSAL THREE

                           Changing the Name of CWM

  The Board of Directors has determined that, whether or not the Merger Proposal is approved, it would be in the best interests of CWM to amend
Article I of its Certificate of Incorporation to change CWM's name to "INMC Mortgage Holdings, Inc." in order to reflect the increasingly distinctive market identity of the Company and its businesses and proprietary products. Indy Mac has granted CWM a license to use the initials "INMC", and CWM has reserved the symbol "NDE" with the NYSE for use if the Name Change Proposal is approved by stockholders. The text of the proposed amendment is included as Appendix D to this Proxy Statement.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CERTIFICATE
                               OF INCORPORATION.

                                 PROPOSAL FOUR

                             Election of Directors

GENERAL

  CWM currently has five directors. The five current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. In the event any nominee becomes unavailable for any reason, an event the Board of

Directors does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board of Directors to replace the nominee.

  The Bylaws of CWM, as currently in effect, provide that the majority of the members of the Board of Directors and of any committee of the Board of Directors will at all times be "Unaffiliated Directors," defined as persons who are not "Affiliates" of CAMC, CWM's manager and a wholly owned subsidiary of CCI. The term "Affiliate" of another person is defined in CWM's Bylaws to mean any person directly or indirectly owning, controlling, or holding with power to vote 5% or more of the outstanding voting securities of such other person or of any person directly or indirectly controlling, controlled by or under common control with such other person; any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other person; any person directly or indirectly controlling, controlled by or under common control with such other person, and any officer, director, partner or employee of such other person. The term "person" includes a natural person, a corporation, partnership, trust, company or other entity. Two of the five directors listed below are also officers of CWM and three are Unaffiliated Directors. In the event that a majority of the stockholders approves the Bylaws Proposal at the Annual Meeting, the Bylaws will no longer require a majority of the Board of Directors to be "Unaffiliated Directors." The Bylaws Proposal eliminates the "Unaffiliated Director" classification because, if the Merger occurs, CWM will no longer have a third party manager and there will no longer be any requirement that the Unaffiliated Directors review and approve the Management Agreement on an annual basis.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by CWM to be the beneficial owner of more than 5% of CWM Common Stock as of March 31, 1997, (i) the number of shares of CWM Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of March 31, 1997).

     NAME AND ADDRESS OF BENEFICIAL OWNER      NUMBER OF SHARES PERCENT OF CLASS
     ------------------------------------      ---------------- ----------------
Neuberger & Berman LLC (1)....................    4,160,175           7.9%
 605 Third Avenue
 New York, NY 10158

--------
(1) Based upon a Schedule 13G dated February 10, 1997 filed with the Securities and Exchange Commission.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information concerning the beneficial ownership of CWM Common Stock by each director, CWM's Chief Executive Officer, each of CWM's other four most highly compensated executive officers, two additional officers of CWM who were executive officers during part of 1996 and for whom information is required to be disclosed and all officers and directors as a group, as of March 31, 1997. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of CWM Common Stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of March 31, 1997.

                                                   SHARES OF COMMON
                                      YEAR FIRST     STOCK OWNED
                                        BECAME    BENEFICIALLY AS OF  PERCENT
        NAME                      AGE A DIRECTOR MARCH 31, 1997(1)(2) OF CLASS
        ----                      --- ---------- -------------------- --------
David S. Loeb....................  73    1985              800             *
Angelo R. Mozilo.................  58    1985          140,431(3)          *
Lyle E. Gramley(4)...............  70    1993           86,225(5)          *
Thomas J. Kearns(4)..............  58    1990          117,550             *
Frederick J. Napolitano(4).......  67    1985          121,500             *
Michael W. Perry................. --      --            75,000             *
Richard H. Wohl.................. --      --             5,333             *
S. Blair Abernathy............... --      --             4,133             *
James P. Gross................... --      --                 0             *
Carmella L. Grahn(6)............. --      --             5,333             *
Kellie A. Johnson(6)............. --      --             3,333             *
All directors and executive
 officers as a group (12
 persons)........................                      566,500         1.077%

--------
 * Less than one percent of class.
(1) Unless otherwise indicated, sole voting and investment power.
(2) Includes shares which may be purchased through stock options exercisable within 60 days of March 31, 1997 held by the following persons: Mr. Mozilo, 41,398 shares; Mr. Gramley, 25,800 shares; Mr. Kearns, 55,800 shares; Mr. Perry, 50,698 shares; Mr. Wohl, 333 shares; all directors and executive officers as a group, 179,862.
(3) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Angelo Mozilo, as to which shares he disclaims any beneficial interest.
(4) Unaffiliated Director.
(5) Includes 9,425 shares owned by Marlys Gramley, the wife of Lyle Gramley.
(6) Ms. Grahn and Ms. Johnson served as executive officers of CWM until October 1996, and continue to serve as officers of CWM, but due to changes in each of their responsibilities they are no longer deemed to be executive officers.

DIRECTOR NOMINEES

  The following persons have each been nominated to serve as a director for CWM for the ensuing year:

  DAVID S. LOEB has been Chairman of the Board of Directors of CWM since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of CWM. He is also a co-founder of CCI and has been President and Chairman of CCI since its formation in March 1969. Mr. Loeb also serves as the Vice Chairman of the Board of Directors of CAMC, a wholly owned subsidiary of CCI. In addition, Mr. Loeb serves as Chairman of Indy Mac, an affiliate of CWM.

  ANGELO R. MOZILO has been the Chief Executive Officer of CWM since January 1997. Prior to becoming the Chief Executive Officer, Mr. Mozilo served as the President of CWM since its formation in 1985. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 31, 1985. Mr. Mozilo is also a co-founder of CCI and has been Vice Chairman of the Board of Directors and Executive Vice President of CCI since its formation in March 1969. Mr. Mozilo serves as Chairman of the Board of CAMC and as its Chief Executive Officer. Mr. Mozilo served as President of CHL, a subsidiary of CCI which is engaged in certain transactions with CWM, from 1978 to March 1995. Mr. Mozilo currently serves as Chairman and Chief Executive Officer of CHL. In addition, Mr. Mozilo serves as Vice Chairman of Indy Mac.

  LYLE E. GRAMLEY became a director of CWM in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and more recently as a consulting economist, and during that period he has also been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors, and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging.

  THOMAS J. KEARNS has been a director of CWM since June 1990. He is President of Thomas J. Kearns Inc., a financial consulting firm, and has been in the securities business for 30 years. Since April 1995, he has been Senior Vice President and Director of Financial Services for Josephthal Lyon & Ross, Inc., an investment banking firm. He spent approximately 16 years with Merrill Lynch Capital Markets as a First Vice President and he was a Managing Director of Commonwealth Associates from April 1994 to February 1995. Mr. Kearns serves on the Board of Directors, and the Compensation Committee of the Board of Directors of Jameson Inns, Inc., a hotel real estate investment trust.

  FREDERICK J. NAPOLITANO has been a director of CWM since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was also a director of Home Mortgage Access Corporation and serves on the Board of Directors and executive committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983, Federal National Mortgage Association Advisory Board from 1984 to 1985, was chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia.

VOTE REQUIRED; BOARD RECOMMENDATION

  A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to elect a director.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD MEETINGS AND ATTENDANCE

  During the fiscal year ended December 31, 1996, the Board of Directors held seven meetings, in person or by telephone. Each Board member attended 75% or more of the board and applicable committee meetings held during the fiscal year ended December 31, 1996.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of CWM's independent certified public accountants and reports thereon to the Board. The Audit Committee held four meetings during the fiscal year ended December 31, 1996. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Compensation Committee of the Board of Directors administers CWM's Stock Option Plans as well as CWM's Deferred Compensation Plan and Loan Plans, and approves the compensation of CWM's executive officers by CAMC. The Compensation Committee held seven meetings during the fiscal year ended December 31, 1996. This committee consists of Messrs. Gramley, Kearns and Napolitano.

  The Board of Directors does not have a nominating committee.

                              EXECUTIVE OFFICERS

  The executive officers of CWM are:

                                                                         OFFICER
       NAME              AGE                   OFFICE                     SINCE
       ----              ---                   ------                    -------
David S. Loeb...........  73 Chairman of the Board of Directors           1985
Angelo R. Mozilo........  58 Vice Chairman of the Board of Directors and  1985
                              Chief Executive Officer
Michael W. Perry........  34 President and Chief Operating Officer        1993
Richard H. Wohl.........  38 Executive Vice President, General Counsel    1994
                              and Secretary
Kathleen H. Rezzo.......  43 Executive Vice President/Construction        1994
                              Lending-Builder Division
Sterling Blair            35 Senior Vice President and Chief Investment   1994
 Abernathy..............      Officer
James P. Gross..........  47 Senior Vice President and Chief Financial    1996
                              Officer

  Biographical information with respect to Messrs. Loeb and Mozilo is set forth above under "Election of Directors--Director Nominees."

  MICHAEL W. PERRY is currently the President and Chief Operating Officer of CWM. From January 1993 to January 1997, Mr. Perry had served as Executive Vice President and Chief Operating Officer of CWM. Mr. Perry is also the President and Chief Operating Officer of CAMC and the President and Chief Executive Officer of Indy Mac. Mr. Perry has been with CWM since January 1993 and has direct responsibility for the management of CWM and its subsidiaries and Indy Mac. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank. He has 13 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP.

  RICHARD H. WOHL is currently Executive Vice President, General Counsel and Secretary of CWM and also serves as Executive Vice President, Legal Affairs, for Indy Mac. Mr. Wohl is also a director of CAMC and Indy Mac. Prior to joining the Company in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles. In that capacity, he worked extensively in the institutional lending and corporate areas, and represented a number of major warehouse lenders and other financial institutions in the mortgage banking industry. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  KATHLEEN H. REZZO is currently the Executive Vice President/Construction Lending-Builder Division of CWM and the President and Chief Executive Officer of the Builder Division of the Construction Lending Corporation of America ("CLCA"), a division of CWM. Prior to 1997, Ms. Rezzo served as Senior Vice President of CWM. Until joining the Company in August 1994, Ms. Rezzo held various positions at Security Pacific National Bank, which included Chief Credit Officer and positions within the Commercial Lending Group and the Real Estate Industries Group. Ms. Rezzo also managed the Participating Mortgage Unit, and held the position of Senior Vice President/Los Angeles Division Manager for Real Estate Industries Division, of Bank of America, where she was responsible for a loan portfolio in excess of $2 billion and a staff of forty.

  STERLING BLAIR ABERNATHY is currently Senior Vice President and Chief Investment Officer of CWM and Executive Vice President of Secondary Marketing of Indy Mac. Mr. Abernathy is responsible for the hedging, trading, asset liability management, and secondary market functions of the Company. Prior to joining the Company in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. He also served as the Vice President and Controller of Sunrise Bancorp of California, a $300 million, publicly traded bank holding company with banking and mortgage banking subsidiaries.

  JAMES P. GROSS is currently the Senior Vice President and Chief Financial Officer of CWM. Mr. Gross is responsible for accounting, treasury, financial planning and analysis and master servicing. Prior to joining the Company, Mr. Gross was Chief Financial Officer of J.I. Kislak, Inc. and Senior Vice President and Chief Financial Officer of J.I. Kislak Mortgage Corporation from 1990 through September 30, 1996. Mr. Gross was Executive Vice President and Chief Financial Officer of CenTrust Savings Bank from 1987 through 1989. Previously, Mr. Gross spent ten years with "Big Six" public accounting firms specializing in banking and mortgage banking. Mr. Gross received his B.A. degree from Ohio Wesleyan University with a major in economics and his M.B.A. from Rutgers University.

EXECUTIVE COMPENSATION

  Director Compensation. During 1996, each director was paid an annual retainer of $35,000 and was reimbursed for expenses related to attendance at each meeting. Each director who served on the Special Committee was paid a fee of $500 for each Special Committee meeting attended in person and was reimbursed for related expenses. On June 1, 1996, each Unaffiliated Director received a grant of stock options for 32,609 shares, each at an exercise price of $17.5625 per share. These options will become exercisable one year after the grant date. On June 3, 1996, Messrs. Loeb and Mozilo, who were both officers of CWM during the fiscal year ended December 31, 1996, each received a grant of stock options for 200,000 shares, each at an exercise price of $17.5625 per share. These options will become exercisable one year after the grant date.

  Effective July 21, 1995, the Board of Directors adopted a deferred compensation plan allowing payment of directors' fees to be deferred until the following year. No directors' fees earned in the fiscal year ended December 31, 1996 were deferred until 1997.

  General. CWM has no salaried employees. Beginning in 1993, CWM agreed to reimburse CAMC for operating expenses, including personnel costs, incurred by CAMC in operating CWM's business. If the Merger is consummated, it is expected that CWM will employ various salaried personnel hired from CAMC and other companies.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                            ANNUAL COMPENSATION               AWARDS
                                     ------------------------------------- ------------
                                                               OTHER        SECURITIES
                                                               ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS   COMPENSATION(10)  OPTIONS(#)  COMPENSATION(11)
---------------------------  ----    --------    -------- ---------------- ------------ ----------------
David S. Loeb............    1996    $ 35,000(1) $    --         --          200,000            --
 Chairman of the Board       1995      31,200(1)      --         --          100,000            --
                             1994      27,500(1)      --         --           30,000            --
Angelo R. Mozilo.........    1996      35,000(1)      --         --          200,000            --
 Vice Chairman of the
  Board and                  1995      31,200(1)      --         --          100,000            --
 Chief Executive Officer     1994      27,500(1)      --         --           30,000            --
Michael W. Perry(2)......    1996(3)  475,000     817,500      3,092         200,000        $25,823
 President and Chief         1995     350,000     550,000      1,075          20,000         19,298
 Operating Officer           1994     275,000     400,000      1,196         120,000         10,750
Richard H. Wohl(2).......    1996(4)  200,000     205,000         17          20,000          5,625
 Executive Vice
  President,                 1995     175,000     130,000        --           10,000          1,750
 Secretary and               1994(5)  103,385      87,500        --           10,000            --
 General Counsel
James P. Gross(2)........    1996(6)   46,250      50,000        --           15,000         31,496
 Senior Vice President
  and
 Chief Financial Officer
S. Blair Abernathy(2)....    1996(7)  180,000     160,000        499          15,000          9,634
 Senior Vice President
  and                        1995     180,000     100,000        --           10,000          3,015
 Chief Investment Officer    1994     149,000      60,000        --           10,000            --
Carmella L. Grahn(2).....    1996(8)  113,410     100,000        459          15,000          5,127
 Senior Vice President,
  MIS                        1995     120,000     100,000        --           10,000          3,600
 Operations and
  Administration             1994      96,667      64,000        --           10,000            --
Kellie A. Johnson(2).....    1996(9)  190,000     125,000         91          15,000         15,630
 Senior Vice President,
  Operations                 1995     180,000     168,190        --           10,000          2,370
 --Third Party
  Originations               1994      92,647     342,885        --           10,000          2,400

--------
 (1) Mr. Loeb is a director and an executive officer of CWM. Mr. Mozilo is a director and an executive officer of CWM. The amounts in this column represent fees paid for their services as directors of CWM. Messrs. Loeb and Mozilo received no salary or bonus for their services as officers of CWM.
 (2) Messrs. Perry, Wohl, Gross and Abernathy and Mesdames Grahn and Johnson were executive officers of CWM and/or Indy Mac during the fiscal year ended December 31, 1996, as well as employees of CAMC which paid their compensation. Mesdames Grahn and Johnson continue to serve as officers of CWM, but due to changes in each of their responsibilities are no longer deemed to be executive officers. CWM reimburses CAMC for its operating expenses, including the salaries and bonuses paid to these individuals. See "CAMC Compensation Committee Report on Executive Compensation."
 (3) Compensation includes $88,333 of salary and $81,750 of bonus deferred until January 2001.
 (4) Compensation includes $1,167 of salary deferred until January 2001.
 (5) Employed by CAMC beginning in April 1994, so the 1994 annual compensation listed reflects compensation for less than a full year.
 (6) Employed by CAMC beginning in October 1996, so the 1996 annual compensation listed reflects compensation for less than a full year.
 (7) Compensation includes $45,000 of salary and $120,000 of bonus deferred until January 2001.
 (8) Compensation includes $42,519 of salary and $100,000 of bonus deferred until retirement.
 (9) Compensation includes $12,000 of bonus deferred until retirement.
(10) The amount of other annual compensation consists of interest accrued on deferred compensation in excess of the applicable federal rate.

(11) Amounts shown for 1996 consist of the following: (i) Mr. Perry: Company contribution to deferred compensation account--$10,000; split-dollar life insurance premiums paid by the Company--$9,698; Company contribution to 401(k) Plan--$6,125 (includes an adjustment of $1,625 relating to Mr. Perry's 1994 and 1995 contributions); (ii) Mr. Wohl: Company contribution to 401(k) Plan--$5,625 (includes an adjustment of $875 relating to Mr. Wohl's 1995 contributions); (iii) Mr. Gross: interim housing related expenses paid by the Company -$6,614; closing costs related to home purchase paid by the Company--$24,882; (iv) Mr. Abernathy: Company contribution to deferred compensation account--$4,500; Company contribution to 401(k) Plan--$5,134 (includes an adjustment of $634 relating to Mr. Abernathy's 1995 contributions); (v) Ms. Grahn: Company contribution to deferred compensation account--$3,000; Company contribution to 401(k) Plan--$2,127; and (vi) Ms. Johnson: Company contribution to deferred compensation account--$9,000; Company contribution to 401(k) Plan--$6,630 (includes an adjustment of $2,130 relating to Ms. Johnson's 1995 contributions).

STOCK OPTION PLANS

  General. Pursuant to CWM's 1985 Stock Option Plan (the "1985 Plan") and 1996 Stock Incentive Plan (the "1996 Plan") (the 1985 Plan and the 1996 Plan are collectively referred to herein as the "Stock Option Plans"), stock options may be granted to directors and officers of CWM, among others. Stock options were granted previously to certain directors and executive officers of CWM under the 1994 Stock Incentive Plan (the "1994 Plan"), which was cancelled in connection with CWM's adoption of the 1996 Plan. The cancellation of the 1994 Plan did not affect the validity of stock options, certain of which are currently outstanding, granted thereunder prior to such cancellation.

                      STOCK OPTION GRANTS IN FISCAL 1996

                                                  INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------
                         NUMBER OF
                         SECURITIES     % OF TOTAL
                         UNDERLYING   OPTIONS GRANTED   EXERCISE
                          OPTIONS      TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME           GRANTED(#)   IN FISCAL YEAR  ($/SHARE)(6)    DATE    PRESENT VALUE(7)
          ----           ----------   --------------- ------------ ---------- ----------------
David S. Loeb...........  200,000(1)       17.19%       $17.5625     6/03/01      $494,832
Angelo R. Mozilo........  200,000(1)       17.19%        17.5625     6/03/01      $494,832
Michael W. Perry........  200,000(2)       17.19%        19.7500    12/10/01      $556,608
Richard H. Wohl.........   20,000(3)        1.72%        17.5625     6/03/01      $ 49,483
James P. Gross..........   15,000(4)        1.29%        20.7500    10/16/01      $ 43,859
S. Blair Abernathy......   15,000(5)        1.29%        17.5625     6/03/01      $ 37,122
Carmella L. Grahn.......   15,000(5)        1.29%        17.5625     6/03/01      $ 37,122
Kellie A. Johnson.......   15,000(5)        1.29%        17.5625     6/03/01      $ 37,122

--------
(1) Option was granted on June 3, 1996 and becomes exercisable on the first anniversary of the grant date, except in the event of a "Change of Control" as defined in the 1996 Plan (as used herein, a "CWM Change of Control"). Upon a CWM Change in Control, all options become immediately exercisable.
(2) Option was granted on December 10, 1996 and becomes exercisable as follows, except in the event of a CWM Change in Control: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Upon a CWM Change in Control, all options become immediately exercisable.
(3) Option was granted on June 3, 1996 and becomes exercisable on the first anniversary of the grant date, except in the event of a CWM Change of Control. Upon a CWM Change in Control, all options become immediately exercisable.
(4) Option was granted on October 16, 1996 and becomes exercisable as follows, except in the event of a CWM Change in Control: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Upon a CWM Change in Control, all options become immediately exercisable.
(5) Options were granted on June 3, 1996 and become exercisable as follows, except in the event of a CWM Change in Control: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Upon a CWM Change in Control, all options become immediately exercisable.
(6) The exercise price is the market value (defined as the average of the high and low stock prices on the New York Stock Exchange) on the date of grant.
(7) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 30%, risk-free rate of return (approximately equal to the three year Treasury rate at the grant date) of 6.3%, dividend yield of 9% and time to exercise of three years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR END OPTION
                                    VALUES

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                             SHARES                  OPTIONS AT FY-END(#)          AT FY-END($)
                            ACQUIRED      VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE(#)  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- ---------- ----------- ------------- ----------- -------------
David S. Loeb...........    155,000     $1,096,075        0       200,000     $      0     $687,500
Angelo R. Mozilo........      8,602         44,623   91,398       200,000      856,858      687,500
Michael W. Perry........     59,302        554,482   50,698       200,000      570,904      250,000
Richard H. Wohl.........      3,000         16,575      333        26,667        3,122      131,253
James P. Gross..........          0              0        0        15,000            0        3,750
S. Blair Abernathy......      3,333         17,707        0        21,667            0      114,066
Carmella Grahn..........      3,333         28,331        0        21,667            0      114,066
Kellie A. Johnson.......      3,333         17,290        0        21,667            0      114,066

  Loan Plans. The Board of Directors has adopted three Loan Plans (the "Loan Plans") under which loans may be made to officers and directors of CWM in connection with the exercise of stock options granted under the 1985 Plan, the 1994 Plan and the 1996 Plan. Under the 1994 Loan Plan and the 1996 Loan Plan, the principal of any loan may not exceed (x) the purchase price required to be paid to CWM upon the exercise of one or more options, plus (y) any applicable withholding taxes (so long as the sum of the preceding (x) and (y) does not exceed the fair market value of the stock on the date of the loan), less (z) any margin or other legally required amount, and any loan proceeds must be paid directly to CWM in connection with the exercise of such options. The 1985 Plan, by contrast, does not provide for loan amounts to include applicable withholding taxes. Under the 1985, 1994 and 1996 Loan Plans, loans may be extended for a period of five years, which term may be renewed, at an interest rate which is set by the Compensation Committee and is, at the option of the borrower, either fixed for the term of the loan or adjustable annually by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Internal Revenue Code of 1986, as amended. The loans under the Loan Plans are recourse loans and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. The principal and interest on the loans made under the Loan Plans are payable quarterly, with any dividends paid on the pledged stock being applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the term of the loan.

  The following table sets forth information as of December 31, 1996 relating to loans made by CWM to certain executive officers and directors of CWM under the Loan Plans in connection with the exercise of stock options under the 1985 Plan and the 1996 Plan.

                                                            HIGHEST
                               NOTES       BALANCE AT       BALANCE   INTEREST
           NAME             OUTSTANDING DECEMBER 31, 1996 DURING 1996   RATE
           ----             ----------- ----------------- ----------- --------
David S. Loeb..............   Note 1        $      0       $ 61,587     7.70%*
                              Note 2               0        169,843     6.08%*
                              Note 3               0        280,575     4.17%*
Angelo R. Mozilo...........   Note 1        $      0       $198,995     5.97%**
                              Note 2               0        192,570     6.19%**
                              Note 3          96,560        101,099     6.58%*
Lyle E. Gramley............   Note 1        $143,981       $186,539     6.87%*
Thomas J. Kearns...........   Note 1        $      0       $ 27,667     4.17%*
                              Note 2               0         82,662     4.17%*
                              Note 3               0         85,694     6.66%*
Frederick J. Napolitano....   Note 1        $      0       $118,900     6.20%*
                              Note 2          27,350        122,086     7.70%*+
                              Note 3               0        250,988     6.08%*
                              Note 4         117,418        147,695     6.83%*
                              Note 5         128,705        165,614     6.83%*
Michael W. Perry...........   Note 1        $ 91,351       $102,404     5.61%*

--------
 * Fixed rate note.
** Adjustable rate note. Rate will be adjusted each subsequent year after the origination date according to the Applicable Federal Rate in effect at that time.
 + Loan renewed for an additional five-year period on February 4, 1996. New fixed rate--5.49%.

DEFINED BENEFIT PENSION PLAN

  The following table illustrates annual pension benefits under CCI's Defined Benefit Pension Plan (the "Pension Plan"), under which officers of CWM participate as a result of their employment with CAMC, for participants retiring in 1997 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

                                                   YEARS OF SERVICE
            FINAL AVERAGE             ------------------------------------------
           COMPENSATION(1)              10     15     20     25     30     35
           ---------------            ------ ------ ------ ------ ------ -------
$  125,000........................... 19,650 30,830 38,880 46,920 54,970  77,740
   150,000........................... 24,020 37,700 47,620 57,540 67,470  95,240
   175,000........................... 24,020 37,720 49,730 61,740 73,740  95,240
   200,000........................... 24,590 43,470 57,350 71,240 85,120  99,000
   225,000........................... 27,090 47,900 63,220 78,540 93,870 109,190
   250,000........................... 27,090 47,900 63,220 78,540 93,870 109,190
   300,000........................... 27,090 47,900 63,220 78,540 93,870 109,190
   400,000........................... 27,090 47,900 63,220 78,540 93,870 109,190
   450,000........................... 27,090 47,900 63,220 78,540 93,870 109,190
   500,000........................... 27,090 47,900 63,220 78,540 93,870 109,910
   600,000........................... 27,090 47,900 63,220 78,540 93,870 109,910
 1,000,000........................... 27,090 47,900 63,220 78,540 93,870 109,910

--------
(1) As a result of a limitation, effective January 1, 1994, under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $150,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $150,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

                                                                       CREDITED
                                                                       YEARS OF
          NAME                                                         SERVICE
          ----                                                         --------
     Michael W. Perry.................................................     4
     Richard H. Wohl..................................................     3
     S. Blair Abernathy...............................................     3
     James P. Gross...................................................     0
     Carmella L. Grahn................................................     3
     Kellie A. Johnson................................................     4

  Benefits are 100% vested after five years of service. A participant shall be fully vested in his accrued normal retirement benefit regardless of his length of service if his employment is terminated by CAMC other than for "Cause" within two-year period following a "Change in Control" (as both items are defined in the Pension Plan).

  CCI adopted a Supplemental Executive Retirement Plan (the "SERP"), effective in fiscal 1995, designed to provide executives, including the executive officers of CWM, with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. Benefits under the SERP are reduced by benefits the participant receives from (i) the Pension Plan and (ii) CAMC's contributions to the participant's deferred compensation account, for which CWM reimburses

CAMC pursuant to the Management Agreement. The annual benefit under the SERP will be: Mr. Perry (assuming retirement at age 65) $657,315.

CHANGE OF CONTROL ARRANGEMENT

  The SERP provides for a lump sum payment to a participant, including an executive officer listed in the Summary Compensation Table, in the event of a Change in Control (as defined in the SERP). The term Change of Control does not include the Merger. The lump sum payment is to be made within 60 days of the Change in Control, and the amount paid is to be determined as if employment terminated on the date the Change in Control became effective.

EMPLOYMENT AGREEMENTS

  On November 14, 1996, Michael W. Perry, the President and Chief Operating Officer of CWM, entered into an employment agreement with CAMC (the "Employment Agreement"), which CWM will assume as a condition to the Merger. Subject to certain exceptions, the Employment Agreement will expire, by its terms, on December 31, 2000. The Employment Agreement provides that Mr. Perry will serve as an executive officer of CWM and certain of its affiliates, and use his best efforts to promote their respective interests.

  In consideration of his agreement generally not to compete with CAMC within North America for a period of one year after his employment is terminated (the "Covenant Not to Compete"), Mr. Perry will receive certain severance payments if his employment is terminated for reasons other than Cause or Good Reason (as such terms are defined in the Employment Agreement). The amount of Mr. Perry's severance payment will equal the sum of his annual base salary at the time of termination, the incentive compensation relating to the immediately preceding fiscal year, any unpaid incentive compensation that relates to the prior fiscal year, and any proportional payment of incentive compensation due for the current year, based on the aggregate incentive compensation for the immediately preceding fiscal year (if such termination occurs on a date prior to the end of a fiscal year). In the event that Mr. Perry is terminated within two years after a Change of Control (as such term is defined in the Employment Agreement), Mr. Perry's severance payment will equal twice the sum of the foregoing amount (or $3,253,750 had the Change of Control occurred on April 1, 1997). The Merger does not constitute a Change of Control for purposes of the Employment Agreement. After careful review of the Employment Agreement, the Compensation Committee determined that the compensation to be paid to Mr. Perry is reasonable and that the Employment Agreement is in the best interests of CWM.

  The Employment Agreement provides that Mr. Perry is eligible to receive base compensation, incentive compensation, stock options, as well as certain other specified benefits. Commencing July 1, 1996, Mr. Perry was paid base compensation at an annual rate of $550,000, subject to potential annual increases. Although the Employment Agreement contemplates that a 15% increase in CWM's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation, the amount of such increase, if any, is to be determined by the Compensation Committee. According to the terms of the Employment Agreement, Mr. Perry is also eligible to receive incentive compensation, the amount of which will be determined by reference to an incentive matrix. The two variables in the incentive matrix are the earnings per share of CWM for the applicable fiscal year and the percentage change in earnings per share from the prior year. The maximum amount of the annual cash bonus to which Mr. Perry is entitled under the matrix is $1.6 million, which assumes earnings per share of $3.30 and a 30% increase in earnings per share over the prior year. For his performance during fiscal 1996, Mr. Perry will receive a cash bonus in the amount of $817,500. In April 1997, the Employment Agreement was amended so that, subject to stockholder approval of the provisions of the Employment Agreement that relate to the payment of cash incentive compensation for the fiscal years 1997 through 2000, such compensation would qualify for a tax deduction pursuant to
Section 162(m) of the Code. Section 162(m) limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval. CWM is submitting this component of Mr. Perry's cash incentive compensation to stockholders for their approval at the Annual Meeting. See "Proposal Six-Approval of the Annual Cash Bonus Provisions of the Employment Agreement of

Michael W. Perry." In the event that stockholders do not approve the annual cash bonus provisions of the Employment Agreement, Mr. Perry will be entitled to renegotiate the terms of the Employment Agreement in their entirety. If the parties cannot, in good faith, agree on the terms of a new employment agreement, Mr. Perry will be entitled to terminate the Employment Agreement and be released from the Covenant Not to Compete.

  The Employment Agreement also provides that promptly after its execution, Mr. Perry was to receive an option to purchase 200,000 shares of CWM Common Stock exercisable at the fair market value at the time of the grant. In accordance with this provision, the Compensation Committee awarded Mr. Perry an option to purchase 200,000 shares of CWM Common Stock on December 10, 1996. For the fiscal years 1997 through 2000, the Employment Agreement contemplates that the Compensation Committee may grant to Mr. Perry, in its sole discretion, an annual stock option with respect to between 100,000 and 150,000 shares, with each annual grant targeted at 125,000 for "good performance." All stock options granted to Mr. Perry will be awarded pursuant to CWM's current stock option plan, will have an exercise price equal to the fair market value of the CWM Common Stock at the time of the grant, will become exercisable in three equal installments on each of the first three anniversaries of the date of the grant, and will become immediately and fully exercisable in the event of a Change of Control (a term which does not include the Merger) or in the event that Mr. Perry's employment is terminated due to death or disability or by CAMC (or any successor thereto) other than for Cause (as such terms are defined in the Employment Agreement).

  At present, the maximum number of shares subject to stock options and stock appreciation rights that the Compensation Committee may grant to officers of CWM, including Mr. Perry, is 250,000 per year. CWM is seeking stockholder approval to raise this limit to 500,000 shares per year at the Annual Meeting. See "Proposal Five--Amendment to the 1996 Stock Incentive Plan."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General. The Compensation Committee is composed of Messrs. Gramley, Kearns and Napolitano, who are Unaffiliated Directors of CWM. CWM does not directly pay any employee or officer compensation; such compensation is paid by CAMC and ultimately charged to CWM pursuant to the expense reimbursement provisions of the management agreement. See "CAMC--The Management Agreement." CAMC's determinations with respect to monetary compensation are made on the basis of its policies and procedures. Pursuant to a policy adopted by the Board of Directors, the Compensation Committee reviews and approves such compensation paid by CAMC to CWM's executive officers on an annual basis. In reviewing CAMC's determinations, the Compensation Committee considers the following criteria: the degree to which the executive officers have been able to successfully implement CWM's operating plan, CWM's earnings per share during the year and the corresponding level of dividends paid to stockholders, CWM's general performance relative to the performance of its peers during the year, CWM's growth during the year as evidenced by the market share and profitability of its principal businesses, and general product development.

  Compensation of Executive Officers. On April 22, 1997, the Compensation Committee reviewed the overall compensation paid by CAMC to CWM's executive officers based on the criteria set forth in the preceding paragraph and determined that such compensation was reasonable, in accordance with the Company's objectives and in relation to the Company's performance during 1996. Certain executive officers, namely Messrs. Loeb and Mozilo, did not receive any base or incentive compensation in connection with their services as executive officers during 1996, but did receive stock options as described below.

  In January 1996, the Committee adopted a compensation plan for Mr. Perry which provided that Mr. Perry would receive annual base compensation of $400,000 for his services during 1996. Mr. Perry's base compensation was increased in connection with the adoption of the Employment Agreement to an annual rate of $550,000, retroactive to July 1, 1996. Accordingly, Mr. Perry received a blended rate of $475,000 ($200,000 + $275,000) for his services during 1996. Pursuant to the terms of the Employment Agreement, Mr. Perry is eligible to receive this increased rate of base compensation until December 31, 2000, subject to additional annual increases determined in the discretion of the Committee.

  The Employment Agreement provides that Mr. Perry's annual incentive compensation is to be determined by reference to an incentive matrix, which is included as an exhibit to the Employment Agreement. The incentive matrix is intended to serve as an objective measure of Mr. Perry's performance by basing his annual cash bonus on CWM's earnings per share for the applicable period and the percentage change in earnings per share from the prior period. For his services during 1996, Mr. Perry will receive a cash bonus in the amount of $817,500 based on earnings per share of $1.51 for CWM's 1996 fiscal year and a 21% increase in earnings per share from fiscal 1995.

  As part of his compensation, Mr. Perry, like other officers of CWM, is also eligible to receive awards pursuant to CWM's stock incentive plan. The Employment Agreement provides that promptly after its execution, Mr. Perry was to receive an option to purchase 200,000 shares of CWM Common Stock, exercisable at fair market value on the date of grant. In accordance with this provision, the Committee granted Mr. Perry an option to purchase 200,000 shares of CWM Common Stock on December 10, 1996. Although the Employment Agreement contemplates that Mr. Perry will receive an option to purchase between 100,000 and 150,000 shares for each of the fiscal years 1997 through 2000, with each annual grant targeted at 125,000 shares for "good performance," the amount of such awards will be determined in the discretion of the Committee.

  On April 1, 1997, the Compensation Committee approved an amendment to the Employment Agreement which provides that Mr. Perry will not receive compensation determined by the incentive matrix for his performance in fiscal 1997 through 2000 unless such compensation receives stockholder approval. CWM is submitting this component of Mr. Perry's compensation to stockholders for their approval so that such compensation may qualify as a tax deduction pursuant to Section 162(m) of the Code. See "Proposal Six--Approval of Annual Cash Bonus Provisions of the Employment Agreement of Michael W. Perry."

  After careful review of the Employment Agreement, the Compensation Committee determined that the compensation to be paid to Mr. Perry is reasonable and that the Employment Agreement is in the best interests of CWM.

  Stock Options. In addition to reviewing the compensation arrangements of executive officers, the Compensation Committee awarded stock options pursuant to the 1996 Stock Incentive Plan (the "1996 Plan"), which was approved by stockholders on May 29, 1996. Under the 1996 Plan, executive officers are eligible to receive options, stock appreciation rights and certain other share related awards. The Compensation Committee determined such awards by using the criteria set forth in the 1996 Plan, which includes the responsibilities and contributions of the individual and the other compensation payable to such person. The award to Mr. Perry during 1996 was determined according to the provisions of the Employment Agreement.

  Stock options are awarded to the Unaffiliated Directors of CWM pursuant to a formula set forth in the 1996 Plan that operates automatically. During 1996, Messrs. Loeb and Mozilo, who are both officers of CWM, received options for 200,000 shares, which was a greater amount than the Unaffiliated Directors received as a result of Messrs. Loeb's and Mozilo's status as both directors and executive officers of CWM.

                                          The Compensation Committee

                                          Lyle E. Gramley
                                          Thomas J. Kearns
                                          Frederick J. Napolitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1996, Messrs. Gramley, Kearns and Napolitano served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of CWM, nor was any member of the Compensation Committee formerly an officer of CWM. No executive officer of CWM served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND BUSINESS RELATIONSHIPS

  The Company, through its CLCA Division, has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which CWM's chairman and former chief executive officer is a major investor together with his family. The non-family executive managers of Loeb Enterprises, LLC, who run the day-to-day operations of Loeb Enterprises, LLC, own approximately 34 percent of the equity and profits of that company. Each project is part of a master planned community being developed by Loeb Enterprises, LLC, which includes various amenities, including an 18 hole golf course.

  In the case of each project financed by the CLCA Division, the builder is not affiliated with either the Company or Loeb Enterprises, LLC, the general risk characteristics of the construction loan are comparable to those for similar projects funded by the CLCA Division, and the construction loan facility between the CLCA Division and the builder has been negotiated at arms' length on terms consistent with those of similar loans made by the CLCA Division to other unaffiliated builders. Moreover, the terms of each credit facility have been disclosed to and approved by the disinterested members of the Board of Directors of CWM pursuant to Section 144 of the DGCL.

  As of December 31, 1996, the CLCA Division had extended three construction loan facilities to builders secured by property originally purchased from Loeb Enterprises, LLC, with total dollar commitments of $11,457,445, and total loan outstandings of $4,485,484. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased.

  During 1996, the Company utilized the services of Kathryn Raymond Productions, a company owned by Mr. Perry's sister, for graphic design services relating to the Company's marketing materials and Annual Report to Shareholders. Kathryn Raymond Productions was the sole provider of graphic design services to the Company during 1996, and the total amount paid to Kathryn Raymond Productions for such services was $108,983. The contract for services rendered by Kathryn Raymond Productions was negotiated at arms' length by managers of the Company other than Mr. Perry, on terms consistent with terms of similar third party transactions.

  From time to time, certain directors and executive officers of the Company and associates of such persons were indebted to the Company, as customers, in connection with mortgage loans and other extensions of credit by the Company. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for Company employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of the Company are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by the Company.

STOCK PERFORMANCE GRAPH

  The following chart compares the total stockholder return (stock price increase plus dividends) on the CWM Common Stock from January 1, 1992 through December 31, 1996 with the total stockholder returns for the NYSE Market Index and the Peer Group Index. The graph assumes that the value of the investment in the CWM Common Stock and each index was $100 on January 1, 1992 and that all dividends were reinvested.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]


    AMONG CWM MORTGAGE HOLDINGS, INC., NYSE MARKET INDEX AND MG GROUP INDEX

Measurement period      CWM Mortgage    NYSE Market     MG Group
(Fiscal year Covered)   Holdings, Inc.  Index           Index
---------------------   ---------       ---------       ---------
Measurement PT -
01/01/91                $ 100           $ 100           $ 100

FYE 01/01/92            $  97.25        $ 108.09        $ 104.7
FYE 01/01/93            $ 193.55        $ 126.33        $ 118.88
FYE 01/01/94            $ 180.38        $ 127.39        $ 116.57
FYE 01/01/95            $ 392.69        $ 149.62        $ 151.15
FYE 01/01/96            $ 539.92        $ 200.03        $ 182.08

                     ASSUMES $100 INVESTED ON JAN. 1, 1992
                         ASSUMES DIVIDENDS REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1996

(1) Peer group is Media General Financial Services industry group of real estate investment trusts, which includes CWM.

SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires CWM's directors and executive officers to report their ownership of and transactions in CWM's Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to CWM. Specific dates for filing these reports have been established by the SEC, and CWM is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1996. Based solely on its review of the copies of the reports prepared or received by it, CWM believes that all such filing requirements are satisfied.

                                 PROPOSAL FIVE

                  Amendment to the 1996 Stock Incentive Plan

  The 1996 Stock Incentive Plan consists of two components: the Staff Program and Director Program. The proposed amendment to the 1996 Stock Incentive Plan will increase the aggregate amount of CWM Common Stock subject to options and stock appreciation rights (collectively, "SARs") granted during any calendar year to any individual from 250,000 to 500,000. This change to Section 3(b)(2) of the 1996 Stock Incentive Plan will affect only the Staff Program. If the amendment is approved, CWM will be able to grant SARs to eligible persons for amounts up to 500,000. The amendment will make no other changes to the 1996 Stock Incentive Plan. The text of the proposed amendment is included as Appendix E to this Proxy Statement.

  Persons eligible to receive awards under the Staff Program include officers of CWM and its subsidiaries and certain other individuals, including employees, who perform services for CWM and its subsidiaries of a nature similar to those performed by employees, such as agents and consultants. The Staff Program, however, does not require any participant to remain in the continuous employ of CWM or to serve for any particular period of time. Although CWM does not currently have any direct employees (see "Executive Compensation--General"), 39 officers of CWM are, and approximately 510 employees of CAMC may be, considered eligible under the Staff Program at the present time, subject to the power of the Committee to determine all eligible employees and other persons (other than ineligible directors) to whom awards will be granted.

  If the proposed amendment is approved, the Committee will consider whether to grant more than 250,000 options to purchase CWM Common Stock for 1997 to CWM's Chairman, David S. Loeb, and CWM's Chief Executive Officer, Angelo R. Mozilo. In July 1996, the Committee adopted guidelines intended to aid the Committee's annual determination of appropriate stock option awards for Mr. Loeb and Mr. Mozilo. The guidelines are discretionary and do not constitute a binding commitment on the part of the Committee to grant specific awards to Mr. Loeb and Mr. Mozilo, and may be revised or revoked by the Committee at any time. If the Committee elects to follow the guidelines for 1997, Mr. Loeb and Mr. Mozilo would each receive option awards of approximately 285,000 shares of CWM Common Stock.

  The guidelines seek to condition the award of stock options to Mr. Loeb and Mr. Mozilo on the growth (if any) in the Company's aggregate earnings, and on whether the Company meets its earnings per share goals as established by the Board of Directors for each fiscal year. The guidelines create a formula which takes (a) prior fiscal year aggregate earnings for the Company, multiplied by
(b) a multiplier factor of .003, multiplied by (c) a percentage which varies between 125% to 50%, based on whether the Company exceeded or failed to meet its earnings per share goal for the prior fiscal year, multiplied by (d) a fraction, the numerator of which is aggregate earnings for the Company for the prior fiscal year, and the denominator of which is aggregate earnings for the Company for the fiscal year preceding the prior fiscal year. The multiplier factor of .003 was determined by taking the number of options awarded to each of Mr. Loeb and Mr. Mozilo for 1995 (150,000) divided by the Company's aggregate earnings for 1995 ($50,000,000). The guidelines also provide for a minimum award of 150,000 shares and a maximum award of 0.5% of the total CWM Common Stock outstanding at the time of the grant.

  The Committee adopted the guidelines with a view toward creating long-term incentives for performance on the part of Mr. Loeb and Mr. Mozilo, and to better align their interests with those of the Company's stockholders. The Committee recognized that Mr. Loeb and Mr. Mozilo contribute substantial time and experience to the business affairs of the Company, and that they receive no base, incentive or other compensation besides stock options and directors' fees.

  As of the date of this Proxy Statement, no individual has ever received a stock option award in excess of the current maximum permitted award under the Stock Incentive Plan of 250,000. As of the same date, the maximum number of stock options ever awarded to an individual in any one year under the Stock Incentive Plan are the grants during 1996 of 200,000 stock options each to Angelo R. Mozilo, David S. Loeb and to Michael W. Perry, in Mr. Perry's case pursuant to his Employment Agreement, described above in "Compensation Committee Report on Executive Compensation".

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1996 STOCK
                                INCENTIVE PLAN.

                                 PROPOSAL SIX

    Approval of Annual Cash Bonus Provisions of the Employment Agreement of
                               Michael W. Perry

  Stockholder approval of the annual cash bonus provisions of the Employment Agreement that relate to Mr. Perry's performance during the fiscal years 1997 through 2000 is required in order for amounts paid thereunder not to be subject to the deduction limitation of Section 162(m) of the Code. In the absence of stockholder approval of this Proposal, such provisions of the Employment Agreement will not take effect for such fiscal years. See "Executive Compensation--Employment Agreement."

  Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation in excess of $1 million paid in any tax year to the chief executive officer or any of the other four most highly compensated executive officers who are employed by the corporation on the last day of the tax year. Section 162(m) does not, however, disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Company has structured the annual cash bonus provisions with the intention that compensation resulting therefrom would be qualified "performance-based compensation."

  One of the purposes of the Employment Agreement is to provide incentives to Mr. Perry to dedicate himself to the financial success of CWM as measured based on objective financial criteria. To this end, the annual cash bonus provisions of the Employment Agreement provide for an annual cash bonus to Mr. Perry for each of the fiscal years ending in 1997 through 2000 in relation to the increase or decrease in earnings per share for the applicable period. The precise amount of the annual cash bonus to be paid to Mr. Perry will be determined by reference to an incentive matrix included as an exhibit to the Employment Agreement. The annual cash bonus can be determined for the applicable fiscal year by interpolating between two variables: earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior period. Depending on the value of these two variables, the amount of Mr. Perry's annual cash bonus will fall within a range of $0 to $1.6 million. The maximum amount of the annual cash bonus is achieved when earnings per share reaches $3.30 for the applicable fiscal year and earnings per share increases by 30% over the prior fiscal year. No cash bonus is required to be paid if the earnings per share is less than $1.10 regardless of the magnitude of the percentage increase or decrease in earnings per share from the prior fiscal year. For more information, see "Appendix F- Mr. Perry's Incentive Matrix." The annual cash bonus provisions of the Employment Agreement that relate to Mr. Perry's performance during fiscal 1997 through 2000, which are the subject of this Proposal, cannot be amended or modified in any material respect without stockholder approval.

  Since cash bonuses payable pursuant to the Employment Agreement for the fiscal years 1997 through 2000 are not determinable, the following table sets forth only the annual bonus that Mr. Perry received relating to his performance during the fiscal year ended December 31, 1996, based on earnings per share of $1.51 for CWM's 1996 fiscal year and a 21% increase in earnings per share from fiscal 1995.

                               NEW PLAN BENEFITS

    NAME AND POSITION                                                    AMOUNT
    -----------------                                                   --------
Michael W. Perry
 President and Chief Operating Officer................................. $817,500

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE EMPLOYMENT AGREEMENT OF
                               MICHAEL W. PERRY.

                                PROPOSAL SEVEN

              Ratifying the Selection of Independent Accountants

  The Board of Directors has selected the accounting firm of Grant Thornton LLP to audit CWM's financial statements for the year ending December 31, 1997. Grant Thornton LLP has acted as the independent accounting firm for CWM since 1985. In accordance with a resolution of the Board of Directors, this selection is being presented to stockholders for ratification at this meeting. A representative of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP AS CWM'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The following paragraphs contain a description of certain transactions and relationships between CWM or any of its affiliates and CAMC or any of its affiliates. A description of the Management Agreement between CWM and CAMC, the Submanagement Agreement between CAMC and CHL, management interlocks and stock ownership appear elsewhere in this Proxy Statement. See "Management Arrangements Relating to CWM," "--the Submanagement Agreement Between CAMC and CHL," "The Merger--Conflicts of Interest" and "Risk Factors".

INDY MAC

  CWM's mortgage conduit operations are primarily conducted through Indy Mac, a taxable corporation which is not consolidated with CWM for tax or financial reporting purposes. Although CWM owns all of Indy Mac's outstanding non-voting preferred stock and 99% of the economic interest in Indy Mac, CHL, a wholly-owned subsidiary of CCI, owns all of Indy Mac's outstanding voting common stock and 1% of the economic interest in Indy Mac. Accordingly, CCI, through its stock ownership of CHL, has the power to elect directors and officers of CHL and Indy Mac, and consequently CCI has the power to direct CHL and Indy Mac's day-to-day operations. Currently, two officers and two directors of Indy Mac are officers or directors, as the case may be, of CCI or CHL, and all officers and directors of Indy Mac are officers and/or directors, as the case may be, of CAMC. See "Risk Factors--Ownership by CCI of the Voting Stock of Indy Mac."

  CCI has agreed, as part of the Merger Agreement, to amend the certificate of incorporation of Indy Mac. The Indy Mac Charter Amendment will provide that if a CCI Change of Control occurs, or if CCI ceases to beneficially own more than 5.0% of the issued and outstanding shares of CWM Common Stock, or if neither Mr. Loeb nor Mr. Mozilo is a director of CWM, CWM will be entitled, in its sole discretion, to compel the dissolution of Indy Mac and to receive all assets of Indy Mac, other than a certain amount of cash, which will be payable to CCI in an amount equal to 3% of the book value of Indy Mac, unless CCI requests an independent appraisal. If such appraisal is requested, CCI shall receive such higher or lower value that corresponds to 1% of the fair market value of Indy Mac's assets. The Indy Mac Charter Amendment will also prohibit a holder of Indy Mac securities (such as CCI) from causing any assets of Indy Mac to be used for any purpose other than in furtherance of Indy Mac's business.

  CWM has agreed in the Merger Agreement that, in the event that CWM (i) establishes or acquires a majority ownership interest in an entity, the business activities of which are substantially the same as all of the business activities then being conducted by Indy Mac or (ii) transfers to such other entity substantially all of the assets of Indy Mac, then CWM shall be required, at CCI's option, to purchase CCI's interest in Indy Mac at a purchase price equal to the amount required to be paid to CCI in the event of a dissolution of Indy Mac as described above.

  In 1996, Indy Mac purchased all of the mortgage loans that it subsequently securitized from CWM, consistent with its past practice. In January 1996, CWM and Indy Mac entered into a Master Forward Commitment and Services Agreement pursuant to which CWM agrees to sell and Indy Mac agrees to purchase certain mortgage loans, and Indy Mac agrees to act as the master servicer with respect to certain assets acquired by CWM for an annual fee, which equals the product of .025% and the aggregate unpaid principal balance of assets under its management. A copy of the Master Forward Commitment and Services Agreement has been filed as an exhibit to CWM's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

  Indy Mac has granted CWM a license to use the initials "INMC" to enable CWM to change its name as described in Proposal Three--"Changing the Name of CWM" above. The name change of CWM is intended to reflect the increasingly distinctive market identity of the Company in connection with the proposed termination of its management relationship with CCI.

  Following consummation of the Merger, CWM anticipates that the operating personnel currently employed by CAMC will be hired by CWM or Indy Mac, on the basis of the respective business activities of each entity, the current and expected duties of each employee and any time-sharing arrangements negotiated between CWM and Indy Mac. In addition, CWM and Indy Mac will arrange for appropriate cost sharing arrangements with respect to any employees whose services encompass the business activities of both entities.

CHL

  CWM's mortgage loan conduit operations consist of the purchase of residential mortgage loans by CWM from originators and the sale of such mortgage loans to Indy Mac, securitization of the mortgage loans and the sale of the resulting securities to investors or sales of the mortgage loans on a whole loan basis. CWM and the sellers of the mortgage loans negotiate whether the seller will retain, or CWM will purchase, the rights to service the mortgage loans purchased by CWM and Indy Mac. Since the Company does not generally perform primary servicing on its portfolio of mortgage loans held for sale or investment, the Company has negotiated contractual arrangements with established servicers, including CHL, a wholly-owned subsidiary of CCI, to sub-service loans for which the Company acquires the servicing rights. The sub-servicing arrangement between the Company and CHL is governed by the 1987 Amended and Restated Servicing Agreement, as amended (the "Sub-Servicing Agreement"). Under the Sub-Servicing Agreement, CHL retains a monthly fee of $6.25 per loan for "A" paper loans and $15.00 per loan for subprime loans. In addition, CHL retains setup fees in the normal course. Under the Sub-Servicing Agreement CHL earned sub-servicing fees of approximately $1.1 million and $461,000 for the years ended December 31, 1996 and December 1995, respectively. In the opinion of management, the overall terms of the sub-servicing arrangements with CHL are as favorable to CWM as could have been negotiated with unaffiliated parties. The Company and CHL are in the process of negotiating a new sub-servicing agreement.

  The Company purchases a relatively small portion of the mortgage loans it securitizes from CHL pursuant to the 1996 Amended and Extended Loan Purchase and Administrative Services Agreement (the "Purchase and Service Agreement"). Pursuant to the Purchase and Service Agreement, CHL retains the servicing rights on all conforming loans it sells to the Company. During the years ended December 31, 1996 and 1995, the Company purchased mortgage loans from CHL with principal balances aggregating approximately $30.7 million and $74.6 million, respectively.

  In addition, CHL services the mortgage loans that secure three series of CMOs issued by a subsidiary of CWM or trusts established by a subsidiary of CWM pursuant to servicing agreements entered into in 1987 and 1993. These agreements provide for servicing fees up to .32% of the aggregate unpaid principal balance of the mortgage loans being serviced. CHL received servicing fees of approximately $200,398 and $250,000 under these agreements for the years ended December 31, 1996 and 1995, respectively.

CCI

  CCI maintains certain employee benefit plans on behalf of executive officers of CWM and other employees of CAMC who render services to the Company. These employee benefits include the CCI DB Plan, the CCI 401(k) Plan, a deferred compensation plan, a supplemental executive retirement plan as well as health, dental, life, disability and workers compensation insurance. Currently, the Company reimburses CAMC for contributions to such plans on behalf of CWM's officers and the employees of CAMC who render services to the Company. If the Merger is approved, CWM and Indy Mac intend to establish similar plans to cover the employees of CAMC who become CWM and/or Indy Mac employees, subject to certain conditions. For a description of the covenants of CCI and CWM with respect to such plans, see "The Merger Agreement--Employee Matters" and "Appendix A--The Merger Agreement."

  As a condition to the Merger Agreement, CCI will enter into the Registration Rights Agreement and the Cooperation Agreement. For a description of these agreements, see "The Merger--Registration Rights", "--Special Purchase Rights" and "--the Cooperation Agreement."

                            SELECTED FINANCIAL DATA

  The following selected financial information is derived from the historical consolidated financial statements of CWM. The financial information set forth below should be read in conjunction with CWM's consolidated financial statements, related notes and other financial information incorporated by reference in this Proxy Statement.

                          CWM MORTGAGE HOLDINGS, INC.

                          FOR THE QUARTER ENDED
                                MARCH 31,                  FOR THE YEAR ENDED DECEMBER 31,
                          --------------------- ------------------------------------------------------
                             1997       1996       1996       1995       1994       1993       1992
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                      (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED
 STATEMENT OF
 EARNINGS DATA
 Interest income........  $   75,218 $   59,016 $  242,303 $  180,465 $   92,119 $   65,504 $  106,070
 Interest expense.......      48,148     40,523    159,365    131,910     66,700     65,312    107,511
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net interest income
  (expense).............      27,070     18,493     82,938     48,555     25,419        192     (1,441)
 Provision for loan
  losses................       3,900      2,403     12,991      4,037        500        --         --
 Equity in earnings of
  Indy Mac..............       4,257      3,546     19,533     13,801      5,624      2,523        --
 Gain on sale of
  mortgage loans and
  securities............         --         --         --         --         --         917      9,031
 Other income...........       1,312        208      2,470      1,427        885        797        --
 Expenses:
 Salaries, general and
  administrative........       5,086      2,415     14,202      4,213      2,402      1,549      1,606
 Management fees to
  affiliate.............       2,309      2,069      8,761      5,522      1,195        400        997
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net earnings...........      21,344     16,360     68,987     50,011     27,831      2,480      4,987
                          ========== ========== ========== ========== ========== ========== ==========
 Earnings per share.....  $     0.42 $     0.36 $     1.51 $     1.25 $     0.86 $     0.13 $     0.36
                          ========== ========== ========== ========== ========== ========== ==========
 Dividends declared per
  share for earnings of
  the period............  $     0.42 $     0.36 $     1.52 $     1.25 $     0.87 $     0.48 $     0.48
 Weighted average shares
  outstanding...........  51,291,755 43,105,573 45,643,885 39,902,680 32,183,850 18,578,307 13,978,683
SELECTED CONSOLIDATED
 BALANCE SHEET DATA AT
 PERIOD END
 Mortgage and
  manufactured housing
  loans held for
  investment, net.......  $1,478,830            $1,236,713 $1,424,583 $  899,672 $      --  $      --
 Mortgage and
  manufactured housing
  loans held for sale...     778,855               657,208    409,584    608,240    794,132        --
 Construction loans,
  net...................     580,847               460,546    129,323      6,370        --         --
 Collateral for CMOs....     280,408               289,054    184,111    233,690    402,503    620,411
 Mortgage securities....     234,254               231,780    124,975    121,441        --         --
 Revolving warehouse
  lines of credit, net..     197,286               251,032    190,705     69,591     92,058        --
 Total assets...........   3,790,437             3,356,059  2,643,360  1,999,541  1,396,738    714,225
 Short-term borrowings..   2,902,346             2,531,509  2,037,834  1,534,189    770,334     21,944
 Collateralized mortgage
  obligations...........     256,070               264,080    164,760    202,259    365,886    571,857
 Senior unsecured
  notes.................      59,790                59,759     59,649        --         --         --
 Shareholders' equity...     540,847               478,424    362,731    257,917    250,608    119,995
 Number of shares
  outstanding...........  52,600,148            50,200,146 42,413,842 32,281,156 32,020,484 13,980,387
 Book value per share...  $    10.28            $     9.53 $     8.55 $     7.99 $     7.83 $     8.58
SELECTED OTHER DATA
 Mortgage and
  manufactured housing
  loans acquired........  $1,240,031            $4,185,789 $4,186,392 $5,985,466 $3,420,263 $      --
 Indy Mac master
  servicing portfolio...  11,413,000            11,131,000  9,419,000  6,818,000  1,977,000        --

                          CWM MORTGAGE HOLDINGS, INC.

                       PRO FORMA SELECTED FINANCIAL DATA

                                                   FOR THE          FOR THE
                                                QUARTER ENDED     YEAR ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1996
                                                -------------- -----------------
                                                 (DOLLAR AMOUNTS IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED STATEMENT OF EARNINGS
 DATA
 Interest income..............................   $    75,218      $   242,303
 Interest expense.............................        48,148          159,365
                                                 -----------      -----------
 Net interest income..........................        27,070           82,938
 Provision for loan losses....................         3,900           12,991
 Equity in earnings of Indy Mac (b)(c)........         4,615           20,384
 Other income.................................         1,312            2,470
 Expenses:
 Salaries, general and administrative (c).....         5,217           14,725
 Management fees to affiliate (d).............           --               --
                                                 ===========      ===========
 Net earnings (a).............................        23,880      $    78,076
                                                 ===========      ===========
 Earnings per share (a).......................   $      0.44      $      1.59
                                                 ===========      ===========
 Dividends declared per share for earnings of
  the period (e)..............................   $      0.44      $      1.59
 Weighted average share outstanding (f).......    54,888,877       49,241,007
SELECTED CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD END
 Mortgage and manufactured housing loans held
  for investment, net.........................   $ 1,478,830      $ 1,236,713
 Mortgage and manufactured housing loans held
  for sale....................................       778,885          657,208
 Construction loans, net......................       580,847          460,546
 Collateral for CMOs..........................       280,408          289,054
 Mortgage securities..........................       234,254          231,780
 Revolving warehouse lines of credit, net.....       197,286          251,032
 Total assets.................................     3,790,437        3,356,059
 Short-term borrowings........................     2,902,346        2,531,509
 Collateralized mortgage obligations..........       256,070          264,080
 Senior unsecured notes.......................        59,790           59,759
 Shareholders' equity.........................       538,847          476,424
 Number of shares outstanding (g).............    56,197,270       53,797,268
 Book value per share.........................   $      9.59      $      8.86
SELECTED OTHER DATA
 Mortgage and manufactured housing loans
  acquired....................................   $ 1,240,031      $ 4,185,789
 Indy Mac master servicing portfolio..........    11,413,000       11,131,000

--------
(a) At the time the proposed transaction is consummated, CWM would record a one-time charge to account for the transaction as a settlement of a contract. The one-time charge would aggregate $69.5 million and would consist of $67.5 million estimated fair value of CWM Common Stock to be issued, reflecting a 10% discount to the current market price due to restrictions placed on the registration and sale of the stock, and $2 million of estimated transaction and transition expenses associated with the settlement of the contract. This $69.5 million is not reflected in pro forma net earnings or earnings per share since it is a non-recurring expense. If these non-recurring expenses were included in pro forma net earnings and earnings per share for the three months ended March 31, 1997, the adjusted net earnings would reflect a net loss of $45.6 million and adjusted net loss per share would have been $0.83. If the non-recurring expenses were included in the pro forma earnings and earnings per share for the year ended December 31, 1996, the adjusted net earnings would be $8.6 million and adjusted earnings per share would be $0.17 per share.
(b) Subsequent to the settlement of the management contract, Indy Mac would not have paid management fees. The adjustment to the equity in earnings of Indy Mac is shown net of taxes.
(c) Includes the cost of additional employees and systems under the proposed self-managed structure to perform certain functions previously performed by CCI, including personnel in the human resources, accounting, and other administrative areas. Included in the equity in earnings of Indy Mac is $81,000 and $325,000, net of tax, for such additional expenses for the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively.
(d) Subsequent to the settlement of the management contract, CWM would have been self-administered and, as such, would not have paid management fees.
(e) In general, it is CWM's policy to distribute dividends in an amount equal to its GAAP earnings. However, to avoid tax on its income, as determined for tax purposes, CWM must distribute an amount equal to its taxable income. Because the proposed transaction will result in a one-time charge to CWM's GAAP earnings equal to the purchase price of CAMC and there will not be a corresponding deduction for tax purposes, CWM will need to make a distribution which is in excess of its book income to avoid tax on its income.
(f) Represents the weighted average shares of CWM Common Stock for the period, plus the 3,597,122 estimated shares of CWM Common Stock to be issued in the proposed transaction, calculated assuming a $75 million payment at $20.85 per share, as specified in the Merger Agreement.
(g) Represents the shares of CWM Common Stock outstanding at period-end plus the 3,597,122 estimated shares of CWM Common Stock to be issued in the proposed transaction.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements and financial statement schedules of CWM for each of the years in the three-year period ended December 31, 1996 included in CWM's Annual Report on Form 10-K (as amended by Form 10-K/A and Form 10-K/A dated May 20, 1997) for the fiscal year ended December 31, 1996 incorporated by reference in this Proxy Statement, and the financial statements of CAMC as of February 28(29), 1997 and 1996 and for the years then ended have been audited by Grant Thornton LLP.

  The Board of Directors has retained Grant Thornton LLP as CWM's independent accountants for the current fiscal year and has been advised that Grant Thornton LLP is independent with respect to CWM and its subsidiaries within the meaning of the Securities Act and the applicable published rules and regulations thereunder. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  The Directors of CWM know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting in accordance with CWM's Bylaws, the persons named as proxies will vote on them in accordance with their best judgment.

                          ANNUAL REPORT AND FORM 10-K

  The 1996 Annual Report to Stockholders containing the consolidated financial statements of CWM for the year ended December 31, 1996 has previously been mailed to stockholders.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF CWM'S ANNUAL REPORT ON FORM 10-K (AS AMENDED BY FORM 10-K/A AND FORM 10-K/A DATED MAY 20, 1997) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, CWM MORTGAGE HOLDINGS, INC., 155 NORTH LAKE AVENUE, P.O. BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K (AS AMENDED BY FORM 10-K/A AND FORM 10-K/A DATED MAY 20, 1997), AND EXHIBITS ARE AVAILABLE FROM CWM UPON THE PAYMENT TO CWM OF THE COSTS OF FURNISHING THEM.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  All proposals of stockholders intended to be presented at CWM's 1998 Annual Meeting of Stockholders must be received by the Secretary of CWM by January 21, 1998 to be considered for possible inclusion in the proxy statement used in connection with such annual meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by CWM are incorporated by reference in this Proxy Statement:

  (i) CWM's Annual Report on Form 10-K (as amended by Form 10-K/A and Form 10-K/A dated May 20, 1997) for the fiscal year ended December 31, 1996; and

  (ii) CWM's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

  All documents filed by CWM with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and shall be part hereof from the date of filing of such documents. See

"Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement in this Proxy Statement or in any other subsequently filed document which is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  You are urged to complete, date, sign and return your Proxy Card promptly to make certain your shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your shares in person at the meeting, your proxy may be revoked. For your convenience in returning the Proxy Card, a pre-addressed and postage paid envelope has been enclosed.

                            YOUR PROXY IS IMPORTANT
                      WHETHER YOU OWN FEW OR MANY SHARES

           Please date, sign and mail the enclosed Proxy Card today.

                                          By Order of the Board of Directors

                                          /s/ Richard H. Wohl

                                          Richard H. Wohl
                                          Secretary

Dated: May 21, 1997

                    COUNTRYWIDE ASSET MANAGEMENT CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGES
                                                                          -----
FINANCIAL STATEMENTS
Balance Sheets at February 28, 1997 and February 29, 1996................  F-2
Statement of Earnings and Retained Earnings for the years ended February
 28(29), 1997, 1996 and 1995.............................................  F-3
Statement of Cash Flows for the years ended February 28(29), 1997, 1996 and 1995................................................................  F-4
Notes to Financial Statements............................................  F-5
Report of Independent Certified Public Accountants on financial state-
 ments as of and for the years ended February 28, 1997 and February 29,
 1996....................................................................  F-7

                    COUNTRYWIDE ASSET MANAGEMENT CORPORATION
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.)

                                 BALANCE SHEETS


                                                             FEBRUARY 28(29),
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
                         ASSETS
Due from parent and affiliate............................  $1,649,000 $2,016,000
Property, equipment and leasehold improvements, at cost--
 net of accumulated depreciation of $371,000 and $283,000
 at February 28(29), 1997 and 1996, respectively.........     258,000    347,000
Investment in CWM Common Stock (20,000 shares)...........         --     315,000
                                                           ---------- ----------
  Total assets...........................................  $1,907,000 $2,678,000
                                                           ========== ==========
                  SHAREHOLDER'S EQUITY
Capital stock--$0.10 par value; authorized, 10,000
 shares; issued and outstanding, 10,000 shares...........  $    1,000 $    1,000
Accumulated unrealized holding gain on investment in CWM
 Common Stock............................................         --      70,000
Retained earnings........................................   1,906,000  2,607,000
                                                           ---------- ----------
  Total shareholder's equity.............................  $1,907,000 $2,678,000
                                                           ========== ==========


        The accompanying notes are an integral part of these statements.

                    COUNTRYWIDE ASSET MANAGEMENT CORPORATION
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.)

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                             YEARS ENDED FEBRUARY 28(29),
                                          ------------------------------------
                                             1997         1996        1995
                                          -----------  ----------  -----------
                                                                   (UNAUDITED)
REVENUES
  Management fee income.................. $10,215,000  $8,581,000  $1,399,000
  Net interest earned....................     386,000     306,000     120,000
  Dividend income........................      22,000      24,000      14,000
                                          -----------  ----------  ----------
    Total revenues.......................  10,623,000   8,911,000   1,533,000
Net expenses.............................         --        1,000     (10,000)
                                          -----------  ----------  ----------
Earnings before income taxes.............  10,623,000   8,910,000   1,543,000
    Provision for income taxes...........   4,143,000   3,564,000     617,000
                                          -----------  ----------  ----------
NET EARNINGS.............................   6,480,000   5,346,000     926,000
Retained earnings at beginning of year...   2,607,000   2,261,000   1,335,000
Less: dividends paid.....................  (7,181,000) (5,000,000)        --
                                          -----------  ----------  ----------
Retained earnings at end of year......... $ 1,906,000  $2,607,000  $2,261,000
                                          ===========  ==========  ==========
Earnings per share....................... $    648.00  $   534.60  $    92.60
                                          ===========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                    COUNTRYWIDE ASSET MANAGEMENT CORPORATION
                         (A WHOLLY-OWNED SUBSIDIARY OF
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.)

                            STATEMENTS OF CASH FLOWS

                                              YEARS ENDED FEBRUARY 28(29),
                                            -----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings............................. $6,480,000  $5,346,000  $  926,000
  Adjustments to reconcile net earnings to
   net cash provided by operating
   activities:
    Depreciation...........................     88,000      88,000      88,000
                                            ----------  ----------  ----------
    Net cash provided by operating activi-
     ties..................................  6,568,000   5,434,000   1,014,000
                                            ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in due from parent
   and affiliate...........................    367,000    (434,000)   (930,000)
  Purchase of property, equipment and
   leasehold improvements--net.............        --          --      (84,000)
                                            ----------  ----------  ----------
  Net cash provided (used) by investing ac-
   tivities................................    367,000    (434,000) (1,014,000)
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid...................... (6,935,000) (5,000,000)        --
                                            ----------  ----------  ----------
    Net cash used by financing activities.. (6,935,000) (5,000,000)        --
                                            ----------  ----------  ----------
Net increase (decrease) in cash............        --          --          --
Cash at beginning of year..................        --          --          --
                                            ----------  ----------  ----------
Cash at end of year........................ $      --   $      --   $      --
                                            ==========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                   COUNTRYWIDE ASSET MANAGEMENT CORPORATION
      (A WHOLLY-OWNED SUBSIDIARY OF COUNTRYWIDE CREDIT INDUSTRIES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

               YEARS ENDED FEBRUARY 28(29), 1997, 1996 AND 1995

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Countrywide Asset Management Corporation ("CAMC") manages the investments and oversees the day-to-day operations of an affiliate, CWM Mortgage Holdings, Inc. ("CWM") and its subsidiaries. All of CAMC's revenues, except for certain intercompany interest income, were generated entirely from transactions with CWM and its subsidiaries.

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Organization

  CAMC is a wholly-owned subsidiary of Countrywide Credit Industries, Inc. ("CCI" and the "Parent").

 2. Income Taxes

  CCI and its subsidiaries, including CAMC, have elected to file consolidated federal and combined state income and franchise tax returns. The policy of CCI is for each member of the consolidated group to recognize tax expense based on that member's financial statement income. The income tax liability generated by CAMC as well as payments thereof, are reflected in the amount due from Parent.

 3. Investment in CWM Common Stock

  The investment in CWM Common Stock has been categorized as available for sale and, as a result, is stated at fair value based on quoted market prices. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of shareholder's equity until realized. During the year ended February 28, 1997, CAMC transferred its investment in CWM Common Stock with a market value of $413,000 to its Parent as a dividend in kind.

 4. Fair Value of Amounts Due from Parent and Affiliate

  The fair value of the amounts due from Parent and affiliate cannot be determined.

 5. Earnings per Share

  Earnings per share is computed based on the 10,000 common shares outstanding during each year.

NOTE B--TRANSACTIONS WITH AFFILIATES

  CAMC entered into an agreement (the "Management Agreement") with CWM, a real estate investment trust. CAMC has entered into a subcontract with its affiliate, Countrywide Home Loans, Inc. ("CHL"), to perform such services for CWM and its subsidiaries and Indy Mac as CAMC deems necessary. In accordance with the Management Agreement, CAMC advises CWM on various facets of its business and manages its operations subject to the supervision of CWM's Board of Directors. For performing these services, CAMC receives a base management fee of 0.125% per annum of average-invested mortgage related assets not pledged to secure CMOs, and excluding mortgage loans held for sale. CAMC also receives a separate management fee

                   COUNTRYWIDE ASSET MANAGEMENT CORPORATION
      (A WHOLLY-OWNED SUBSIDIARY OF COUNTRYWIDE CREDIT INDUSTRIES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) equal to 0.2% per annum of the average amounts outstanding under traditional warehouse lines of credit. In addition, CAMC receives incentive compensation equal to 25% of the amount by which CWM's annualized return on equity exceeds the ten-year U.S. Treasury rate plus 2%. During the fiscal years ended February 28(29), 1997, 1996 and 1995, CAMC earned $1.6 million, $2.0 million and $0.3 million, respectively, in base management fees from CWM and its subsidiaries. In addition, during the fiscal years ended February 28(29), 1997, 1996 and 1995, CAMC recorded $8.6 million, $6.6 million and $1.1 million, respectively, in incentive compensation. The Management Agreement is renewable annually and expires on the earlier of the last day of the month following the date on which CWM's stockholders approve the Merger (assuming the Merger is approved) and May 31, 1998.

  CAMC incurs many of the operating expenses related to the operations of CWM and its subsidiaries, for which it is reimbursed by CWM. During the fiscal years ended February 28(29), 1997, 1996 and 1995, the total expenses incurred by CAMC in connection with its management of CWM were $29.2 million, $17.1 million and $9.9 million, respectively.

NOTE C--EMPLOYEE BENEFIT PLANS

  Eligible full-time employees of CAMC are covered under CCI's defined benefit pension and tax deferred savings and investment plans (employee benefit plans). A portion of the employee benefit plan expense is allocated to CAMC based upon the percentage of CAMC's salary expense to the total salary expenses of CCI and its subsidiaries. CAMC's employee benefit plan expense was $400,000, $255,000 and $122,000 for the years ended February 28(29), 1997,
1996 and 1995, respectively.

NOTE D--MERGER

  On January 30, 1997, CCI and CWM announced that they executed a definitive Agreement and a Plan of Merger (the "Merger Agreement") whereby CAMC will be merged with and into CWM. Under the Merger Agreement, CCI will receive approximately 3.6 million newly issued common shares of CWM. The Merger Agreement, and a related Registration Rights Agreement which addresses the status and rights associated with the CWM Common Stock to be issued to CCI, have been approved by a Special Committee consisting of the independent Directors of CWM, by the full Board of Directors of CWM, and by the Board of Directors of CCI (with only the unaffiliated directors of each company's full board of directors voting). It is expected that the transaction will be presented for approval at the Annual Meeting of CWM's shareholders, currently scheduled for June 24, 1997, following the filing of a proxy statement with the Securities and Exchange Commission and a subsequent proxy distribution to CWM's shareholders. However, depending upon the timing and results of regulatory review, the approval of CWM's shareholders may instead be sought at a later special meeting.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholder
Countrywide Asset Management Corporation
(a wholly-owned subsidiary of Countrywide Credit Industries, Inc.)

  We have audited the accompanying balance sheet of Countrywide Asset Management Corporation (a wholly-owned subsidiary of Countrywide Credit Industries, Inc.) as of February 28(29), 1997 and 1996, and the related statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of CAMC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Countrywide Asset Management Corporation as of February 28(29), 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Los Angeles, California
March 7, 1997

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER
             AMONG CWM MORTGAGE HOLDINGS, INC., COUNTRYWIDE ASSET
                 MANAGEMENT CORPORATION AND COUNTRYWIDE CREDIT
                               INDUSTRIES, INC.

  This Agreement and Plan of Merger (this "Agreement") dated as of January 29, 1997, is by and among CWM Mortgage Holdings, Inc., a Delaware corporation ("CWM REIT"), Countrywide Asset Management Corporation, a Delaware corporation ("CAMC Advisor"), and Countrywide Credit Industries, Inc., a Delaware corporation ("CCR").

                                  WITNESSETH:

  WHEREAS, the parties hereto wish to merge CAMC Advisor with and into CWM REIT pursuant to Delaware law, with CWM REIT being the surviving entity (the "Merger"); and

  WHEREAS, Section 251 of the General Corporation Law of the State of Delaware, 8 Del.C. (S) 101, et seq. (the "DGCL"), authorizes the merger of a Delaware corporation with and into another Delaware corporation; and

  WHEREAS, CWM REIT's Certificate of Incorporation and Bylaws permit, and resolutions adopted by a majority of CWM REIT's independent directors and by the CWM REIT Board of Directors authorize, this Agreement and the consummation of the Merger, and as provided herein, this Agreement will be submitted to the stockholders of CWM REIT for approval; and

  WHEREAS, CAMC Advisor's Certificate of Incorporation and Bylaws permit, and resolutions adopted by CAMC Advisor's Board of Directors and CCR (as the sole shareholder of CAMC Advisor), respectively, authorize, this Agreement and the consummation of the Merger; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement covenant and agree as follows:

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE 1

                                  DEFINITIONS

 1.1 Terms Defined in this Section.......................................   A-2
 1.2 Terms Defined in Section 5.7........................................   A-5

                                   ARTICLE 2

                                   THE MERGER

 2.1 The Merger, Surviving Corporation...................................   A-5
 2.2 Closing.............................................................   A-5
 2.3 Effective Time......................................................   A-5
 2.4 Effect of the Merger................................................   A-5

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

 3.1 Name................................................................   A-5
 3.2 Certificate of Incorporation and Bylaws.............................   A-5
 3.3 Officers and Directors..............................................   A-6

                                   ARTICLE 4

              MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                     CAMC ADVISOR COMMON STOCK; ADJUSTMENTS

 4.1 Share Consideration; Conversion or Cancellation of CAMC Shares......   A-6
 4.2 Payment for CAMC Shares in the Merger...............................   A-6
 4.3 Fractional CAMC Shares..............................................   A-7
 4.4 Transfer of CAMC Shares.............................................   A-7
 4.5 Lost, Stolen or Destroyed Certificates..............................   A-7
 4.6 Indemnification.....................................................   A-7
 4.7 Further Assurances..................................................   A-9

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES REGARDING CAMC ADVISOR

 5.1 Organization, Etc. of CAMC Advisor..................................   A-9
 5.2 Partnerships; Subsidiaries..........................................   A-9
 5.3 Agreement...........................................................   A-9
 5.4 Capital Stock.......................................................   A-9
 5.5 Litigation..........................................................   A-9
 5.6 Compensation and Employee Matters...................................   A-9
 5.7 Employee Benefit Plans..............................................   A-9
 5.8 Taxes...............................................................  A-13

                                                                            PAGE
                                                                            ----
 5.9  Intellectual Property...............................................  A-13
 5.10 No Material Adverse Change..........................................  A-14
 5.11 Financial Statements................................................  A-14
 5.12 Books and Records...................................................  A-14
 5.13 Proxy Statement.....................................................  A-14
 5.14 Contracts and Leases................................................  A-14
 5.15 Real Property.......................................................  A-14

                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES REGARDING CCR

 6.1  Power and Authority.................................................  A-15
 6.2  Agreement...........................................................  A-15
 6.3  Foreign Person......................................................  A-15
 6.4  No Withholding......................................................  A-15
 6.6  Brokers and Finders.................................................  A-15
 6.7  Securities Act Representations......................................  A-15

                                   ARTICLE 7

                   REPRESENTATIONS AND WARRANTIES OF CWM REIT

 7.1  Organization, Etc. of CWM REIT......................................  A-16
 7.2  Capital Stock.......................................................  A-16
 7.3  Agreement...........................................................  A-17
 7.4  Authorization for CWM Common Stock..................................  A-17
 7.5  Brokers and Finders.................................................  A-17
 7.6  SEC Reports and Financial Statements................................  A-17
 7.7  Information.........................................................  A-18
 7.8  Books and Records...................................................  A-18
 7.9  Litigation..........................................................  A-18
 7.10 General.............................................................  A-18

                                   ARTICLE 8

                            COVENANTS OF THE PARTIES

 8.1  Maintenance of Business, Prohibited Acts............................  A-19
 8.2  Officers and Employees..............................................  A-20
 8.3  Significant Business Line...........................................  A-20
 8.4  Meeting of Stockholders.............................................  A-20
 8.5  Proxy Materials.....................................................  A-20
 8.6  Fillings, Other Action..............................................  A-21
 8.7  Access to Information...............................................  A-21
 8.8  Management Fee Adjustment...........................................  A-21
 8.9  Intellectual Property Rights........................................  A-22
 8.10 Tax Matters.........................................................  A-22
 8.11 Covenant Not to Compete, Continuing Arrangements Etc................  A-24
 8.12 Reorganization......................................................  A-24

                                                                          PAGE
                                                                          ----
 8.13 Public Statements.................................................  A-25
 8.14 Letter of CAMC Advisor's Accountants..............................  A-25
 8.15 Employee Matters..................................................  A-25
 8.16 Notice of Certain Events..........................................  A-27
 8.17 Director and Officer Indemnification..............................  A-27
 8.18 Further Action....................................................  A-28
 8.19 Books and Records.................................................  A-28
 8.20 Restrictions on Resale of Share Consideration.....................  A-28
 8.21 CAMC Advisor Shareholder Approval.................................  A-28
 8.22 Waiver of Limitations on Percentage Ownership.....................  A-28
 8.23 Delivery of Certain Financial Statements..........................  A-28
 8.24 Distributions.....................................................  A-28
 8.25 Sales and Use Taxes, Etc. ........................................  A-29

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

 9.1  Conditions to Each Party's Obligations............................  A-29
      (a)CWM REIT Stockholder Approval..................................  A-29
      (b)HSR Act........................................................  A-29
      (c)No Injunction or Proceedings...................................  A-29
      (d)No Suspension of Trading, Etc..................................  A-29
      (e)Registration Rights Agreement..................................  A-29
      (f)Cooperation Agreement..........................................  A-29
      (g)Employment Contract............................................  A-30
      (h)Physical Facility..............................................  A-30
 9.2  Conditions to Obligations of CCR and CAMC Advisor to Effect the
      Merger............................................................  A-30
 9.3  Conditions to Obligation of CWM REIT to Effect the Merger.........  A-30

                                   ARTICLE 10

                         TERMINATION; AMENDMENT; WAIVER

 10.1 Termination by Mutual Consent.....................................  A-31
 10.2 Termination by Either CWM REIT or CAMC Advisor....................  A-31
 10.3 Effect of Termination and Abandonment.............................  A-32
 10.4 Amendment.........................................................  A-32
 10.5 Waiver............................................................  A-32

                                   ARTICLE 11

                                 MISCELLANEOUS

 11.1 Expenses..........................................................  A-32
 11.2 Notices, Etc......................................................  A-32
 11.3 Survival..........................................................  A-33
 11.4 No Assignment.....................................................  A-34
 11.5 Entire Agreement..................................................  A-34
 11.6 Specific Performance..............................................  A-34

                                                                            PAGE
                                                                            ----
 11.7  Remedies Cumulative................................................  A-34
 11.8  No Waiver..........................................................  A-34
 11.9  No Third-Party Beneficiaries.......................................  A-34
 11.10 Jurisdiction and Venue.............................................  A-34
 11.11 Governing Law......................................................  A-34
 11.12 Name, Captions, Etc. ..............................................  A-34
 11.13 Severability.......................................................  A-34
 11.14 Counterparts.......................................................  A-35
 11.15 Gender; Number.....................................................  A-35
 11.16 Ambiguities........................................................  A-35

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 Terms Defined in this Section. As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

  "Agreement": As defined in the preamble.

  "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

  "Business Combination": As defined in Section 4.1(a).

  "Business Day": means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or in Los Angeles, California.

  "CAMC Advisor": As defined in the preamble.

  "CAMC Advisor Common Stock": CAMC Advisor's common stock, $0.10 par value.

  "CAMC Advisor Disclosure Schedule": As defined in Article 5.

  "CAMC Advisor Financial Statements": As defined in Section 5.11.

  "CAMC Shares": As defined in Section 4.1(a).

  "CCR": As defined in the preamble.

  "CCR DB Plan": As defined in Section 8.15(a).

  "CWM Common Stock": CWM REIT's common stock, par value $.01 per share.

  "CWM REIT": As defined in the preamble.

  "CWM REIT DB Plan": As defined in Section 8.15(a).

  "CWM REIT E&P Committee": A Committee consisting of no more than six employees of, or advisors to, CWM REIT to be designated by the chief operating officer of CWM REIT.

  "CWM REIT 401(k) Plan": As defined in Section 8.15(b).

  "CWM REIT Stockholders Meeting": As defined in Section 8.4.

  "Certificate of Merger": The certificate of merger with respect to the Merger containing the provisions required by, and executed in accordance with, DGCL Section 251.

  "Certificates": As defined in Section 4.l(b).

  "Change of Control": As defined in the CCR 1993 Stock Option Plan, as amended and restated as of March 27, 1996, without reference to any subsequent amendments, modifications or alterations thereof.

  "Closing": The closing of the Merger.

  "Closing Date": The date on which the Closing occurs.

  "Code": As defined in the Recitals.

  "Cooperation Agreement": As defined in Section 9.1(f).

  "DGCL": As defined in the Recitals.

  "Damages": Any loss, liability, damage, Tax, demand, claim, action, judgment or cause of action, assessment, cost, obligation or expense (including, without limitation, interest, penalties, reasonable costs of investigation, defense and prosecution of litigation and reasonable attorneys' and accountants' fees) incurred by CWM REIT or CCR, as the case may be, subject in all events to Section 4.6(f).

  "Dean Witter": Dean Witter Reynolds Inc.

  "Effective Time": As defined in Section 2.3.

  "Estimated Transfer Amount": As defined in Section 8.15(b).

  "Exchange": Each national securities exchange (as defined in Section 12(b) of the Exchange Act) upon which the CWM Common Stock is then listed for trading and/or quotation system on which the CWM Common Stock is then quoted, which on the date of this Agreement is the New York Stock Exchange.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "February 29 Balance Sheet": The audited balance sheet of CAMC Advisor dated February 29, 1996.

  "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnified Party": As defined in Section 4.6(c).

  "Indemnifying Party": As defined in Section 4.6(c).

  "Indy Mac": Independent National Mortgage Corporation.

  "Indy Mac Charter Amendment": As defined in Section 8.11(e).

  "Intellectual Property Rights": All intellectual property rights referred to in the letter, dated the date hereof, from CWM REIT to CCR and CAMC Advisor, including patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, tradename applications and registrations, copyrights, copyright applications and registrations, licenses, logos, corporate and partnership names, and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "Knowledge": The terms "knowledge" and "aware" and any derivatives thereof when applied to any party to this Agreement shall refer to the knowledge or awareness, as the case may be, which such party or, if applicable, any director or executive officer thereof has, or reasonably should have had, after due inquiry of the other officers and employees of such party; provided, however, for the purposes of determining whether CCR or CAMC Advisor is in breach of any representation or warranty hereunder which is based on the knowledge or awareness of CCR or CAMC Advisor, no such breach shall exist if a director or senior officer of CWM REIT

(other than David S. Loeb or Angelo R. Mozilo) has knowledge or awareness of the facts or circumstances which would otherwise constitute such breach; and provided, further for the purposes of determining whether CWM REIT is in breach of any representation or warranty hereunder which is based on the knowledge or awareness of CWM REIT, no such breach shall exist if a director or senior officer of CCR has knowledge or awareness of the facts or circumstances which would otherwise constitute such breach.

  "Management Agreement": The Amended and Extended Management Agreement dated as of June 1, 1996 by and between CWM REIT and CAMC Advisor, as amended by the First Amendment to 1996 Amended and Extended Management Agreement dated as of July 25, 1996, by and between such parties.

  "Material Adverse Effect": As to any Person, a material adverse effect on the business, properties, operations or condition (financial or other) of such Person.

  "Merger": As defined in the Recitals.

  "Merrill Lynch": Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Pre-Closing Market Value": The per-share value of the CWM Common Stock based on the average sale price thereof for the 10 Business Days next preceding the Closing Date, using for each such Business Day the last reported sale price on the New York Stock Exchange.

  "Proxy Statement": As defined in Section 8.5.

  "Quarterly Financial Statements": As defined in Section 7.6(c).

  "Registration Rights Agreement": That certain agreement between CCR and CWM REIT to be entered pursuant to and in accordance with Section 9.1(e) hereof.

  "Savings Participants": As defined in Section 8.15(b).

  "SEC": The Securities and Exchange Commission.

  "SEC Reports": As defined in Section 7.6.

  "Securities Act": The Securities Act of 1933, as amended.

  "Share Consideration": As defined in Section 4.1(a).

  "Special Committee": The Special Committee of the three independent members of the Board of Directors of CWM REIT, appointed specifically for the purpose of negotiating the terms of any proposed merger with CAMC Advisor and any alternatives to such transaction and to make recommendations to the CWM REIT Board of Directors and stockholders with respect to same.

  "Special Purchase Rights": As defined in the Registration Rights Agreement.

  "Stock": As defined in Section 8.15(b).

  "Subsidiary": As to any Person, any other Person of which at the time of determination the first Person owns or controls directly or indirectly more than 50% of the outstanding common stock; provided, however, that for purposes of this term whenever used in this Agreement, Indy Mac shall be deemed to be a Subsidiary of CWM REIT and not a Subsidiary of CCR.

  "Tax" or "Taxes": All federal, state, local, non-U.S. and other taxes imposed by or on behalf of any Governmental Body, including, without limitation: (i) net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real and personal property, gift or windfall profits taxes, (ii) customs or duties and (iii) all other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax, supplemental or retroactive assessments or additional amounts with respect thereto.

  "Tax Matter": As defined in Section 8.10(c).

  "Tax Return": Any return, declaration of estimated tax, tax report, customs declaration, claim for refund or information return or statement relating to Taxes, including any amendment thereto.

  "Transfer Amount": As defined in Section 8.15(b).

  "Transferring Employees": As defined in Section 8.15(a).

  1.2 Terms Defined in Section 5.7. Capitalized terms defined in Section 5.7 shall have the respective meanings set forth therein whenever such capitalized terms appear in this Agreement.

                                   ARTICLE 2

                                  THE MERGER

  2.1 The Merger, Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time CAMC Advisor shall be merged with and into CWM REIT pursuant to Section 251 of the DGCL, and the separate existence of CAMC Advisor shall cease. CWM REIT shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL.

  2.2 Closing. Subject to Article 10 hereof and the fulfillment or waiver of the conditions set forth in Article 9, the Closing shall take place at (i) the offices of Brown & Wood LLP, One World Trade Center, New York, New York, at 10:00 a.m. New York City time, on the second business day following the fulfillment or waiver of the conditions set forth in Article 9 (other than conditions which by their nature are intended to be fulfilled at the Closing) or (ii) such other place or time or on such other date as CWM REIT and CCR may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 9.

  2.3 Effective Time. In accordance with Sections 251 and 103 of the DGCL, the Merger shall become effective (the "Effective Time") upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time, not later than five business days thereafter, as may be specified in the Certificate of Merger. For Tax purposes, the parties agree that the Effective Time shall be deemed to occur after the close of business on the date on which the Effective Time occurs, and neither party shall take a position inconsistent therewith, except as may be required by law. All other filings or recordings required by Delaware law in connection with the Merger shall also be made.

  2.4 Effect of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

                                   ARTICLE 3

                           THE SURVIVING CORPORATION

  3.1 Name. The name of the surviving corporation shall be CWM Mortgage Holdings, Inc. or such other name as may be approved by the stockholders of CWM REIT.

  3.2 Certificate of Incorporation and Bylaws. The Certificate of
Incorporation and Bylaws of CWM REIT as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of CWM REIT unless and until amended in accordance with their terms and applicable law.

  3.3 Officers and Directors. Except as otherwise contemplated by this Agreement, the officers of CWM REIT immediately prior to the Effective Time shall continue as officers of CWM REIT and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of CWM REIT immediately prior to the Effective Time shall continue as directors of CWM REIT and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   ARTICLE 4

              MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                    CAMC ADVISOR COMMON STOCK; ADJUSTMENTS

  4.1 Share Consideration; Conversion or Cancellation of CAMC Shares.

  (a) Subject to the provisions of this Article 4, at the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the shares of CAMC Advisor Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "CAMC Shares") shall be converted into an aggregate of 3,597,122 shares of CWM Common Stock, subject to adjustment in accordance with Section 4.1(c) (the "Share Consideration"). Prior to the Effective Time, CWM REIT will not split or combine the CWM Common Stock, or pay a stock dividend or other stock distribution in shares of CWM Common Stock, or in rights or securities exchangeable or convertible into or exercisable for CWM Common Stock, or otherwise change the CWM Common Stock into, or exchange the CWM Common Stock for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of CWM REIT as a result of which CWM REIT stockholders receive cash, stock or other property in exchange for, or in connection with, their CWM Common Stock (a "Business Combination") or otherwise), or make any other dividend or distribution on or of CWM Common Stock (other than regular monthly or quarterly cash dividends paid on the CWM Common Stock or any distribution pursuant to CWM REIT's dividend reinvestment plan), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Share Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

  (b) All CAMC Shares to be converted into CWM Common Stock pursuant to this
Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and CCR, as the holder of a certificate or certificates representing such CAMC Shares (a "Certificate" or the "Certificates") shall thereafter cease to have any rights with respect to such CAMC Shares, except the right to receive for all of the CAMC Shares, upon the surrender of such Certificates in accordance with Section 4.2, the CWM Common Stock specified above and cash in lieu of fractional shares of CWM Common Stock as contemplated by Section 4.3.

  (c) The Share Consideration shall be calculated and adjusted as follows:

    (i) In the event that the Pre-Closing Market Value is less than $19.46, the Share Consideration shall be adjusted and increased to that number of shares of CWM Common Stock that is determined by dividing $70,000,000 by the Pre-Closing Market Value, subject to the termination provisions of
  Section 10.2(c)(i) hereof.

    (ii) In the event that the Pre-Closing Market Value is more than $22.24, the Share Consideration shall be adjusted and decreased to that number of shares of CWM Common Stock that is determined by dividing $80,000,000 by the Pre-Closing Market Value, subject to the termination provisions of
  Section 10.2(c)(i) hereof.

  (d) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the shares of CWM REIT Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

  4.2 Payment for CAMC Shares in the Merger. At or after the Effective Time, upon surrender by CCR of its Certificates for cancellation to CWM REIT, together with any other required documents, CCR shall receive for the CAMC Shares represented by such Certificates (i) the Share Consideration and (ii) cash in lieu of fractional shares of CWM Common Stock as contemplated by Section 4.3, and the Certificates so surrendered shall forthwith be canceled. Until surrendered, the outstanding Certificates shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of shares of CWM Common Stock into which such CAMC Shares have been converted pursuant to Section 4.1 hereof and the other rights contemplated in the preceding sentence.

  4.3 Fractional CAMC Shares. No fractional shares of CWM Common Stock shall be issued in the Merger. In lieu of any such fractional securities, CCR will be paid an amount in cash (without interest) equal to the Pre-Closing Market Value of one share of CWM Common Stock, multiplied by such fraction.

  4.4 Transfer of CAMC Shares. (a) No transfers of CAMC Shares shall be made on the stock transfer books of CAMC Advisor after the date of this Agreement, and (b) CCR agrees not to transfer any CAMC Shares after the date of this Agreement and before the Closing Date.

  4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of an affidavit of that fact from CCR and if reasonably satisfied that adequate provision for indemnification has been made, CWM REIT will issue in exchange for such lost, stolen or destroyed Certificate shares of CWM Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of CWM Common Stock as provided in Section 4.2, deliverable in respect thereof pursuant to this Agreement.

  4.6 Indemnification.

  (a) Subject to Section 11.3, CCR agrees to indemnify and hold harmless CWM REIT and its directors, officers, employees, affiliates, agents and permitted assigns, without duplication, from and against: (i) any and all Damages (excluding those items referred to in subsection (ii) of this Section 4.6(a)) asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by CAMC Advisor or CCR in this Agreement; (ii) (A) any Taxes payable by or on behalf of CAMC Advisor for any taxable period ending on or prior to the Effective Time, including Taxes of any member of a consolidated or combined tax group of which CAMC Advisor is, or was at any time, part, for which CAMC Advisor is jointly or severally liable as a result of its inclusion in such group prior to the Effective Time,
(B) any claim or demand for reimbursement or indemnification resulting from any transfer of tax benefits or credits by CAMC Advisor to any other person, and (C) any Taxes payable by CWM REIT as a result of any breach of any representation or warranty contained in Section 5.8; and (iii)(A) except for liabilities (including liabilities arising under Title IV of ERISA or Section 412 of the Code) assumed by CWM REIT pursuant to Section 8.15, any Damages arising out of or relating to any Employee Plan maintained or sponsored by CCR or any ERISA Affiliate and (B) any Damages (including liabilities arising under Title IV of ERISA or Section 412 of the Code) relating to or arising out of any employee benefit plan maintained by CCR or any ERISA Affiliate which is not an Employee Plan.

  (b) Subject to Section 11.3, CWM REIT agrees to indemnify and hold harmless CCR and its directors, officers, employees, affiliates, agents and permitted assigns, without duplication, from and against any and all Damages asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from (i) any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by CWM REIT in this Agreement or (ii) termination or any change in employment status, compensation or benefits by CWM REIT of any employees employed by CAMC Advisor at the time of Closing.

  (c) Except with respect to matters addressed in Section 8.10(c), which matters shall be governed solely by such Section, if any action or proceeding (including any governmental investigation) shall be brought or asserted against a party hereto (or its officers, directors, trustees or agents) or any person controlling such party in respect of which indemnity is required from the other party hereunder (such party to whom indemnification is required is referred to herein as the "Indemnified Party;" the party from whom such indemnification is required is referred to herein as the "Indemnifying Party"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, and shall assume the payment of all expenses. The Indemnified Party or any such officer, director, trustee, agent or controlling person shall have the right to employ separate counsel (approved by the Indemnified Party) in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party or such officer, director, trustee, agent or controlling person unless (i) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party or such officer, director, trustee, agent or controlling person and the Indemnifying Party, and the Indemnified Party or such officer, director, trustee, agent or controlling person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party or such officer, director, trustee, agent or controlling person notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party or such officer, director, trustee, agent or controlling person, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with local counsel) at any time for the Indemnified Party and its officers, directors, trustees, agents and controlling persons, which firm shall be designated in writing by the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the Indemnifying Party's written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party and its officers, directors, trustees, agents and controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

  (d) (i) The obligations of CCR pursuant to Section 4.6 (a)(i) shall survive the Closing if and to the extent that the related representation, warranty, covenant or agreement survives the Closing as provided in Section 11.3. The obligations of CCR pursuant to Section 4.6 (a)(ii) and (iii) shall survive the Closing, but shall terminate upon the expiration of the applicable statute of limitations with respect to the matters covered thereby.

  (ii) The obligations of CWM REIT pursuant to Section 4.6(b)(i) shall survive the Closing if and to the extent that the related representation, warranty, covenant or agreement survives the Closing as provided in Section 11.3. The obligations of CWM REIT pursuant to Section 4.6(b)(ii) shall survive the Closing, but shall terminate upon the expiration of the applicable statute of limitations with respect to the matters covered thereby.

  (e) (i) Notwithstanding anything in this Section 4.6 to the contrary, to the extent indemnification for any inaccuracy in or breach of any representation or warranty in Section 5, 6 or 7, as the case may be, is sought under Section 4.6(a)(i) or Section 4.6(b) hereof, CCR or CWM REIT, as the case may be, shall be required to provide indemnification only to the extent the aggregate amount of Damages arising under Section 4.6(a)(i) or 4.6(b), as the case may be, exceeds $500,000.

  (ii) Notwithstanding anything in Section 4.6(a)(i) to the contrary, the aggregate amount payable by CCR with respect to any Damages under Section 4.6(a)(i) for any inaccuracy in or breach of any representation or warranty in
Section 5 or 6 shall not exceed $15,000,000 (excluding for such purposes, however, any Damages arising out of the breach of any of the representations and warranties contained in Sections 5.7, 5.8 and 5.13).

  (iii) Notwithstanding anything in Section 4.6(b) to the contrary, the aggregate amount of Damages payable by CWM REIT with respect to Damages under
Section 4.6(b) for any inaccuracy in or breach of any representation or warranty in Section 7 shall not exceed $15,000,000 (excluding for such purposes, however, any Damages with respect to the representations and warranties contained in Sections 7.7 and 7.10).

  (f) In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such party to the extent of (i) the value of any tax savings actually realized or to be realized (including savings attributable to an increase in the tax basis of an asset held by such party) by such party with respect thereto or (ii) any proceeds received by such party from any insurance policies with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery.

  (g) The indemnification provisions of this Section 4.6 shall be the sole and exclusive remedy of the parties against one another with respect to any money damages under this Agreement.

  (h) Anything to the contrary contained in this Agreement notwithstanding,
(i) CCR shall have no obligation to indemnify CWM REIT for any Damages as a result of CWM REIT failing to be treated as a real estate investment trust under the Code, unless such failure was solely a result of the breach by CCR of any of its obligations under Section 8.10(c) of this Agreement and the remedy of specific performance with respect thereto would not provide adequate relief to CWM REIT, and (ii) CWM REIT shall have no obligation to indemnify CCR for any Damages as a result of the Merger failing to qualify as a reorganization under Code Section 368(a), unless such failure was solely a result of the breach by CWM REIT of any of its obligations under Sections 7.10 and 8.3 of this Agreement.

  4.7 Further Assurances. If at any time CWM REIT shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in CWM REIT the title to any property or right of CAMC Advisor, or otherwise to carry out the provisions hereof, the proper representatives of CCR or CAMC Advisor as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in CWM REIT and otherwise to carry out the provisions hereof.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES REGARDING CAMC ADVISOR

  CAMC Advisor and CCR hereby jointly and severally represent and warrant to CWM REIT that, except as set forth in the disclosure schedule delivered by CAMC Advisor and CCR to CWM REIT on the date hereof (the "CAMC Advisor Disclosure Schedule") as of the date hereof:

  5.1 Organization, Etc. of CAMC Advisor. CAMC Advisor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted by CAMC Advisor, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. CAMC Advisor is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or to be in good standing has not had or would not have a Material Adverse Effect on CAMC Advisor. True and correct copies of CAMC Advisor's Certificate of Incorporation and Bylaws have been made available to CWM REIT.

  5.2 Partnerships; Subsidiaries. CAMC Advisor is not, directly or indirectly, a partner in any partnership. CAMC Advisor does not have, directly or indirectly, any Subsidiaries.

  5.3 Agreement. This Agreement and the consummation of the transactions contemplated hereby have been approved by the Board of Directors of CAMC Advisor and have been duly authorized by all other necessary corporate action on the part of CAMC Advisor including the written consent of CCR, as sole stockholder. This Agreement has been duly executed and delivered by a duly authorized officer of CAMC Advisor and constitutes a valid and binding agreement of CAMC Advisor, enforceable against CAMC Advisor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles and except to the extent that public policy considerations may limit the enforcement of indemnification of obligations. CAMC Advisor has delivered to CWM REIT true and correct copies of resolutions adopted by the Board of Directors of CAMC Advisor and CCR, respectively, approving this Agreement and the transactions contemplated hereby.

  5.4 Capital Stock. The authorized capital stock of CAMC Advisor consists of 10,000 shares of common stock, of which 10,000 shares are outstanding as of the date hereof. All outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of CAMC Advisor is entitled to preemptive or similar rights. There are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CAMC Advisor is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

  5.5 Litigation. Except as set forth in Section 5.5 of the CAMC Advisor Disclosure Schedule, there are no actions, suits, investigations or legal proceedings pending or, to the knowledge of CAMC Advisor and CCR, threatened against CAMC Advisor or any property of CAMC Advisor (including the Intellectual Property Rights) in any court or before any arbitrator of any kind or before or by any Governmental Body or before any arbitrator of any kind except for such actions, suits, investigations or legal proceedings that would not have a Material Adverse Effect on CAMC Advisor. Except as set forth in Section 5.5 of the CAMC Advisor Disclosure Schedule, CAMC Advisor is not in default with respect to any judgment, order, writ, injunction or decree of any arbitrator, court or Governmental Body, and there are no unsatisfied judgments against CAMC Advisor except for such defaults or unsatisfied judgments as would not have a Material Adverse Effect on CAMC Advisor.

  5.6 Compensation and Employee Matters. A true, correct and complete list of all directors, officers and personnel of CAMC Advisor, and the annual salary, bonuses paid or accrued for the year ending February 29, 1996, and for the period from March 1, 1996 through November 30, 1996, and any commitments by CAMC Advisor entered into on or prior to the date hereof to pay any further bonuses for or increase the salary of each such person is set forth in Section
5.6 of the CAMC Advisor Disclosure Schedule.

  5.7 Employee Benefit Plans.

  (a) Definitions. The following terms, when used in this Section 5.7 or elsewhere in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

    (i) Benefit Arrangement. Any employment, consulting, severance or other similar contract, arrangement (written or oral), program, policy, plan, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code, providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefit which
  (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by CAMC Advisor or under which CAMC Advisor may incur any liability, and (C) covers any CAMC Employee (with respect to his or her relationship with CAMC Advisor).

    (ii) CAMC Employee. Any employee or former employee of CAMC Advisor.

    (iii) Employee Plans. All Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

    (iv) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

    (v) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with or a member of an affiliated service group with CAMC Advisor as defined in Section 414(b), (c) or (m) of the Code.

    (vi) IRS. The Internal Revenue Service.

    (vii) Multiemployer Plan. Any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which CAMC Advisor or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which CAMC Advisor or any ERISA Affiliate may incur any liability and (B) which covers any CAMC Employee (with respect to his or her relationship with CAMC Advisor).

    (viii) PBGC. The Pension Benefit Guaranty Corporation.

    (ix) Pension Plan. Any "employee pension benefit plan" as defined in
  Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which CAMC Advisor or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the date hereof, maintained, administered, contributed to or was required to contribute to, or under which CAMC Advisor or any ERISA Affiliate may incur any liability and (B) which covers any CAMC Employee (with respect to his or her relationship with CAMC Advisor).

    (x) Welfare Plan. Any "employee welfare benefit plan" as defined in
  Section 3(1) of ERISA, (A) which CAMC Advisor or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which CAMC Advisor or any ERISA Affiliate may incur any liability and
  (B) which covers any CAMC Employee (with respect to his or her relationship with CAMC Advisor).

  (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Section 5.7(b) of the CAMC Advisor Disclosure Schedule contains a complete list of Employee Plans which cover or have covered CAMC Employees (with respect to their relationship with CAMC Advisor). True and complete copies of each of the following documents have been delivered to CWM REIT: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor) and all amendments thereto, and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor),
(iii) the most recent determination letter issued by the IRS, with respect to each Pension Plan which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor) and any outstanding request for a determination letter, (iv) any ruling letter or interpretive letter issued by the Department of Labor, the IRS, or any other governmental agency with respect to each Employee Plan which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor), (v) for the most recent plan year (or, in the case of a defined benefit pension plan the two most recent plan years) annual reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor), (vi) all actuarial reports prepared for the last two plan years for each Pension Plan which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor), (vii) a description of complete age, salary, service and related data as of the last day of the last plan year for CAMC Employees, and
(viii) a description setting forth the amount of any liability of CAMC Advisor as of the date of this Agreement for payments more than thirty days past due with respect to each Welfare Plan which covers or has covered CAMC Employees.

  (c) Representations.

  (i) All material Employee Plans are maintained and sponsored by CCR. CAMC Advisor is not the sponsor of and does not maintain any material Employee Plan.

  (ii) Pension Plans

    (A) The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA complies in all material respects with applicable law and the actuarial assumptions used in connection with funding each such plan are reasonable. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. CAMC Advisor does not have any liability for past due contributions with respect to any Pension Plan that has not been accrued for on the February 29 Balance Sheet and as of the date hereof.

    (B) The CCR DB Plan (as defined in Section 8.15(a)) and the CCR 401(k) Plan are each the subject of a favorable determination letter received from the IRS with respect to their qualified status under the provisions of Code
  Section 401(a), and CCR is not aware of any circumstance that would adversely affect that determination and which could not be corrected without material liability to CAMC Advisor.

    (C) Each of the plans described in paragraph (c) (ii) (B) above or
  Section 8.15(d) presently complies and has been maintained in all material respects in compliance with its terms during the period from its adoption to date and, both as to form and in operation, in all material respects with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

    (D) CAMC Advisor has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan (other than reportable events with respect to which the PBGC has waived the reporting requirement). No proceeding has been commenced by the PBGC to terminate any Pension Plan. No material liability to the PBGC has been incurred by CAMC Advisor or any ERISA Affiliate on account of the termination of any Pension Plan. Neither CAMC Advisor nor any ERISA Affiliate has, at any time, (x) ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, (y) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (z) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which CAMC Advisor or any ERISA Affiliate made contributions during the five years prior to the Closing Date.

  (iii) Multiemployer Plans. There are no Multiemployer Plans covering any CAMC Employees. Neither CAMC Advisor nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

  (iv) Welfare Plans.

    (A) Each Welfare Plan which is maintained or sponsored by CAMC Advisor and which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor) has been maintained in all material respects in compliance with its terms and, both as to form and operation in all material respects, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including but not limited to ERISA and the Code.

    (B) Except as may be required by applicable law, CAMC Advisor has no obligation to make any payment to or with respect to any CAMC Employee pursuant to any retiree medical benefit plan, or other retiree Welfare Plan.

    (C) Each Welfare Plan which covers or has covered CAMC Employees and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in all material respects in compliance with provisions of
  Part 6 of Title I of ERISA and Section 4980B of the Code at all times except where any failure to comply would not result in material liability to CAMC Advisor.

  (v) Benefit Arrangements. Each Benefit Arrangement which is sponsored or maintained by CAMC Advisor and which covers or has covered CAMC Employees has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including but not limited to the Code.

  (vi) Payments. CAMC Advisor has made all contributions, paid all premiums and satisfied all liabilities with respect to each Employee Plan which have accrued and become due and payable.

  (vii) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or governmental investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of CAMC Advisor, threatened or anticipated, against CAMC Advisor, CCR or, to the knowledge of CAMC Advisor or CCR, any ERISA Affiliate or any Employee Plan that would result in material liability to CAMC Advisor.

  (viii) No Amendments. Except as may be required by law, neither CCR nor CAMC Advisor has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover CAMC Employees (with respect to their relationship with CAMC Advisor) or to amend or modify any existing Employee Plan which covers or has covered CAMC Employees (with respect to their relationship with CAMC Advisor), in either case in a manner that would result in material liability to CAMC Advisor.

  (ix) No Acceleration or Creation of Rights. Except as the parties may otherwise provide pursuant to Section 8.15, neither the execution and delivery of this Agreement by CAMC Advisor nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Pension Plan or Welfare Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

  5.8 Taxes.

  (a) Neither CAMC Advisor nor any consolidated or combined group of which it is a member or required to be included as a member has filed a consent, binding on CAMC Advisor, under Section 341(f) of the Code concerning collapsible corporations.

  (b) CAMC Advisor operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

  (c) CAMC Advisor will not own as of the Effective Time any equity interest or other security in another partnership, corporation or other entity or a fee interest in less than 100% of any property (for example as a tenant-in-common), unless such equity interest or other security (i) would be classified as cash or a cash item within the meaning of Section 856(c)(5)(A) of the Code and does not represent more than 10% of the voting securities of any issuer or
(ii) is CWM Common Stock.

  (d) CAMC Advisor is not an "investment company" as defined in Section 368(a)(2)(F) of the Code and the regulations thereunder.

  (e) The liabilities of CAMC Advisor to be assumed by CWM REIT in the Merger, and the liabilities to which the assets of CAMC Advisor to be transferred to CWM REIT in the Merger are subject, were incurred by CAMC Advisor in the ordinary course of its business.

  (f) CAMC Advisor is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  (g) The fair market value of the assets of CAMC Advisor to be transferred to CWM REIT in the Merger will equal or exceed the sum of the liabilities to be assumed by CWM REIT plus the amount of liabilities, if any, to which the transferred assets are subject.

  5.9 Intellectual Property. To the knowledge of CCR and CAMC Advisor, none of the Intellectual Property Rights is subject to any lien, encumbrance or claim of infringement (except liens and encumbrances in favor of the licensor, sublicensor or other owner of such Intellectual Property Rights), nor requires any consent, approval or waiver to be transferred to CWM REIT by way of the Merger.

  5.10 No Material Adverse Change. Since August 31, 1996, there have not been any changes in the business, operations, properties, assets or condition, financial or otherwise, of CAMC Advisor that would, individually or in the aggregate, have a Material Adverse Effect except for changes resulting from
(i) fees or other amounts earned by CAMC Advisor under the Management Agreement or (ii) any transactions contemplated by this Agreement, including
Section 8.8.

  5.11 Financial Statements. CAMC Advisor has provided to CWM REIT true and correct copies of its audited balance sheet as of February 29, 1996 and unaudited balance sheets as of February 28, 1995 and November 30, 1996, and related audited statements of income and cash flows for the year ended February 29, 1996 and unaudited statements of income and cash flows for the fiscal years ended February 28, 1994 and February 28, 1995 and the nine-month period ended November 30, 1996 (collectively, the "CAMC Advisor Financial Statements"). Each of such balance sheets (including the related notes) presents fairly, in all material respects, the financial position of CAMC Advisor as of the respective dates thereof, and such related statements (including the related notes) present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted in the auditors' report or in the notes thereto, subject, in the case of interim financial statements, to normal year-end adjustments.

  5.12 Books and Records. (a) The books of account and other financial records of CAMC Advisor are in all material respects true and correct.

  (b) The minute books and other similar records of CAMC Advisor have been made available to CWM REIT and contain in all material respects accurate records of the minutes of all meetings and all corporate action taken by written consent of the stockholders and Board of Directors of CAMC Advisor, in each case prior to April 6, 1994.

  5.13 Proxy Statement. None of the information supplied or to be supplied in writing by CCR or CAMC Advisor for inclusion in the Proxy Statement will, at the time of filing the Proxy Statement with the SEC, at the time of mailing the Proxy Statement to the Stockholders of CWM REIT, at the time of the CWM REIT Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  5.14 Contracts and Leases. To the knowledge of CAMC Advisor, the letter dated the date hereof from CWM REIT to CCR and CAMC Advisor contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, of CAMC Advisor (the "Material Agreements"). A contract, lease, agreement or understanding is "material" if it involves (i) obligations (contingent or otherwise) of, or payments to, CAMC Advisor in excess of $25,000 per annum, (ii) management or advisory agreements providing for payments to or by CAMC Advisor in excess of $25,000 per annum, or (iii) the license of any patent, copyright, trade secret or other proprietary right (A) to CAMC Advisor which is necessary to carry on its business, other than any software license or similar agreement which is generally available to the public or businesses or (B) from CAMC Advisor which materially limits the ability of CAMC Advisor to carry on its business. Neither CAMC Advisor nor, to the knowledge of CAMC Advisor and CCR, any other party thereto has materially breached any Material Agreement or is in material default thereunder, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a material breach or material default by CAMC Advisor, or to the knowledge of CAMC Advisor and CCR, any other party thereto, no claim of material default thereunder has been asserted or threatened by CAMC Advisor against any such party thereto or, to the knowledge of CAMC Advisor and CCR, asserted or threatened against CAMC Advisor by any other party thereto, and neither CAMC Advisor nor, to the knowledge of CAMC Advisor and CCR, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder.

  5.15 Real Property. CAMC Advisor does not own or lease (as lessee) and has not at any time owned or leased, in whole or in part, any real property.

                                   ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES REGARDING CCR

  CCR hereby represents and warrants to CWM REIT that as of the date hereof:

  6.1 Power and Authority. CCR has all requisite corporate power and authority, as applicable, to enter into this Agreement, the Cooperation Agreement, and the Registration Rights Agreement and to carry out the provisions hereof and thereof and consummate the transactions contemplated hereby and thereby.

  6.2 Agreement. CCR has taken all corporate action necessary to authorize this Agreement, the Cooperation Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by CCR and constitutes, and each of the Registration Rights Agreement and Cooperation Agreement when duly executed and delivered by a duly authorized officer of CCR will constitute, a valid and binding agreement of CCR, enforceable against CCR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles and except to the extent that public policy considerations may limit the enforcement of indemnification of obligations.

  6.3 Foreign Person. CCR is a United States person within the meaning of
Section 7701(a) of the Code.

  6.4 No Withholding. The transaction contemplated hereby is not, insofar as concerns CCR, subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

  6.5 No Intention to Dispose. There is not, and as of the date of the Merger will not be, any plan or intention by CCR to sell, exchange, or otherwise dispose of the shares of CWM REIT that CCR receives in the Merger such that the value of its stock interest in CWM REIT would be reduced to an amount less than 50% of CAMC Advisor's value as of the date of the Merger.

  6.6 Brokers and Finders. Neither CCR nor CAMC Advisor has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CAMC Advisor or CWM REIT to pay any investment banking fees, finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The fees and expenses paid or payable to Merrill Lynch and any claims by Merrill Lynch arising in connection therewith are the sole obligation of CCR.

  6.7 Securities Act Representations.

  (a) CCR represents that it understands that the CWM Common Stock to be issued and delivered to it at Closing pursuant to this Agreement will not have been registered pursuant to the registration requirements of the Securities Act and that the resale of all shares of CWM Common Stock is subject to Rule 144 of the rules and regulations thereunder or registration under the Securities Act. CCR represents that it is acquiring the CWM Common Stock for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws. CCR further represents that it has been advised and understands that since the CWM Common Stock has not been registered under the Securities Act, the CWM Common Stock must be held indefinitely unless (A) the distribution of the CWM Common Stock has been registered under the Securities Act, (B) a sale of the CWM Common Stock is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or
(C) in the opinion of counsel reasonably acceptable to CWM REIT, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of the CWM Common Stock.

  (b) CCR represents that it has been advised and understands that, subject to applicable securities laws, stop transfer instructions will be given to CWM REIT's transfer agents with respect to the CWM Common Stock constituting the Share Consideration and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for the CWM Common Stock issuable under Article 4, or any substitutions therefor:

  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT'), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF (i) REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (ii) A VALID EXEMPTION THEREFROM."

  (c) CCR represents that it has such knowledge and experience in financial and business affairs that it is capable of evaluating, alone, the merits and risks of an investment in CWM REIT. CCR represents that it has received and reviewed copies of (i) the most recent annual report on Form 10-K, (ii) the three most recent quarterly reports on Form 10-Q, (iii) any current reports on Form 8-K since December 31, 1995, in each case as filed by CWM REIT under the Exchange Act, and (iv) the most recent annual report to stockholders of CWM REIT. CCR represents that it has had an opportunity to ask questions and receive answers concerning the terms of this Agreement, the Cooperation Agreement and the Registration Rights Agreement and the foregoing information provided by CWM REIT and to obtain any other information from CWM REIT as CCR deems necessary or appropriate in connection with evaluating the merits of an investment in CWM REIT.

                                   ARTICLE 7

                  REPRESENTATIONS AND WARRANTIES OF CWM REIT

  CWM REIT herein represents and warrants to CAMC Advisor and CCR that as of the date hereof:

  7.1 Organization, Etc. of CWM REIT. CWM REIT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and proposed by CWM REIT to be conducted, to enter into this Agreement, the Cooperation Agreement and the Registration Rights Agreement and to carry out the provisions thereof and consummate the transactions contemplated hereby and thereby. CWM REIT is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had or would not have a Material Adverse Effect on CWM REIT and its Subsidiaries taken as a whole. True and correct copies of CWM REIT's Certificate of Incorporation and Bylaws have been made available to CAMC Advisor.

  7.2 Capital Stock. The authorized capital stock of CWM REIT consists of 100,000,000 shares of CWM Common Stock, of which 50,200,176 shares are outstanding as of December 31, 1996. Since December 31, 1996, CWM REIT has not issued any shares of capital stock except pursuant to the exercise of options to purchase shares of CWM Common Stock outstanding on such date or pursuant to CWM REIT's dividend reinvestment plan. All outstanding shares of CWM Common Stock are, and all shares of CWM Common Stock issuable under stock option plans of CWM REIT, pursuant to CWM REIT's dividend reinvestment plan or pursuant to the Special Purchase Rights will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the 3,869,353 shares of CWM Common Stock reserved for issuance pursuant to stock option plans of CWM REIT, CWM REIT's dividend reinvestment plan or for purposes of the Special Purchase Rights, there are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which CWM REIT is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, register, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of its capital stock.

  7.3 Agreement. This Agreement, the Cooperation Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been approved by the Board of Directors of CWM REIT and have been duly authorized by all other necessary corporate action on the part of CWM REIT (except for the approval of CWM REIT's stockholders contemplated by Section 8.4), including without limitation, the approval of the Special Committee. This Agreement has been duly executed and delivered by a duly authorized officer of CWM REIT and, subject to CWM REIT stockholder approval, constitutes, and each of the Cooperation Agreement and the Registration Rights Agreement when duly executed and delivered by a duly authorized officer of CWM REIT will constitute, valid and binding agreements of CWM REIT, enforceable against CWM REIT in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles and except to the extent that public policy considerations may limit the enforcement of indemnification of obligations. CWM REIT has delivered to CAMC Advisor true and correct copies of resolutions adopted by the Board of Directors of CWM REIT approving this Agreement and the transactions contemplated hereby and, prior to the Closing Date, will deliver to CAMC Advisor true and correct copies of resolutions adopted by the stockholders of CWM REIT approving this Agreement and the transactions contemplated hereby.

  7.4 Authorization for CWM Common Stock. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of CWM REIT will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will, subject to the accuracy of CCR's representations in Section 6.7 hereof, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

  7.5 Brokers and Finders. Except for the fees and expenses paid to Dean Witter with respect to the delivery of a fairness opinion to the Special Committee and as financial advisor to the Special Committee, which fees are reflected in its agreement with the Special Committee and CWM REIT (a copy of which has been delivered to CAMC Advisor), CWM REIT has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of CCR or CAMC Advisor to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees and expenses paid to Dean Witter by CWM REIT, there is no claim for payment by CWM REIT of any investment banking fees, finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The fees and expenses paid or payable to Dean Witter and any claims by Dean Witter arising in connection therewith are the sole obligation of CWM REIT.

  7.6 SEC Reports and Financial Statements.

  (a) CWM REIT has timely filed with the SEC all reports, definitive proxy statements or other documents required to be filed by CWM REIT with the SEC under Section 13(a), 14 or 15(d) of the Exchange Act since January 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and all documents incorporated by reference therein, the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (b) The consolidated balance sheets as of December 31, 1995 and December 31, 1994 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 (including the related notes and schedules thereto) of CWM REIT contained in its Form 10-K for the year ended December 31, 1995 included in the SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CWM REIT, its consolidated subsidiaries and Indy Mac as of the dates or for the periods presented therein in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted in the auditors' report or in the notes thereto.

  (c) The consolidated balance sheets and the related statements of earnings and cash flows (including the related notes thereto) of CWM REIT contained in its Forms 10-Q for the periods ended September 30, 1996, June 30, 1996 and March 31, 1996 included in the SEC Reports (collectively, the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CWM REIT, its consolidated subsidiaries and Indy Mac as of the dates or for the periods presented therein in conformity with GAAP consistently applied during the periods involved except as otherwise noted in the notes thereto, and reflect all adjustments, which include only normal recurring adjustments, necessary to such fair presentation.

  (d) Since September 30, 1996, there have not been any changes in the business, operations, properties, assets or conditions, financial or otherwise, of CWM REIT that would, individually or in the aggregate, have a Material Adverse Effect on CWM REIT.

  7.7 Information. The Proxy Statement will not at the time filed with the SEC, at the time of mailing the Proxy Statement to the stockholders of CWM REIT, at the time of the CWM REIT Stockholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CWM with respect to statements made therein based on information supplied by CCR or CAMC Advisor in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

  7.8 Books and Records.

  (a) The books of account and the financial records of CWM REIT are in all material respects true and correct.

  (b) The minute books and other similar records of CWM REIT have been made available to CCR and CAMC Advisor and contain in all material respects accurate records of the minutes of all meetings and all corporate action taken by written consent of the stockholders and Board of Directors of CWM REIT, in each case on and after April 6, 1994.

  7.9 Litigation. There are no actions, suits, investigations or legal proceedings, pending or, to the knowledge of CWM REIT, threatened against CWM REIT or any property of CWM REIT in any court or before any arbitrator of any kind or before or by any Governmental Body or before any arbitrator of any kind except for such actions, suits, investigations or legal proceedings that would not have a Material Adverse Effect on CWM REIT. CWM REIT is not in default with respect to any judgment, order, writ, injunction or decree of any arbitrator, court or Governmental Body, and there are no unsatisfied judgments against CWM REIT except for such defaults or unsatisfied judgments as would not have a Material Adverse Effect on CWM REIT.

  7.10 General.

  (a) CWM REIT has no plan or intention to reacquire any of its stock issued in the Merger.

  (b) CWM REIT has no plan or intention to sell or otherwise dispose of any of the assets of CAMC Advisor acquired in the Merger, except for dispositions made in the ordinary course of business.

  (c) CWM REIT has made or will make a valid and effective election under Notice 88-19, 1988-1 C.B. 486, to be subject to rules similar to those set forth in Section 1374 of the Code with respect to assets acquired from CAMC Advisor in connection with the Merger.

                                   ARTICLE 8

                           COVENANTS OF THE PARTIES

  8.1 Maintenance of Business, Prohibited Acts. During the period from the date of this Agreement to the Effective Time, CCR will not, and will not cause CAMC Advisor to, take any action that adversely affects the ability of CAMC Advisor (i) to pursue its business in the ordinary course, (ii) to seek to preserve intact its current business organization, (iii) to keep available the service of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it; and CCR will not allow CAMC Advisor to, without CWM REIT's prior written consent:

    (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the CAMC Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for CAMC Shares outstanding on the date hereof;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the CAMC Shares);

    (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to CCR in its capacity as sole stockholder; provided, however, that nothing shall prohibit: (i) the payment of any ordinary distribution or dividend in respect of its capital stock at such times and in such manner and amount as may be consistent with CAMC Advisor's past practice (which in any event shall include any and all compensation paid or payable or expenses reimbursed or reimbursable for the period from January 1, 1996 through the Effective Time, to the extent not otherwise paid or distributed to CCR), (ii) the payment of any dividend as shall be required to be paid by CAMC Advisor in order to permit Price Waterhouse LLP to issue the letter required by Section 9.3(e), (iii) any distribution of property necessary for the representation and warranty set forth in Section 5.8(c) to be true and correct or (iv) the distributions referred to in Section 8.24.

    (d) (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice (except within the parameters noted in Section 5.6 of the CAMC Advisor Disclosure Schedule or as approved by the Special Committee), (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such director, officer or employee, whether past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by CWM REIT in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Plan or Benefit Arrangement, except in the case of (i) through (v), inclusive, under and pursuant to the employment agreement referred to in Section 9.1(g);

    (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

    (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

    (g) adopt any amendments to its Certificate of Incorporation or Bylaws;

    (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for bank deposits and other investments in marketable securities and cash equivalents made in the ordinary course of its business;

    (i) engage in the conduct of any business the nature of which is materially different from the business in which CAMC Advisor is currently engaged;

    (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of CAMC Advisor except under the employment agreement referred to in Section 9.1(g);

    (k) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months which is not cancelable without penalty on 30 or fewer days' notice, except in the ordinary course of business;

    (l) forgive any indebtedness owed to CAMC Advisor or convert or contribute by way of capital contribution any such indebtedness owed;

    (m) authorize or enter into any agreement providing for management services to be provided by CAMC Advisor to any third-party or an increase in management fees paid by any third-party under existing management agreements;

    (n) mortgage, pledge, encumber, sell, lease or transfer any material assets of CAMC Advisor except with the prior written consent of CWM REIT or as contemplated by this Agreement;

    (o) authorize or announce an intention to do any of the foregoing, or entering any contract, agreement, commitment or arrangement to do any of the foregoing; or

    (p) perform any act or omit to take any action that would make any of the representations made above inaccurate or materially misleading as of the Effective Time.

  8.2 Officers and Employees. Each of CAMC Advisor and CCR severally agree that prior to the Effective Time it will use its reasonable efforts to encourage the officers and employees of CAMC Advisor, to the extent they are in good standing, to become employees of CWM REIT or Indy Mac, as determined by CWM REIT in its sole discretion.

  8.3 Significant Business Line. Except for the management of Indy Mac's business, for a period of at least one year following the Effective Time, CWM REIT shall continue the historic business that was managed by CAMC Advisor prior to the Merger and shall use a significant portion of the business assets of CAMC Advisor that are received by CWM REIT in the Merger in CWM REIT's historic business.

  8.4 Meeting of Stockholders. CWM REIT will take all action necessary in accordance with applicable law and CWM REIT's Certificate of Incorporation and Bylaws to arrange for its stockholders to consider and vote upon the approval of the Merger and the issuance of shares of CWM Common Stock in the Merger at the annual or special stockholders' meeting (the "CWM REIT Stockholders Meeting") to be held in connection with the transactions contemplated by this Agreement. Subject to the fiduciary duties of CWM REIT's Board of Directors under applicable law as advised by counsel, the Board of Directors of CWM REIT shall recommend and declare advisable such approval and CWM REIT shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval, including, without limitation, the inclusion of the recommendation of the CWM REIT Board of Directors and of the Special Committee in the Proxy Statement that the stockholders of CWM REIT vote in favor of the approval of the Merger and the adoption of this Agreement.

  8.5 Proxy Materials. After the date hereof, CWM REIT shall promptly prepare, and CAMC Advisor and CCR shall cooperate in the preparation of, and CWM REIT shall file with the SEC as soon as practicable a proxy statement and a form of proxy, in connection with the vote of CWM REIT's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to CWM REIT's stockholders, is herein called the "Proxy Statement"). CWM REIT will use all reasonable efforts to cause the Proxy Statement to be mailed to stockholders of CWM REIT at the earliest practicable date as permitted by the SEC and will take all such action as may be necessary to qualify the Share Consideration for offering and sale under state securities or blue sky laws. If at any time prior to the Effective Time any event relating to or affecting CAMC Advisor, CCR or CWM REIT shall occur as a result of which it is necessary, in the opinion of counsel for CAMC Advisor and CCR or of counsel for CWM REIT, to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the stockholders of CWM REIT is sought, CAMC Advisor, CCR and CWM REIT, respectively, will notify the others thereof and, in the case of CAMC Advisor or CCR, it will cooperate with CWM REIT in preparing, and, in the case of CWM REIT, it will prepare and file, an amendment or supplement with the SEC and, if required by law or Exchange rule, applicable state securities authorities and each Exchange such that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading, and CWM REIT will, as required by law, disseminate to its stockholders such amendment or supplement.

  8.6 Filings, Other Action. CAMC Advisor, CCR and CWM REIT shall: (a) to the extent required, promptly make all filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another to (i) determine which Authorizations are required to be made or obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely make and seek all such Authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to CWM REIT and CCR necessary to effectuate the Merger; (d) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 9 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (e) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time.

  8.7 Access to Information. (a) From the date hereof until the Effective Time, CAMC Advisor and CCR (i) will give CWM REIT, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CAMC Advisor during reasonable business hours, (ii) will furnish copies to CWM REIT, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and which is in the possession of or can be obtained by CAMC Advisor or CCR without undue expense and (iii) will instruct CAMC Advisor's or CCR'S, as the case may be, employees, counsel and financial advisors to cooperate with CWM REIT in its investigation of the business of CAMC Advisor.

  (b) From the date hereof until the Effective Time, CWM REIT (i) will give CCR, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CWM REIT during reasonable business hours, (ii) will furnish copies to CCR, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and which is in the possession of or can be obtained by CWM REIT without undue expense, and (iii) will instruct CWM REIT's employees, counsel and financial advisors to cooperate with CCR in its investigation of the business of CWM REIT.

  8.8 Management Fee Adjustment. CWM REIT shall pay to CAMC Advisor all fees accrued and unpaid and reimbursable expenses payable to CAMC Advisor under the Management Agreement in respect of periods up to the Effective Time (as if the Management Agreement had been terminated as of the Effective Time and payment was to be made under Section 17 thereof, without giving effect for such purposes to Section 10(d) of the Management Agreement); provided that, in the event that the Effective Time occurs prior to the record date for the regular quarterly dividend of CWM REIT in respect of the quarter in which the Effective Time occurs, CAMC Advisor hereby irrevocably waives that portion of CAMC Advisor's compensation attributable to the incentive fee under Section 10(c) of the Management Agreement for the quarterly period during which the Effective Time occurs.

  8.9 Intellectual Property Rights. Prior to the Closing, CAMC Advisor shall use all reasonable efforts to cooperate with CWM REIT in obtaining all assignments or other consents necessary with respect to the Intellectual Property Rights, to the extent not already owned by CAMC Advisor, including all interests that may hereafter become Intellectual Property Rights prior to Closing. CCR acknowledges that upon Closing, it will have no right, title or interest in or to the names "Indy Mac" and "Independent National Mortgage Corporation" (including derivations and abbreviations thereof).

  8.10 Tax Matters.

  (a) Each of CCR, CAMC Advisor and CWM REIT agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under
Section 368(a) of the Code to the extent permitted by law.

  (b) CCR shall prepare or cause to be prepared and filed on behalf of CAMC Advisor, at its sole cost and expense, any federal, state, and local Tax Returns required to be filed with respect to any short taxable year of CAMC Advisor ending as of the Closing Date.

  (c) If the U.S. Internal Revenue Service (the "IRS") or any other taxing authority initiates an audit or examination of any Tax Return of CAMC Advisor or any consolidated or combined group of which it was a member or required to be included as a member (a "Tax Matter"), CCR shall--

    (i) promptly, but not less frequently than quarterly, provide CWM REIT with a summary of each issue raised in each unresolved Tax Matter, and if in the course of reviewing such Tax Matters CCR becomes aware that such Tax Matters could affect the amount of the current or accumulated earnings and profits of CAMC Advisor as of the close of business on the date of the Effective Time, CCR shall so advise CWM;

    (ii) as requested by CWM REIT, provide additional information sufficient
  (A) to inform CWM REIT as to the nature of each such issue, and (B) to permit CWM REIT to exercise its rights described in this Section 8.10(c);

    (iii) keep CWM REIT regularly and promptly advised of the course of each such issue which has been reasonably determined by CWM REIT to be a CAMC Tax Issue (as defined below in this Section) pursuant to the procedure described in this Section 8.10(c);

    (iv) provide CWM REIT (not later than 10 Business Days prior to the anticipated date of delivery or filing, or promptly after receipt as applicable) with a copy of all pleadings or other documents to be delivered to, received from, or filed with, any court or other tribunal, the IRS or other taxing authority with respect to (A) any CAMC Tax Issue (which may be redacted to eliminate all information not germane to any CAMC Tax Issue), and (B) any Tax Matter which had not previously been summarized for CWM REIT or with respect to which CWM REIT had requested and not received additional information (excluding from clause (B) documents or pleadings not filed by or on behalf of CCR or any consolidated or combined group of which it is a member);

    (v) cooperate with CWM REIT and its counsel, accountants and other advisors in connection with each such CAMC Tax Issue;

    (vi) in connection with each such CAMC Tax Issue, not submit to the IRS, any taxing authority or any court or other tribunal any pleading or other document without the written consent of CWM REIT (provided, however, that CWM REIT (A) shall be deemed to so consent if it has not communicated written notice of its non-consent to CCR before the close of business on the 10th business day following its receipt of such pleading or other document and (B) shall so consent unless it reasonably determines that any position taken in such pleading or other document, if accepted, could jeopardize CWM REIT's status as a real estate investment trust under the Code. The determination of CWM REIT that a position taken in a pleading or other document could jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be presented to CCR in writing within five Business Days after CWM REIT communicates its notice of non-consent to CCR (or such earlier time not sooner than the second Business Day thereafter as CCR shall reasonably determine to be necessary) unless CCR agrees to waive its right to see such advice in writing, to the effect that the position taken, if accepted, would give the IRS a reasonable basis for asserting that CWM REIT failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CAMC Advisor; and

    (vii) not settle, compromise or consent to the entry of any order, decree or judgment with respect to any CAMC Tax Issue or fail to pursue an available appeal of any such CAMC Tax Issue (a "Resolution") without the written consent of CWM REIT (provided, however, that CWM REIT (A) shall be deemed to so consent if it has not communicated written notice of its non-consent to CCR before the close of business on the 10th business day following its receipt of notice of such proposed settlement, compromise or consent and (B) shall so consent unless it reasonably determines that such Resolution would jeopardize CWM REIT's status as a real estate investment trust under the Code. The determination of CWM REIT that a Resolution would jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be delivered to CCR in writing within five Business Days after CWM REIT communicates its notice of non-consent to CCR (or such earlier time not sooner than the second Business Day thereafter as CCR shall reasonably determine to be necessary) unless CCR agrees to waive its right to see such advice in writing, to the effect that the Resolution would give the IRS a reasonable basis for asserting that CWM REIT failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CAMC Advisor.

An issue raised in a Tax Matter shall be identified as a "CAMC Tax Issue" if CWM REIT communicates written notice to CCR that it has determined, with respect to a particular issue, that it is possible that the resolution of such issue could jeopardize its status as a real estate investment trust under the Code. The determination of CWM REIT that a possible resolution of a Tax Matter could jeopardize its status as a real estate investment trust shall be deemed reasonable for this purpose if such determination is based on the advice of its counsel or accountants, which advice shall be delivered to CCR in writing within five Business Days after CWM REIT communicates its determination to CCR (or such earlier time not sooner than the second Business Day thereafter as CCR shall reasonably determine to be necessary) unless CCR agrees to waive its right to see such advice in writing, to the effect that a possible resolution, would give the IRS a reasonable basis for asserting that CWM REIT failed to continue to qualify as a real estate investment trust under the Code as a consequence of its acquisition of CAMC Advisor. In any such CAMC Tax Issue, CWM REIT may at its expense engage counsel, accountants, or other advisors. Any CCR tax or financial information revealed to CWM REIT, its employees or any of its advisors in connection with matters described in this Section 8.10(c) shall be treated as strictly confidential by CWM REIT, its employees and such advisors.

  (d) Any refunds or credits of Taxes (including any interest thereon) due to or on behalf of CAMC Advisor received by or credited to CWM REIT shall be for the benefit of CCR, and CWM REIT shall use its best efforts to obtain any such refunds and shall pay over to CCR any such refunds immediately upon receipt thereof.

  (e) After the Effective Time, CWM REIT shall make available to CCR, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities of CAMC Advisor and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. CWM REIT shall prepare and provide to CCR such federal, state, local and foreign tax information packages as CCR shall request for the use of CCR in preparing any Tax Return that relates to CAMC Advisor. Such tax information packages shall be completed by CWM REIT and provided to CCR within 45 days after CCR's request therefor.

  (f) Other than pursuant to this Agreement, CWM REIT shall have no rights or obligations under any tax sharing agreement among CAMC Advisor and CCR and/or any of its affiliates.

  (g) CAMC Advisor and CCR shall make available, or shall cause to be made available to Price Waterhouse LLP or the CWM REIT E&P Committee, on a strictly confidential basis, as reasonably requested by Price Waterhouse LLP or the CWM REIT E&P Committee, all information, records or documents of CAMC Advisor, or of any consolidated or combined group of which CAMC Advisor was a member, which (i) is reasonably available to CCR, and (ii) Price Waterhouse LLP or the CWM REIT E&P Committee reasonably deems relevant to the preparation and delivery (by Price Waterhouse LLP) or review (by the CWM REIT E&P Committee) of the written comfort described in Section 9.3(e).

  8.11 Covenant Not to Compete, Continuing Arrangements Etc.

  (a) During the two-year period commencing on the Closing Date, CCR will not, without the written prior consent of CWM REIT, form, manage, sponsor or own any interest in, or in any other manner directly or indirectly including through any other Person participate in, a real estate investment trust (the parties hereto acknowledge and agree that the foregoing covenant is provided in connection with the Merger and the issuance of the CWM Common Stock and is intended to preserve the value of the goodwill and other intangible assets being acquired by CWM REIT in the Merger).

  (b) During the four-year period commencing on the Closing Date, (i) CCR will not employ, seek to employ, recruit, hire, or otherwise retain the services of any employee of CWM REIT without having obtained prior approval of CWM's Board of Directors, and (ii) CWM REIT will not employ, seek to employ, recruit, hire or otherwise retain the services of any employee of CCR without prior approval of the Chairman, Vice Chairman or a Senior Managing Director of CCR.

  (c) As long as CCR beneficially owns more than 5.0% of the issued and outstanding Common Stock of CWM REIT, or any director, officer or other employee or designee of CCR is also a member of the Board of Directors of CWM REIT, CCR will continue to make available to Indy Mac the CWMBS, Inc. REMIC shelf registration statement on a basis, and at a cost, substantially consistent with past practices.

  (d) As long as CCR beneficially owns more than 5.0% of the issued and outstanding Common Stock of CWM REIT, (i) if either of Messrs. David S. Loeb or Angelo R. Mozilo shall not be serving as a director of CWM REIT, CWM REIT shall cause one other person designated by CCR to be nominated to serve as a member of CWM REIT's Board of Directors in lieu of Mr. Loeb or Mr. Mozilo, as the case may be, and (ii) if neither Mr. Loeb nor Mr. Mozilo is serving as a director of CWM REIT, CWM REIT shall cause one person designated by CCR to be nominated to serve as a member of CWM REIT's Board of Directors; provided, however, that no person shall be nominated to serve as a director of CWM REIT pursuant to this Section 8.11(d) whose nomination to or service on CWM REIT's Board of Directors would require disclosure pursuant to Item 401(f) of Regulation S-K under the Securities Act.

  (e) At the Effective Time, CCR shall cause the Certificate of Indy Mac to be amended (the "Indy Mac Charter Amendment") to the effect that if (i) CCR shall cease to beneficially own more than 5.0% of the issued and outstanding Common Stock of CWM REIT, (ii) neither Mr. Loeb nor Mr. Mozilo is a director of CWM REIT, or (iii) there shall occur a Change of Control, CWM REIT shall be entitled, in its sole discretion, to compel the dissolution of Indy Mac and to receive in the related distribution all assets thereof other than an amount of cash, which shall be payable to CCR or its assignee, equal to three percent (3%) of the book value of Indy Mac (with each share of capital stock of Indy Mac, whether common, preferred or other, representing an equal economic interest without regard to any control premium) unless CCR, in its sole discretion, shall request an independent appraisal thereof and an appraiser mutually acceptable to CWM REIT and CCR determines that one percent (1%) of the fair market value of Indy Mac's assets either exceeds or is less than three percent (3%) of Indy Mac's book value, in which event CCR or its assignee shall receive such higher or lower value, as the case may be. The cost of such appraisal shall be borne by CCR. Additionally, the Indy Mac Charter Amendment shall prohibit the holder or holders of Indy Mac common stock, or any security into which it may be converted or for which it may be exchanged, from causing any assets, whether tangible or intangible, of Indy Mac to be used for any purpose other than in furtherance of Indy Mac's business.

  (f) In the event CWM REIT (i) establishes or acquires a majority ownership interest in an entity the business activities of which are substantially the same as all of the business activities then being conducted by Indy Mac or
(ii) transfers to such other entity substantially all of the assets of Indy Mac, then CWM REIT shall be required, at CCR's option, to purchase CCR's interest in Indy Mac at a purchase price equal to the amount required to be paid to CCR or its assignee in the event of a liquidation of Indy Mac pursuant to paragraph (e) above.

  8.12 Reorganization. From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, none of CAMC Advisor, CCR or CWM REIT shall knowingly take any action that would be inconsistent with the representations and warranties made by it herein, including, but not limited to, knowingly taking any action, or knowingly failing to take any action, that is known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each of CWM REIT, CCR and CAMC Advisor shall use reasonable efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of CWM REIT after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

  8.13 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or by the rules of the Exchange.

  8.14 Letter of CAMC Advisor's Accountants. CAMC Advisor shall use reasonable efforts to cause to be delivered to CWM REIT an "agreed-upon procedures" report of Grant Thornton LLP covering the financial statements and other financial and statistical information of CAMC Advisor set forth in the Proxy Statement and dated a date within five business days before the date on which the Proxy Statement shall be mailed to the stockholders of CWM REIT and addressed to CWM REIT, in form and substance reasonably satisfactory to CWM REIT and customary in scope and substance for reports delivered by independent public accountants in connection with proxy statements relating to mergers where the consideration paid is registered on Form S-4 under the Securities Act.

  8.15 Employee Matters.

  (a) As of the Closing Date or as soon as practicable thereafter but effective as of the Closing Date, CWM REIT shall establish a defined benefit pension plan (the "CWM REIT DB Plan") providing comparable benefits to the employees currently employed by CAMC Advisor who become employees of CWM REIT ("Transferring Employees") and who were as of the Closing Date covered by CCR's defined benefit pension plan (the "CCR DB Plan"). Following the date hereof, the parties shall negotiate in good faith the terms of a transfer of assets and liabilities from the CCR DB Plan to the CWM REIT DB Plan in respect of the CAMC Employees and CCR will provide the information required by one or more actuarial firms acceptable to the parties to make the actuarial determinations concerning such a transfer. If such an agreement cannot be reached, there will be no transfer of assets and liabilities from the CCR DB Plan, the CCR DB Plan shall retain the liability for all benefits accrued under such plan through the Closing Date in respect of the CAMC Employees and CCR will amend the CCR DB Plan, effective as of the Closing Date, to provide that the service of Transferring Employees for CWM REIT and its affiliates will be counted solely for vesting purposes under the CCR DB Plan with respect to benefits accrued as of the Closing Date by the Transferring Employees. CCR acknowledges that if assets are transferred (representing the cost of the accrued benefits) from the CCR DB Plan to the CWM REIT DB Plan, they shall be considered to have been attributable to amounts paid by CWM REIT pursuant to the provisions of the Management Agreement. All reasonable expenses of any actuaries, consultants and mechanics of the Transferring Employees and the accrued benefits (except the direct costs thereof referred to above) shall be borne by CWM REIT.

  (b) (1) Effective as of the Closing Date, all CAMC Employees who participated in the CCR 401(k) Plan immediately prior to the Closing Date and who are Transferring Employees (the "Savings Participants") shall become participants under a defined contribution plan meeting the requirements of
Section 401(k) of the Code established by CWM REIT or maintained by CWM REIT or an Affiliate of the CWM REIT (the "CWM REIT 401(k) Plan"). The CWM REIT 401(k) Plan shall (i) provide for the transfer to the trust under the CWM REIT 401(k) Plan of the assets attributable to the accounts of the Savings Participants under the CCR 401(k) Plan and the crediting and maintenance of such accounts under the CWM REIT 401(k) Plan, (ii) preserve for the Savings Participants all benefits required to be preserved under Section 411(d)(6) of the Code with respect to their accounts transferred to CWM REIT 401(k) Plan, and (iii) provide that periods of employment with CAMC Advisor, its Affiliates or other predecessor employers, to the extent recognized under the CCR 401(k) Plan immediately prior to the Closing Date, shall be taken into account for purposes of determining, as applicable, eligibility for participation, distributions, vesting and amount of employer contributions of any Savings Participant under the CWM REIT 401(k) Plan. Without limiting the foregoing, the CWM REIT 401(k) Plan shall (i) accept the transfer of participant loans from the CCR 401(k) Plan and shall provide for the continued administration of such transferred participant loans for the remainder of their terms in accordance with the provisions thereof and (ii) accept the transfer of shares of CCR common stock ("Stock") in respect of Savings Participants' interest in the CCR Stock Fund maintained under the CCR 401(k) Plan.

  (2) As promptly as practicable after the Closing, CWM REIT shall provide to CCR documentation satisfactory to CCR regarding the qualified status of the CWM REIT 401(k) Plan under Section 401(a) of the Code either in the form of a favorable determination letter issued by the IRS or an opinion of outside counsel to CWM REIT. CWM REIT covenants and agrees to take all such action as may be necessary to establish and maintain the qualified status of the CWM REIT 401(k) Plan through the asset transfer date referred to in paragraph
(b)(1) above.

  (3) Provided that CWM REIT has complied with the foregoing requirements of this Section 8.15, CCR shall cause the trustee of the CCR 401(k) Plan to transfer to the trustee of CWM REIT 401(k) Plan, and CWM REIT shall cause the trustee of CWM REIT 401(k) Plan to accept such transfer, an amount equal to the fair market value of the aggregate account balances of the Savings Participants determined as of the Valuation Date (the "Transfer Amount"); provided, however, that such transfer shall be made in two tranches as follows: the first tranche shall be transferred on the Valuation Date and shall be an amount equal to not less than 90% of the amount which CCR in good faith reasonably estimates to be the Transfer Amount (the "Estimated Transfer Amount") and the second tranche shall be transferred not more than 30 days after the Valuation Date and shall be an amount equal to the difference between the Transfer Amount and the Estimated Transfer Amount; and provided, further, however, that such transfer shall consist only of cash, participant loans (including any promissory notes or other documents evidencing such participant loans) and shares of Stock.

  (c) Effective as of the Closing Date, CWM REIT shall offer to cover all salaried CAMC Employees who are Transferring Employees under replacement vacation, health, dental, prescription drug, life insurance, disability and other health and welfare benefit plans as it may determine in its sole discretion to be appropriate; provided, however, that in any event CWM REIT shall (1) waive any limitation of coverage of such CAMC Employees (and their eligible dependents) due to pre-existing conditions which were covered under CCR's Welfare Benefit Plans, (2) credit each such CAMC Employee with all deductible payments and co-payments paid by such CAMC Employee under CCR's Welfare Benefit Plans during the year in which the Closing occurs for the purpose of determining the extent to which any such CAMC Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under CWM REIT's health and welfare benefit plans for such year and (3) credit each such CAMC Employee for all service with CCR and its Affiliates with their respective predecessors prior to the closing for all purposes for which such service was recognized by CCR. Except with respect to liabilities arising under plans described in Sections 8.15(a), (b) and (d) (the treatment of which is provided for in those Sections), (i) CWM REIT shall be liable for all benefits accrued and claims incurred on and after the Closing Date by or in respect of Transferring Employees (including in the case of claims for medical or dental benefits, all medical and dental expenses incurred on and after the Closing Date) and (ii)

CCR shall have no liability with respect thereto; and CCR shall be liable for all benefits accrued and claims incurred prior to the Closing Date (including in the case of medical or dental benefits, all medical and dental expenses incurred prior to the Closing Date) and CWM REIT shall have no liability with respect thereto (other than its obligations relating thereto pursuant to the Management Agreement for periods through the Closing Date).

  (d) Following the date hereof, the parties shall negotiate in good faith the terms of a transfer of assets and liabilities from CCR's deferred compensation plan and supplemental executive retirement plan to such plans of CWM REIT as CWM REIT may reasonably establish in respect of the CAMC Employees and CCR will provide the information required by one or more actuarial firms acceptable to the parties to make the actuarial determinations concerning such a transfer. If such an agreement cannot be reached, there will be no transfer of assets and liabilities from its deferred compensation plan and supplemental executive retirement plan, CCR's deferred compensation plan and supplemental executive retirement plan shall retain the liability for all benefits accrued under such plan through the Closing Date in respect of the CAMC Employees and CCR will amend CCR's deferred compensation plan and supplemental executive retirement plan, effective as of the Closing Date, to provide that the service of Transferring Employees for CWM REIT and its affiliates will be counted solely for vesting purposes under such plans with respect to benefits accrued as of the Closing Date by the Transferring Employees. CCR acknowledges that if assets are transferred (representing the cost of the accrued benefits) from CCR's deferred compensation plan and supplemental executive retirement plan to such plans of CWM REIT, they shall be considered to have been attributable to amounts paid by CWM REIT pursuant to the provisions of the Management Agreement. All reasonable expenses of any actuaries, consultants and mechanics of the Transferring Employees and the accrued benefits (except the direct costs thereof referred to above) shall be borne by CWM REIT.

  8.16 Notice of Certain Events. Each party hereto shall promptly notify the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting either such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed on Section 5.5 of the CAMC Advisor Disclosure Schedule or which relate to the consummation of the transactions contemplated by this Agreement.

  8.17 Director and Officer Indemnification. From and after the Effective Date, CCR shall not amend, repeal or otherwise modify the current provisions in its Certificate of Incorporation or Bylaws providing for limitation of director liability and indemnification of directors, officers, employees and agents in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of CAMC Advisor in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. CCR shall also cause to be maintained in effect for not fewer than 60 months from the Effective Time policies of directors' and officers' liability insurance currently in force for its own officers and directors to cover those persons who are or were directors and/or officers of CAMC Advisor (provided that CCR may substitute therefor policies providing coverage in an aggregate amount of $20 million, the other terms and conditions of which are no less advantageous than those contained in the policies currently in force) with respect to matters occurring prior to the Effective Time, unless it can be shown that such policies cannot be obtained or maintained, as the case may be, by CCR on terms that are commercially reasonable at such time; provided, that, in the event any claim or claims are asserted or made within such 60 months, such coverage in respect thereof shall not be terminated until final disposition of all such claims. CWM REIT shall reimburse CCR for the cost of obtaining or maintaining, as the case may be, such policies to the extent that such cost is reasonably allocable to $20 million of coverage in respect of actions or omissions of directors, officers, employees or agents of CAMC Advisor prior to the Effective Time, provided that the amount of such reimbursement shall not exceed $50,000 in the aggregate. This Section 8.17 which shall survive the consummation of the Merger and the Effective Time, and except as set forth herein, shall continue without limit, is intended to benefit each present and former director and officer of CAMC Advisor and their heirs and legal representatives (who shall be entitled to enforce the provisions hereof) and shall be binding on all successors and assigns of CAMC Advisor and CCR. In the event that CCR or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in such case, proper provisions shall be made so that the successors and assigns of CCR assume the obligations set forth in this Section 8.17.

  8.18 Further Action. Each party hereto shall, subject to the fulfillment or waiver at or before the Effective Time of each of the conditions of performance set forth herein, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

  8.19 Books and Records. Unless otherwise consented to in writing by CCR, CWM REIT will not, and will not cause or permit any of its Affiliates or Subsidiaries to, destroy or otherwise dispose of any of the books and records of CAMC Advisor prior to the tenth anniversary of the Closing Date, and CWM REIT will, and will cause its Affiliates and Subsidiaries to, grant CCR and its representatives reasonable access thereto during normal business hours and permit them to make copies thereof and, prior to destroying or discarding any of such party's books and records, shall provide the other party hereto the opportunity to retain copies of such records.

  8.20 Restrictions on Resale of Share Consideration. Without the prior written consent of CWM REIT or except pursuant to Section 2.2 of the Registration Rights Agreement (a) CCR will neither sell, pledge nor otherwise transfer any of the CAMC Share Consideration or shares of the CWM Common Stock acquired in the exercise of its Special Purchase Rights for a two-year period commencing upon the Closing Date and (b) during the 12 month period following such two-year period, CCR may transfer up to 50% of all of such shares. Thereafter, CCR may transfer up to 100% of any of such shares not previously so transferred.

  8.21 CAMC Advisor Shareholder Approval. CCR hereby agrees to vote the shares of CWM Common Stock owned by CCR, and CAMC Advisor hereby agrees to vote the shares of CWM Common Stock owned by CAMC Advisor, in favor of the Agreement and the transactions contemplated hereby.

  8.22 Waiver of Limitations on Percentage Ownership. In the event that CWM REIT shall waive the application of the limitation on percentage ownership of shares of CWM Common Stock set forth in Section 3 of CWM REIT's Certificate of Incorporation with respect to any Person, CWM REIT shall waive the application of such limitation in the same manner and to the same extent with respect to CCR.

  8.23 Delivery of Certain Financial Statements. Promptly after they are available, and in any event not later than the tenth business day prior to the Closing Date, CAMC Advisor shall provide to CWM REIT (i) true and correct copies of its unaudited consolidated balance sheet as of February 28, 1997, and related unaudited statements of income and cash flows for the fiscal year ended on February 28, 1996 and 1997 and (ii) true and correct copies of its unaudited balance sheet as of the last day of each month occurring after the date hereof and prior to the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month. Delivery of such financial statements shall be deemed to be a representation by CAMC Advisor that to its knowledge such balance sheet (including the related notes, if any) presents fairly, in all material respects, the financial position of CAMC Advisor as of the specified date, and the other related statements (including the related notes, if any) included therein present fairly, in all material respects, the results of its operations and cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise stated in the notes thereto, subject to normal year-end audit adjustments.

  8.24 Distributions. CAMC Advisor shall declare and pay a dividend payable to CCR immediately prior to the Effective Time in an amount equal to the amount
(i) determined by Price Waterhouse LLP to enable it to express the written comfort required by Section 9.3(e) and (ii) timely communicated to CCR. CAMC Advisor shall also declare a dividend payable to CCR and payable immediately prior to the Effective Time of any property, known or unknown, owned by CAMC Advisor that, in the absence of such distribution, would result in the breach of the representation and warranty contained in Section 5.8(c).

  8.25 Sales and Use Taxes, Etc. All sales, use, transfer, recording and similar Taxes imposed on and payable by CWM REIT, CCR, or CAMC Advisor arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by CCR and CWM REIT.

                                   ARTICLE 9

                           CONDITIONS TO THE MERGER

  9.1 Conditions to Each Party's Obligations. The respective obligations of CWM REIT, CAMC Advisor and CCR to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived only with the consent of CCR and CWM REIT:

    (a) CWM REIT Stockholder Approval. The Agreement, the transactions contemplated hereby and any proposed amendments to or waivers in respect of CWM REIT's Certificate of Incorporation and Bylaws necessary to carry out the transactions contemplated hereby as to which stockholder approval is being sought in the Proxy Statement shall have been duly approved, in each case by the requisite holders of CWM Common Stock in accordance with applicable provisions of the Exchange, the DGCL, and CWM REIT's Certificate of Incorporation and Bylaws.

    (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

    (c) No Injunction or Proceedings. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of CWM REIT or CAMC Advisor, each in its reasonable judgment, nor shall there be pending or threatened by any Governmental Body any suit, action or proceeding seeking to restrain or restrict the consummation of the transactions contemplated hereby or seeking damages in connection therewith, which, in the reasonable judgment of either CWM REIT or CAMC Advisor could have (i) a Material Adverse Effect on CWM REIT or CAMC Advisor, or (ii) a material adverse effect on the ability, of CWM REIT, CCR or CAMC Advisor to perform its respective obligations under this Agreement, the Cooperation Agreement or the Registration Rights Agreement.

    (d) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in, or limitation on prices for, securities generally on the Exchange, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of CWM REIT, would have a Material Adverse Effect on CAMC Advisor or, in the sole judgment of CCR, would have a Material Adverse Effect on CWM REIT.

    (e) Registration Rights Agreement. The Registration Rights Agreement, in substantially the form of Exhibit A attached hereto, except for such changes therein as may be agreed upon by CCR and CWM REIT, shall have been executed and delivered by the parties thereto.

    (f) Cooperation Agreement. An agreement between CCR and CWM REIT relating to certain interim sharing and service arrangements (the "Cooperation Agreement"), in form and substance reasonably satisfactory to the parties thereto, shall have been executed and delivered by each such party.

    (g) Employment Contract. Michael W. Perry, the Executive Vice President and Chief Operating Officer of CAMC Advisor, shall have entered into a long-term employment contract with CAMC Advisor, and CWM REIT shall have assumed such contract.

    (h) Physical Facility. A new long-term lease or sublease agreement (or other satisfactory arrangement) relating to space at 35 North Lake Avenue or 155 North Lake Avenue, in form and substance reasonably satisfactory to each party to the lease or sublease agreement, shall have been executed and delivered by each such party.

  9.2 Conditions to Obligations of CCR and CAMC Advisor to Effect the
Merger. The obligations of CCR and CAMC Advisor to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by CCR and CAMC Advisor:

    (a) CWM REIT shall have performed in all material respects its obligations and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CWM REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and CAMC Advisor shall have received a certificate of the Executive Vice President and Chief Operating Officer of CWM REIT, dated the Closing Date, certifying to such effect.

    (b) Since September 30, 1996, there shall not have occurred or been threatened any material adverse changes in the business, properties, operations or condition (financial or other) of CWM REIT.

    (c) The limitation on percentage ownership of shares of CWM Common Stock set forth in Section 3 of CWM REIT's Certificate of Incorporation, if applicable, shall have been duly waived for CCR for the purposes of the Merger and such waiver shall be valid and in full force and effect. Such waiver shall also apply to the exercise of the Special Purchase Rights of CCR.

    (d) CAMC Advisor and CCR shall have received the favorable opinion of Brown & Wood LLP, in form and substance satisfactory to CCR, as to (i) the corporate existence and authority of CWM REIT, (ii) the due authorization, execution and delivery of this Agreement and the Registration Rights Agreement by CWM REIT, (iii) the enforceability of each of this Agreement and the Registration Rights Agreement and (iv) the due authorization, issuance, delivery, validity and nonassessability of the Share Consideration.

    (e) CCR shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  9.3 Conditions to Obligation of CWM REIT to Effect the Merger. The obligations of CWM REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by CWM REIT:

    (a) CAMC Advisor and CCR shall have performed in all material respects their respective obligations and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CAMC Advisor and CCR contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and CWM REIT shall have received a certificate of the Chairman, Vice Chairman, or a Senior Managing Director of CCR and of the President of CAMC Advisor, respectively, dated the Closing Date, certifying to such effect.

    (b) Since August 31, 1996, there shall not have occurred or been threatened any material adverse changes in the business, properties, operations or condition (financial or other) of CAMC Advisor, except for changes resulting from (i) fees or other amounts earned by CAMC Advisor under the Management Agreement or (ii) any transactions contemplated by this Agreement, including Section 8.8.

    (c) If required by the Special Committee, Dean Witter shall have delivered to the Special Committee prior to the date that the Proxy Statement is mailed to the Stockholders of CWM REIT its opinion that the consideration to be paid to CCR is fair, from a financial point of view.

    (d) CWM REIT shall have received an appropriate affidavit from CCR stating CCR's United States taxpayer identification number and that the CCR is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

    (e) CWM REIT shall have received written comfort in form and substance reasonably satisfactory to it from Price Waterhouse LLP that CAMC Advisor will not have any accumulated or current earnings and profits within the meaning of Section 312 of the Code as of the Effective Time. CCR shall provide to the CWM REIT E&P Committee and Price Waterhouse LLP all information reasonably available to CCR that is necessary to calculate the accumulated and current earnings and profits of CAMC Advisor as of the Effective Time, including but not limited to all federal income Tax Returns of CAMC Advisor and any consolidated group of which CAMC Advisor and CCR are or have been members, working papers created with respect to such Tax Returns, and information with respect to any federal income Tax controversy, either pending or resolved, with respect to such returns. Any such information shall be treated as strictly confidential by the CWM REIT E&P Committee, Price Waterhouse LLP and every employee of, and advisor to, CWM REIT and Price Waterhouse LLP.

    (f) CWM REIT shall have received the favorable opinion of (i) Fried, Frank, Harris, Shriver & Jacobson, in form and substance satisfactory to CWM REIT, as to (A) the corporate existence and authority of each of CCR and CAMC Advisor, (B) the due authorization, execution and delivery of this Agreement by each of CCR and CAMC Advisor, (C) the due authorization, execution and delivery of the Registration Rights Agreement by CCR, and (D) the enforceability of each of this Agreement and the Registration Rights Agreement and (ii) Sandor E. Samuels, General Counsel to CCR, in form and substance satisfactory to CWM REIT, as to the due authorization, issuance, validity, nonassessability and ownership of the CAMC Shares.

    (g) CWM REIT shall have received from each of Messrs. David S. Loeb and Angelo R. Mozilo an expression of his current intention to continue to serve as Chairman and Vice Chairman, respectively, of the Board of Directors of CWM REIT, subject to (i) CCR's maintaining beneficial ownership of in excess of 5.0% of the issued and outstanding CWM Common Stock, (ii) his death or disability, and (iii) the wishes of CWM REIT's Board of Directors and stockholders.

    (h) CWM REIT shall have received from Mr. Angelo R. Mozilo an expression of his current intention to continue to serve as of Chief Executive Officer of CWM REIT for at least two years following the Closing Date, subject to
  (i) CCR's maintaining beneficial ownership of in excess of 5.0% of the issued and outstanding CWM Common Stock, (ii) his death or disability, and
  (iii) the wishes of CWM REIT's Board of Directors and stockholders.

    (i) The Indy Mac Charter Amendment, in form and substance satisfactory to CWM REIT, shall have been filed with the Secretary of State of the State of Delaware and shall be in effect.

                                  ARTICLE 10

                        TERMINATION; AMENDMENT; WAIVER

  10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by CCR or the stockholders of CWM REIT, respectively, either by the mutual written consent of CWM REIT and CCR or by mutual action of the Board of Directors of CCR and the Special Committee of CWM REIT.

  10.2 Termination by Either CWM REIT or CAMC Advisor. This Agreement may be terminated and the Merger may be abandoned (a) by action of the Special Committee in the event of a failure of a condition to the obligations of CWM REIT set forth in Article 9 of this Agreement; (b) by action of the Board of Directors of CCR in the event of a failure of a condition to the obligations of CCR or CAMC Advisor set forth in Article 9 of this Agreement; or (c) by action of the Board of Directors of CCR or the Special Committee if (i) the Pre-Closing Market Value is greater than $26.16 or less than $16.92 or (ii) a United States federal or state court of competent jurisdiction or United States federal or state Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (c)(ii) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have approximately contributed to the occurrence of the failure referred to in said clause.

  10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 10, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

  10.4 Amendment. This Agreement, the Cooperation Agreement and the Registration Rights Agreement may be amended at any time by written agreement signed by CWM REIT, CAMC Advisor (provided that the signature of CAMC Advisor signed by CWM REIT, CAMC Advisor (provided that the signature of CAMC Advisor shall only be required for amendments prior to the Effective Time) and CCR; provided, however, that an amendment to this Agreement made subsequent to the adoption by the stockholders of CWM REIT of this Agreement shall not alter or change (i) the amount or kind of consideration to be received in exchange for or on conversion of all or any of the shares of CAMC Advisor, (ii) any term of the Certificate of Incorporation of CWM REIT, or (iii) any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of CWM REIT.

  10.5 Waiver. Any party to this Agreement, the Cooperation Agreement or the Registration Rights Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in any case only to the extent that such obligations, agreements and conditions are intended for its benefit.

                                  ARTICLE 11

                                 MISCELLANEOUS

  11.1 Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event that the Merger occurs, CWM REIT shall bear all out-of-pocket fees and expenses of CAMC Advisor and CCR arising out of or incurred in connection with
(a) the transfer of the CAMC Employees to CWM REIT and compliance by CAMC Advisor and CCR with the provisions of Sections 8.15 and 8.17 hereof, including, without limitation, all actuarial, consulting and other fees and expenses, (b) the audit of the CAMC financial statements referred to in
Section 5.11, (c) the letter of Grant Thornton LLP referred to in Section 8.14 (including the fees and expenses of Grant Thornton LLP related thereto), (d) any of the matters described in Section 8.17 and (e) the Proxy Statement and the CWM REIT Stockholders Meeting, including all printing, mailing, solicitation, legal, accounting and other fees and expenses.

  11.2 Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:


    If to CAMC Advisor or to CCR:

      c/o Countrywide Credit Industries, Inc.
      155 North Lake Avenue
      Pasadena, CA 91101
      Attention: General Counsel
      Facsimile: (818) 584-2397

    with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, NY 10004
      Attention: Kenneth R. Blackman
      Facsimile: (212) 859-4000

    If to CWM REIT:

      CWM Mortgage Holdings, Inc.
      35 North Lake Avenue
      Pasadena, CA 91101
      Attention: General Counsel
      Facsimile: (818) 304-7575

    with a copy to:

      Brown & Wood LLP
      One World Trade Center
      New York, NY 10048-0557
      Attention: Edward J. Fine
      Facsimile: (212) 839-5599

or to such other address as such party shall have designated by notice so given to each other party.

  11.3 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing, but shall terminate on the first anniversary of the Closing Date, except that those contained in Sections 5.7, 5.8 and 5.13 shall terminate upon expiration of the applicable statute of limitations with respect to the matters covered thereby. The covenants and agreements set forth in this Agreement shall not survive the Closing except in such cases where such covenants and agreements by their terms contemplate performance after the Closing Date. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to Section 4.6 shall survive the time at which it would otherwise terminate pursuant to the preceding provisions of this Section 11.3, if written notice of the inaccuracy or breach thereof, specifying Damages (including the amount thereof) giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought. If any governmental taxing authority asserts a deficiency with respect to a tax matter which, if conceded, could result in a claim for which indemnity could be sought pursuant to Section 4.6, CWM REIT shall be permitted to give notice of the breach of a representation, warranty, covenant, or agreement and specify Damages in the amount so asserted (including applicable interest and penalties), notwithstanding CWM REIT's intent to dispute such claims. The amount of the claim shall be deemed to be the amount of the settlement or adjudicated damages.

  11.4 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

  11.5 Entire Agreement. Except as otherwise provided herein, this Agreement, the Cooperation Agreement and the Registration Rights Agreement embody the entire agreement and understanding among the parties relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, and there are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth herein (including the CAMC Advisor Disclosure Schedule) or therein and any writings expressly required hereby or thereby.

  11.6 Specific Performance. The parties acknowledge that, except for breaches of Sections 4.6 and 8.20 as to which the sole remedy shall be money damages, money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof.

  11.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  11.8 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  11.9 No Third-Party Beneficiaries. Except for the successors and assigns referred to in Section 11.4 and the directors, officers, employees, affiliates, agents and assigns referred to in Section 4.6, and in each such section, only to the extent of the rights and benefits set forth therein, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

  11.10 Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in the City of Los Angeles in any action suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 11.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose.

  11.11 Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

  11.12 Name, Captions, Etc. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

  11.13 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

  11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

  11.15 Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the context requires.

  11.16 Ambiguities. Notwithstanding any rules or canons of construction to the contrary, the parties hereto agree that the terms and provisions contained herein shall be construed as if each party hereto participated equally in the drafting and preparation of this Agreement.

  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

                                          CWM MORTGAGE HOLDINGS, INC., a
                                          Delaware  corporation

                                          By: /s/ Michael W. Perry
                                            ---------------------------------

                                          COUNTRYWIDE ASSET MANAGEMENT
                                           CORPORATION, a Delaware corporation

                                          By: /s/ James P. Gross
                                            ---------------------------------

                                          COUNTRYWIDE CREDIT INDUSTRIES, INC.,
                                          a  Delaware corporation

                                          By: /s/ Stanford L. Kurland
                                            ---------------------------------

                                                                      EXHIBIT A

                         REGISTRATION RIGHTS AGREEMENT

  This Registration Rights Agreement dated as of        , 1997, is made and
entered into by and between CWM Mortgage Holdings, Inc., a Delaware corporation ("CWM REIT" or the "Company"), and Countrywide Credit Industries, Inc. ("CCR") in connection with the issuance by CWM REIT of shares of common stock, par value $0.01 per share ("Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of January 29, 1997 (the "Merger Agreement"), among CWM REIT, Countrywide Asset Management Corporation, a Delaware corporation ("CAMC Advisor"), and CCR, as sole stockholder of CAMC Advisor. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

  WHEREAS, the execution and delivery of this Registration Rights Agreement is a condition to the closing of the transactions contemplated by the Merger Agreement; and

  WHEREAS, to induce CWM REIT to provide certain registration rights to CCR and to perform its obligations hereunder and under the Merger Agreement, on the one hand, and in order to induce CCR to enter into the Merger Agreement and to perform its obligations hereunder and under the Merger Agreement, on the other hand, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CWM REIT and CCR hereby agree as follows:

  Section 1.1 Definitions

  "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

  "Commission" means the Securities and Exchange Commission.

  "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

  "Registrable Security" means each of the shares of Common Stock acquired by CCR pursuant to the Merger Agreement upon original issue thereof and at all times subsequent thereto (including through the exercise of the Special Purchase Rights granted pursuant to Section 2.4 of this Agreement), until (i) it has been disposed of pursuant to an effective registration statement under the Act covering it, (ii) it is distributed to the public pursuant to Rule 144 under the Act, as such Rule may be amended from time to time (or any similar provision then in effect) ("Rule 144"), or (iii) it is sold, assigned or otherwise transferred in any other transaction not requiring registration under the Act.

  "Special Purchase Rights" as defined in Section 2.4.

  "Triggering Date" means the second anniversary of the Effective Time.

  Section 2.1 Demand Registration

  (a) Request for Registration. At any time and from time to time on and after the Triggering Date and subject to the terms and conditions hereof, CCR may make a written request to CWM REIT to file with the Commission a registration statement ("Demand Registration Statement") and such other documents, including a prospectus, as may be necessary in order to comply with the provisions of the Act so as to permit a public offering and sale of up to all of the Registrable Securities (subject to the limitations set forth in Section
8.20 of the Merger Agreement). Any registration effected under this paragraph
(a) is hereinafter referred to as a "Demand Registration." CCR may make, in the aggregate, not more than two (2) requests for a Demand Registration. CCR shall have the right to withdraw any such request by giving written notice to CWM REIT of its request to withdraw at any time prior to effectiveness of the registration statement therefor; provided that in the event of such withdrawal, CCR shall be responsible for all fees and expenses (including fees and expenses of counsel) incurred by CWM REIT prior to such withdrawal and provided further that such requested registration shall not count toward the two Demand Registration requests permitted pursuant to this Section 2.1(a). Any request to effect a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and shall also specify the intended method of disposition thereof. There shall be permitted hereunder only one Demand Registration during any nine (9) month period, measured in each case from the effective date of the most recent Demand Registration. The minimum aggregate number of Registrable Securities that must be covered by any Demand Registration Statement request shall be the lesser of (i) 1,250,000 shares of Common Stock and (ii) Registrable Securities having a market value of $20,000,000.

  (b) Effective Registration. A registration will not be deemed to have been effected as a Demand Registration unless and until it has been declared effective by the Commission and CWM REIT has complied in all material respects with its obligations under this Registration Rights Agreement with respect thereto; provided that if, after it has become effective, the offering of securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of such securities pursuant to the registration, such registration will be deemed not to have been effected as to the shares subject to such stop order, injunction, other order, requirement or limitation unless such stop order, injunction, other order, requirement or limitation is rescinded or the issuance of such stop order, injunction, other order, requirement or limitation is imposed in response to an act or omission on the part of CCR. If a registration requested pursuant to this Section 2.1 is deemed not to have been effected and such failure to have been effected is not the result of any act or omission of CCR (other than a withdrawal of such request by CCR prior to the effectiveness of the registration statement therefor), then CWM REIT shall continue to be obligated to effect such registration pursuant to this Section 2.1 (and such registration shall not count toward the two Demand Registration requests permitted pursuant to
Section 2.1(a)).

  (c) Selection of Underwriters. If CCR so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering, in which case CWM REIT and CCR shall jointly select one or more nationally recognized firms of investment bankers to act as the managing underwriters (the "Underwriters") in connection with such offering.

  (d) Deferral. Notwithstanding the foregoing, if CWM REIT shall furnish to CCR a certificate signed by a duly authorized officer of CWM REIT stating that the Board of Directors of CWM REIT has, by duly authorized resolution, determined in good faith that, in light of the pendency of a Material Transaction (as defined below), it would be materially detrimental to CWM REIT and its shareholders for such registration statement to be filed and it is therefore in the best interest of CWM REIT to defer the filing of such registration statement, CWM REIT shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for a Demand Registration. CCR acknowledges that it would be materially detrimental to CWM REIT and its shareholders for such registration statement to be filed and therefore in the best interest of CWM REIT to defer such filing if such filing would impose an undue burden upon the ability of CWM REIT to proceed with any reorganization, merger, consolidation or acquisition of the securities or assets of another firm or corporation or disposition of the securities or assets of CWM REIT or a public offering by CWM REIT of common stock or other securities of CWM REIT registered under the Act which, in each case, is material to CWM REIT (a "Material Transaction"). If CWM REIT shall have delivered the certificate referred to above and thereafter (if applicable) shall have entered into a definitive agreement or filed a registration statement or a proxy statement in connection with a Material Transaction, CWM REIT shall, upon written notice to CCR, have the right to defer the filing of the registration statement requested to be filed by CCR but in no event for longer than sixty (60) days from the expiration of the initial ninety (90) day extension period referred to above as is reasonably necessary to enable CWM REIT to satisfy its disclosure obligations under the Act in such registration statement with respect to the Material Transaction.

  (e) Reduction of Offering. CWM REIT may include in a Demand Registration pursuant to this Section 2.1 shares of Common Stock for the account of CWM REIT and for the account of any other person or entity who holds shares of Common Stock; provided, however, that if the lead managing Underwriter of any underwritten offering described in this Section 2.1 shall have informed CWM REIT in writing that in its opinion the total number of shares of Common Stock that CCR, CWM REIT and any other persons or entities desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then CWM REIT shall include in such Demand Registration all Registrable Securities requested to be included in such registration by CCR up to such number of shares of Common Stock that the lead managing Underwriter has informed CWM REIT may be included in such registration without adversely affecting the success of such offering; provided that, if the number of such Registrable Securities requested to be included by CCR is less than the number of shares that the lead managing Underwriter has informed CWM REIT may be included in such registration without adversely affecting the success of such offering, then CWM REIT shall include in such Demand Registration the shares of Common Stock that CWM REIT and any other persons or entities desiring to participate in such registration desire to include in such registration; provided further that the number of shares of Common Stock to be offered for the account of CWM REIT and all such other persons and entities participating in such registration shall be reduced or limited pro rata in proportion to the respective number of shares of Common Stock requested to be registered by such persons and entities to the extent necessary to reduce the respective total number of shares of Common Stock requested to be included in such offering to the number of shares of Common Stock recommended by such lead managing Underwriter.

  (f) Filings. Whenever CWM REIT is required to effect or cause the registration of Registrable Securities pursuant to this Section 2.1, CWM REIT will use its reasonable efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as practicable, and in connection with any such request CWM REIT will as expeditiously as possible (and in no event more than forty-five (45) days from the date of receipt of written request from CCR pursuant to Section 2.1(a) to register Registrable Securities) prepare and file with the Commission a registration statement as described in Section 4.1 hereof.

  (g) Registration Rights of Other Parties. CWM REIT will not grant registration rights superior to or inconsistent with the registration rights granted to CCR under this Registration Rights Agreement.

  Section 2.2 Incidental Offerings

  If CWM REIT at any time proposes to file a registration statement covering any of its Common Stock under the Act (other than any registration by CWM REIT
(A) on Form S-8 or a successor or substantially similar form of an employee share option, share purchase or compensation plan or of Common Stock issued or issuable pursuant to any such plan, (B) of a dividend reinvestment plan or (C) on Form S-4 or a successor or substantially similar form of shares issuable in connection with any acquisition, merger, exchange or similar transaction), CWM REIT will give prompt notice to CCR of its intention to do so. Upon the written request of CCR made within fifteen (15) days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by CCR), CWM REIT will use its best efforts to arrange to include all the Registrable Securities as to which it has received such requests, provided that if the registration statement relates to an underwritten offering of Common Stock and if the lead managing Underwriter of such underwritten offering shall by letter inform CWM REIT that in its opinion the inclusion in such underwritten distribution of all or a specified number of such Registrable Securities or of any other shares of Common Stock requested to be included would interfere with the successful marketing of the Common Stock in such distribution by the Underwriters, then CWM REIT may, upon written notice to CCR, exclude from such underwritten offering (i) in the event the registration statement relates to an offering for the account of CWM REIT, shares of Common Stock requested to be included by any persons or entities other than CWM REIT, pro rata in proportion to the respective number of shares of Common Stock requested to be included by such persons and entities, to the extent necessary to reduce the respective total number of shares of Common Stock requested to be included in such offering to the number of shares of Common Stock recommended by such Underwriter and (ii) in the event the registration statements relates to an offering for the account of any person or entity other than CWM REIT, (A) first, shares of Common Stock requested to be registered by CWM REIT, (B) second, to the extent reduction as a result of clause (A) is insufficient, shares of Common Stock requested to be registered for the account of any persons or entities other than the person or entity making the initial request for such registration (the "Requesting Party"), pro rata in proportion to the respective number of shares of Common Stock requested to be registered by such other persons and entities to the extent necessary to reduce the respective total number of shares of Common Stock requested to be included in such offering to the number of shares of Common Stock recommended by such Underwriter and (C) third, to the extent reduction as a result of clauses (A) and (B) is insufficient, shares of Common Stock requested to be registered for the account of the Requesting Party.

  The Company may decline to file a registration statement referred to in this
Section 2.2 after giving notice to CCR, or withdraw such a registration statement after filing, or otherwise abandon any such proposed underwritten offering, provided that the Company shall promptly notify CCR in writing of any such action.

  Section 2.3 CCR's Rights and Obligations

  CCR may not participate in any underwritten offering under Section 2.1 or
Section 2.2 hereof unless it completes and executes all customary questionnaires, powers of attorney, custody agreements, underwriting agreements, and other customary documents required under the terms of such underwriting arrangements. In connection with any underwritten offering under
Section 2.1 or 2.2, each of CCR and CWM REIT shall be a party to the underwriting agreement with the Underwriters and may be required to make certain customary representations and warranties (in the case of CCR as to the Registrable Securities being sold by CCR in such underwritten offering) and provide certain customary indemnifications for the benefit of the Underwriters.

  Section 2.4 Special Purchase Rights

  (a) Prior to the offering of any voting capital stock of CWM REIT (or security convertible or exchangeable into or exercisable for voting capital stock), other than shares of Common Stock (or securities convertible or exchangeable into or exercisable for Common Stock) issued (i) pursuant to any employee stock option plan or employee stock purchase plan, (ii) as consideration in making acquisitions or (iii) pursuant to the existing CWM REIT dividend reinvestment plan or any successor thereto (the "DRIP"), (an "Offering") CCR may offer and shall have the right (the "Right of First Offer") to purchase from CWM REIT such number of shares of such capital stock or securities as may be required to maintain its proportional voting interest (based on the total voting interest of the Company's capital stock outstanding immediately prior to such Offering). CWM REIT shall provide CCR notice of any Offering within 30 days prior to the commencement thereof, and within 10 Business Days following receipt of such notice, CCR shall advise CWM REIT in writing that it intends to purchase all or a portion of its proportional percentage of the shares proposed to be issued in the Offering. Any purchase by CCR pursuant hereto shall be made on the terms and be subject to the conditions applicable to other purchasers in the Offering. Subject to Section 2.4(e), this Right of First Offer shall expire on the earlier of (i) the 20th anniversary of the Effective Time, (ii) the date on which CCR ceases to beneficially own 5% or more of the outstanding shares of Common Stock (excluding from the number of shares of Common Stock outstanding for purposes of such calculation all outstanding shares of Common Stock issued after the effective time pursuant to any employee stock option, employee stock purchase or compensation plan and all shares of Common Stock issued after the effective time as consideration in making acquisitions), (iii) the date on which CCR ceases to beneficially own 2% or more of the outstanding shares of Common Stock, and (iv) the date of a Change of Control.

  (b) CCR shall be entitled to participate (the "Right to Participate" and together with the Right of First Offer, the "Special Purchase Rights") in the DRIP on the same terms and subject to the same conditions and procedures applicable to other participants, subject to and in accordance with the following additional provisions:

    (i) With respect to Common Stock to be issued pursuant to the optional cash payment feature of the DRIP, CWM REIT shall notify CCR, at least four
  (4) Business Days prior to the applicable "Threshold

  Price and Waiver Discount Set Date" (as defined in the existing DRIP), of
  (x) the dollar amount of shares of Common Stock (expressed as an aggregate cash price) which CWM REIT desires to accept from its shareholders on the next occurring "Investment Date" (as defined in the DRIP or the comparable date under any successor plan) (such aggregate desired dollar amount being referred to herein as the "Maximum Investment Amount") and (y) the aggregate number of shares of Common Stock of CWM REIT outstanding as of the last day of the immediately preceding month. For any Investment Date under the optional cash payment feature of the DRIP, the maximum dollar amount permitted to be invested by CCR pursuant to the Right to Participate shall be calculated as (x) CCR's "Participation Percentage" (as defined below), multiplied by (y) the Maximum Investment Amount (such product being referred to herein as the "Maximum CCR Investment"). No later than two (2) Business Days following receipt of such notice from CWM REIT, CCR shall specify in writing to CWM REIT (1) the number of shares of Common Stock beneficially owned by CCR on such date, and (2) whether, with respect to the Common Stock to be issued on the next occurring Investment Date, CCR wishes to make any optional cash payment and the actual dollar amount thereof, which may be any dollar amount up to and including the Maximum CCR Investment for such month (such actual dollar amount being referred to herein as the "Requested CCR Investment"). Any election by CCR to participate in the optional cash payment feature of the DRIP hereunder (and the related election of the Requested CCR Investment) shall be irrevocable for the applicable Investment Date, and any failure by CCR to make such election shall be deemed to be an election not to participate for the applicable Investment Date. In the event CWM REIT elects to increase the Maximum Investment Amount for the applicable Investment Date, CCR shall be provided with notice of such increase and an opportunity to increase the Requested CCR Investment on a pro rata basis. In the event CWM REIT elects to reduce the Maximum Investment Amount for the applicable Investment Date, and/or the Maximum Investment Amount is subject to reduction under the terms of the DRIP (such reduced amount, in either case, being referred to herein as the "Actual Investment Amount"), CWM REIT shall so notify CCR, and the Requested CCR Investment shall in such event be reduced on a pro rata basis. In administering the optional cash investment feature of the DRIP, CWM REIT shall include the Requested CCR Investment as a portion of the Maximum Investment Amount proposed to be raised, and in the event that for any Investment Date, the Maximum Investment Amount is reduced to the Actual Investment Amount, the Requested CCR Investment (as reduced pro rata) shall be included as a portion of said Actual Investment Amount. Subject to the limitations and adjustments applicable to the Requested CCR Investment provided herein, CCR shall be entitled to make such Requested CCR Investment. For purposes of this Section 2.4(b), CCR's Participation Percentage shall be defined as a percentage (expressed as a decimal) calculated as (x) the outstanding shares of the Common Stock beneficially owned by CCR at any date of determination, divided by (y) the aggregate shares of Common Stock of CWM REIT outstanding at such date of determination.

    (ii) With respect to the dividend reinvestment feature of the DRIP, CWM REIT shall notify CCR, within ten (10) days after the "Record Date" (as defined in the DRIP) for the payment of the applicable dividend for the applicable fiscal quarter of CWM REIT, of the percentage of the outstanding shares of Common Stock (expressed as a decimal and without giving effect to any shares of Common Stock beneficially owned by CCR) which have theretofore validly elected to participate in the DRIP with respect to the next occurring dividend payment (the "Maximum Reinvestment Percentage"). No later than two (2) Business Days following receipt of such notice from CWM REIT, CCR shall pursuant to the Right to Participate specify in writing to CWM REIT whether (x) CCR wishes to elect for its outstanding beneficially owned shares of Common Stock to participate in the dividend reinvestment feature of the DRIP for the next occurring Investment Date, and (y) the actual percentage (expressed as a decimal) of CCR's outstanding beneficially owned Common Stock which CCR elects to participate on such Investment Date, which may be any percentage up to and including the Maximum Reinvestment Percentage for such Investment Date (such actual percentage being referred to herein as the "CCR Reinvestment Percentage"). Any election by CCR to participate in the dividend reinvestment feature of the DRIP hereunder (and the related election of the CCR Reinvestment Percentage) shall be irrevocable for the applicable Investment Date, and any failure by CCR to make such election shall be deemed to be an election not to participate for the applicable Investment Date.

    (iii) The Right to Participate shall expire on the earlier of (A) the 20th anniversary of the Effective Time, (B) the date on which CCR ceases to beneficially own 5% or more of the outstanding shares of Common Stock (excluding from the number of shares of Common Stock outstanding for purposes of such calculation all outstanding shares of Common Stock issued after the effective time pursuant to any employee stock option, employee stock purchase or compensation plan and all shares of Common Stock issued after the Effective Time as consideration in making acquisitions), (C) the date on which CCR ceases to beneficially own 2% or more of the outstanding shares of Common Stock and (D) the date of a Change of Control.

    (iv) Under the Right to Participate, CCR may elect, in respect of the Common Stock, to participate in the optional cash payment feature of the DRIP, and/or to participate in the dividend reinvestment feature of the DRIP, only to the extent that such optional cash payment and/or such dividend reinvestment, together with all other shares of Common Stock beneficially owned by CCR, would not cause the percentage of shares of Common Stock beneficially owned by CCR in the aggregate to exceed the then-current Participation Percentage.

    (v) Except as otherwise specified in this Section 2.4(b) the Right to Participate may be exercised only in accordance with and subject to the terms of the DRIP in effect for CWM REIT at the time of any such exercise. Nothing in this Section 2.4 or in this Agreement shall be deemed or construed to require CWM REIT to create, maintain or renew any DRIP or similar plan or program; provided, however, that CWM REIT may amend or modify the DRIP so long as such amendments or modifications would not have a material adverse effect on CCR's Right to Participate in the manner, and subject to the limitations, set forth in Section 2.4(b).

  (c) Neither the Right of First Offer nor the Right to Participate may be assigned or otherwise transferred, but nothing herein shall preclude any transferee of Common Stock owned by CCR from participating in the DRIP.

  (d) Neither the Right of First Offer nor the Right to Participate may be exercised in connection with any issuance of Common Stock pursuant to any employee stock option, employee stock purchase or compensation plan of CWM REIT or as consideration in making acquisitions.

  (e) Notwithstanding any other provision of this Section 2.4 (i) the Special Purchase Rights shall be subject to, and become effective only upon, the approval of the holders of at least a majority of the shares of Common Stock CWM REIT present and entitled to vote on the matter (the "Approval") and (ii) the Special Purchase Rights shall be subject to the subsequent re-approval of the holders of at least a majority of the shares of the Common Stock present and entitled to vote on the matter upon each of the fifth, tenth and fifteenth anniversary of the date immediately succeeding the fifth, tenth or fifteenth anniversary of the date of the Approval. In the event that any subsequent re-approval of the holders of Common Stock shall not be obtained, the Special Purchase Rights shall terminate upon the date immediately succeeding the fifth, tenth or fifteenth anniversary of the Approval, as the case may be. In furtherance of the foregoing, in connection with the annual meetings of stockholders of CWM REIT corresponding with the fifth, tenth and fifteenth anniversary of the date of the Approval, subject to the fiduciary duties of CWM REIT's Board of Directors under applicable law as advised by counsel, the Board of Directors of CWM REIT shall recommend and declare advisable the re-approval of the Special Purchase Rights and CWM REIT shall take all lawful action to solicit, and use all reasonable efforts to obtain, such re-approvals, including in each case, the inclusion of the recommendation of the CWM REIT Board of Directors in the related proxy statement that the stockholders of CWM REIT vote in favor of the re-approval of the Special Purchase Rights.

  Section 3.1 Holdback Agreement

  In the case of the registration of any underwritten primary offering of Common Stock or Convertible Securities by CWM REIT and in which CCR will not be participating in accordance with Section 2.2 hereof, CCR agrees, if requested in writing by the lead managing Underwriter administering such offering, not to effect any offer, sale or distribution of Registrable Securities (or any option or right to acquire Registrable Securities) during the period (not to exceed forty (40) days) commencing on the tenth day prior to the effective date of the registration statement covering such underwritten primary equity offering and ending on the date specified by such managing Underwriter or Underwriters in such written request to CCR.

  Section 4.1 Registration Procedures

  In connection with CWM REIT's obligations under this Registration Rights Agreement, CWM REIT shall:

    (a) Prepare and file a Demand Registration Statement pursuant to Section
  2.1 on the appropriate form available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and use its reasonable efforts to cause such Demand Registration Statement to become effective and remain effective; and no fewer than five days prior to the filing of any Registration Statement (as defined below) or any amendment thereto (including, without limitation, any document incorporated or deemed to be incorporated by reference therein and any post-effective amendment), and not fewer than five days prior to the filing or (if not filed) the first day of public availability of any related preliminary prospectus or prospectus or any amendments or supplements thereto (including any document incorporated or deemed to be incorporated therein by reference), CWM REIT shall furnish to CCR copies of all such documents, and shall cause the officers and directors of CWM REIT, counsel to CWM REIT, and independent certified public accountants to CWM REIT to respond to such inquiries as shall be necessary, in the opinion of CCR's counsel, to conduct a reasonable investigation within the meaning of the Act. CWM REIT shall not file the Demand Registration Statement or any related prospectus or any amendments or supplements thereto to which CCR shall reasonably object on a timely basis;

    (b) Prepare and file with the Commission such amendments, including post-effective amendments, to any Demand Registration Statement and any registration statement filed with the Commission in connection with an offering in which CCR is or will be offering or selling Registrable Securities pursuant to Section 2.2 (an "Incidental Registration Statement"; the Demand Registration Statement and Incidental Registration Statement are hereinafter called, collectively, "Registration Statements" and, individually, a "Registration Statement" (including documents incorporated or deemed to be incorporated by reference therein)) as may be required by law; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed if, as and when required pursuant to Rule 424 (or any similar provisions then in effect) under the Act; and comply with the provisions of the Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

    (c) Notify CCR promptly (i) with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective;
  (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to any Registration Statement (including, without limitation, any documents incorporated or deemed to be incorporated by reference therein) or a related prospectus or for additional information, or of the receipt from the Commission or any other federal or state governmental authority of any comment letter with respect to any of the foregoing; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by CWM REIT of any notification with respect to the suspension of the qualification of any of the Registrable Securities for offer or sale in any jurisdiction within the United States, or the initiation or threatening of any proceeding for such purpose; and (v) upon the occurrence of any event which makes any statement in (or incorporated or deemed to be incorporated in) any Registration Statement or any related prospectus or any amendments or supplements thereto untrue in any material respect;

    (d) Furnish to CCR without charge, such number of conformed copies as it may reasonably request, of each Registration Statement and each amendment or supplement thereto, including exhibits, financial statements and schedules;

    (e) Deliver to CCR without charge, as many copies of the preliminary prospectus or prospectuses and the prospectus or prospectuses related to each Registration Statement and each amendment or supplement thereto as it may reasonably request;

    (f) Prior to any public offering of Registrable Securities, use its best efforts to register or qualify (or to obtain an exemption from registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States; keep each such registration or qualification (or exemption therefrom) effective until such time as such distribution has been completed, and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities; provided, however, that CWM REIT shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject CWM REIT to any tax in any such jurisdiction where it is not then so subject;

    (g) Promptly file all documents required to be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act during any period when the prospectus related to a Registration Statement is required to be delivered under the Act:

    (h) If any prospectus relating to Registrable Securities contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, prepare and, if required, file with the Commission, a supplement or amendment to such prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

    (i) Use its best efforts to cause all Registrable Securities to be listed on each Exchange on which the shares of Common Stock are then listed and make all other necessary or appropriate filings with each such Exchange;

    (j) In connection with any underwritten offering in which CCR shall participate, (i) cause each opinion delivered to CWM REIT (and any updates thereof) also to be addressed to CCR (or expressly to provide therein or in a separate letter that CCR may rely thereon); and (ii) (to the extent that the independent public accountants are entitled to do so under Statement on Auditing Standards No. 72 or any other applicable accounting standards) cause each comfort letter from any independent certified public accountants that is delivered to the Underwriters (and any update thereof) also to be addressed to CCR (or expressly to provide therein or in a separate letter that CCR may rely thereon); and

    (k) Make reasonably available to CCR and its counsel and any accountant, auditor or investment advisor retained by CCR, that information which such parties would customarily require to satisfy their due diligence obligations with respect to the offering and sale of the Registrable Securities and cause CWM REIT's officers, directors and employees to supply all information reasonably requested by any such person in connection with such due diligence investigation; provided, however, that any information that is designated by CWM REIT in writing as confidential at the time of delivery of such information shall be kept confidential by such persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities or self-regulatory organizations, or is necessary or advisable in connection with any litigation (commenced or threatened), or any investigation or proceeding (commenced or threatened) by any governmental agency or body, relating to the offer or sale of Registrable Securities, or
  (ii) disclosure of such information, in the opinion of counsel to such person, is required by law or pursuant to this Registration Rights Agreement.

  CWM REIT may require CCR to furnish to CWM REIT such information regarding CCR and the distribution of such Registrable Securities as is required by law to be disclosed in the relevant Registration

Statement, and CWM REIT may exclude from such registration or offering the Registrable Securities if CCR unreasonably fails to furnish such information within a reasonable time after receiving such request.

  Section 5.1 Registration Expenses

  Except as provided in Section 2.1(a) hereof, all expenses incident to CWM REIT's performance of or compliance with this Registration Rights Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or Blue Sky laws (including reasonable fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, fees and expenses incurred in connection with the listing of the securities to be registered on each Exchange, and fees and disbursements of counsel for CWM REIT and its independent certified public accountants (including the expenses of any special audit or comfort letters required by or incident to such performance), the reasonable fees and expenses of any special experts retained by CWM REIT in connection with such registration, and fees and expenses of other Persons retained by CWM REIT (but not including any underwriting or brokerage discounts or commissions attributable to the sale of Registrable Securities) (all such included expenses being herein referred to as the "Registration Expenses"), shall be borne by CWM REIT.

  Section 6.1 Indemnification; Contribution

  (a) Indemnification by CWM REIT. CWM REIT agrees to indemnify and hold harmless CCR, its officers, directors, trustees and agents and each person, if any, who controls CCR within the meaning of either Section 15 of the Act or
Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation), as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (or incorporated or deemed to be incorporated in) any Registration Statement or any related prospectus or preliminary prospectus or in (or incorporated in or deemed to be incorporated in) any amendment or supplement to any of the foregoing, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon and in conformity with information furnished in writing to CWM REIT by CCR expressly for use therein.

  (b) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against CCR (or its officers, directors, trustees or agents) or any person controlling CCR in respect of which indemnity is required from CWM REIT hereunder, CWM REIT shall assume the defense thereof, including the employment of counsel reasonably satisfactory to CCR, and shall assume the payment of all expenses. CCR or any such officer, director, trustee, agent or controlling person shall have the right to employ separate counsel (approved by CCR) in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of CCR or such officer, director, trustee, agent or controlling person unless (i) CWM REIT shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to CCR in any such action or proceeding or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both CCR or such officer, director, trustee, agent or controlling person and CWM REIT, and CCR or such officer, director, trustee, agent or controlling person shall have been advised by counsel that there is an actual conflict of interest that would prevent one law firm from representing all such persons in the same action (in which case, if CCR or such officer, director, trustee, agent or controlling person notifies CWM REIT in writing that it elects to employ separate counsel at the expense of CWM REIT, CWM REIT shall not have the right to assume the defense of such action or proceeding on behalf of CCR or such officer, director, trustee, agent or controlling person, it being understood, however, that CWM REIT shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with local counsel) at any time for CCR and its officers, directors, trustees, agents and controlling persons, which firm shall be designated in writing by CCR). CWM REIT shall not be liable for any settlement of any such action or proceeding effected without CWM REIT's written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, CWM REIT agrees to indemnify and hold harmless CCR and its officers, directors, trustees, agents and controlling person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

  (c) Indemnification by CCR of Registrable Securities. CCR agrees to indemnify and hold harmless CWM REIT, its directors, each officer of CWM REIT who signed a Registration Statement and each person, if any, who controls CWM REIT within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from CWM REIT to CCR, but only with respect to untrue statements or omissions or alleged untrue statements or omissions made in the Registration Statement pursuant to which Registrable Securities of CCR have been registered under the Act, or in any related prospectus or amendment or supplement thereto or any related preliminary prospectus, in each case based upon and in conformity with information furnished in writing by CCR for use therein. In case any action or proceeding shall be brought against CWM REIT or its directors or any such officers or controlling person, in respect of which indemnity may be sought against CCR, CCR shall have the rights and duties given to CWM REIT, and CWM REIT or its directors or such officers or controlling person shall have the rights and duties given to CCR, by the preceding paragraph.

  (d) Contribution. If the indemnification provided for in this Section 6.1 is unavailable or insufficient to hold an indemnified party for any reason harmless in respect of any losses, claims, damages, liabilities or judgments referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments, as incurred, in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such indemnified party on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of CWM REIT on the one hand and of CCR and its officers, directors, agents, trustees and controlling persons on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that CCR shall not be liable for contribution under this Section 6.1(d) in an aggregate amount which exceeds the total net proceeds received by CCR from the sale of its Registrable Securities under the relevant Registration Statement.

  CWM REIT and CCR agree that it would not be just and equitable if contribution pursuant to this Section 6.1(d) were determined by pro rata allocation or by any other method of allocation which does not take into account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

  Section 7.1 Rule 144.

  CWM REIT shall timely file the reports required to be filed by it under the Act and the Exchange Act and shall take such further action as CCR may reasonably request, all to the extent required from time to time to enable CCR to sell Registrable Securities without registration under the Act within the applicable limitations of Rule 144 (or any successor thereto).

  Section 8.1 Termination

  The parties hereto agree that this Registration Rights Agreement shall terminate and the obligations of the parties hereto contained herein shall be released without further action by any party if all of the Registrable

Securities have been (A) disposed of pursuant to an effective Registration Statement or Registration Statements under the Act covering them, (B) distributed to the public pursuant to Rule 144 under the Act, or (C) sold, assigned or otherwise transferred in any other transaction not requiring registration under the Act.

  Section 9.1 Miscellaneous

  (a) Amendments and Waivers. The provisions of this Registration Rights Agreement may be amended, modified or supplemented by written instrument executed by CWM REIT and CCR. Any party to this Registration Rights Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements or obligations of any other party or with any condition, in each case to the extent that such obligations, agreements and conditions are intended for its benefit; provided that each such extension or waiver shall be in writing.

  (b) Notices. All notices and other communications provided for or permitted hereunder shall be made by hand-delivery or registered first-class mail:

    (i) if to CCR, at Countrywide Credit Industries, Inc., 155 North Lake Avenue, Pasadena, California 91101-7211, Attention: General Counsel;

    (ii) if to CWM REIT, at CWM Mortgage Holdings, Inc., 35 North Lake Avenue, Pasadena, California 91101-7211, Attention: General Counsel.

  All such notices and communications shall be deemed to have been duly given when delivered by hand or air or similar courier or, if sent by mail, seven days after being deposited in the mail, postage prepaid.

  (c) Counterparts. This Registration Rights Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

  (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

  (e) Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Registration Rights Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

  (f) Headings. The headings in this Registration Rights Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

  (g) Further Assurances. From and after the date hereof, CWM REIT and CCR each covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as any such respective party may reasonably deem necessary from time to time (at the requesting party's expense) to carry out the intent and purposes of this Registration Rights Agreement and to consummate and fully effect the transactions contemplated hereby.

  (h) Entire Agreement; Integration. This Registration Rights Agreement contains the entire agreement of the parties hereto with respect to its subject matter and there are no promises or undertakings with respect thereto relative to the subject matter hereof not expressly set forth or referred to herein.

  (i) Successor Entity. In the event of any merger or consolidation of CWM REIT with or into any other entity in which CWM REIT is not the surviving entity, or in the event of any sale, lease or other disposition of all or substantially all of the assets of CWM REIT to any other entity in a transaction in which Registrable Securities are converted into securities of such other entity, appropriate provision shall be made so that the successor or transferee entity, as the case may be, shall assume the obligations of CWM REIT set forth in this Agreement.

  (j) Ambiguities. Notwithstanding any rules or canons of construction to the contrary, the parties hereto agree that the terms and provisions contained herein shall be construed as if each party hereto participated equally in the drafting and preparation of this Agreement.

  IN WITNESS WHEREOF, each of the parties hereto has executed this
Registration Rights Agreement on the    day of     , 1997.

                                          CWM MORTGAGE HOLDINGS, INC.

                                          By: _________________________________
                                             Michael W. Perry Executive Vice
                                             President and Chief Operating
                                             Officer

                                          COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                          By: _________________________________

                                                                     APPENDIX B

                           DEAN WITTER REYNOLDS INC.
                            Two World Trade Center
                           New York, New York 10048
                                (212) 392-2222


                                                                   May 21, 1997

Special Committee of the
 Board of Directors
CWM Mortgage Holdings, Inc.
35 North Lake Avenue
Pasadena, CA 91101

Gentlemen:

  CWM Mortgage Holdings, Inc., a Delaware corporation ("CWM REIT"), Countrywide Asset Management Corporation, a Delaware corporation ("CAMC Advisor"), and Countrywide Credit Industries, Inc., a Delaware corporation ("CCR"), have entered into an Agreement and Plan of Merger, dated as of January 29, 1997 (the "Agreement"), providing for CAMC Advisor to be merged with and into CWM REIT, whereupon the separate existence of CAMC Advisor shall cease, and CWM REIT shall be the surviving corporation (the "Merger"). The Agreement provides that all shares of common stock, $0.10 par value per share, of CAMC Advisor ("CAMC Advisor Common Stock") outstanding immediately prior to the Effective Time (as defined in the Agreement), shall be converted into an aggregate of 3,597,122 shares (the "Share Consideration") of common stock, $0.01 par value per share, of CWM REIT (the "CWM Common Stock").

  The Share Consideration may be adjusted prior to the Closing Date as follows: in the event that the Pre-Closing Market Value (as defined in the Agreement) is (a) less than $19.46 per share, the Share Consideration shall be adjusted and increased to that number of shares of CWM Common Stock that is determined by dividing $70,000,000 by the Pre-Closing Market Value or (b) more than $22.24, the Share Consideration shall be adjusted and decreased to that number of shares of CWM Common Stock that is determined by dividing $80,000,000 by the Pre-Closing Market Value.

  The Agreement is terminable, among other reasons, by either the Special Committee of the Board of Directors of CWM REIT (the "Special Committee") or the Board of Directors of CCR if the Pre-Closing Market Value is greater than $26.16 or less than $16.92.

  The Special Committee has requested our opinion, as investment bankers, as of the date hereof, as to the fairness, from a financial point of view, to CWM REIT of the issuance of the Share Consideration pursuant to the conversion of the CAMC Advisor Common Stock.

  In arriving at the opinion set forth below, we have, among other things:

  (1) reviewed the Agreement and the form of Registration Rights Agreement by and between CWM REIT and CCR attached as an exhibit to the Agreement;

  (2) reviewed the Annual Report on Form 10-K (including all amendments thereto through the date hereof) and related publicly available financial information of CWM REIT for the three most recent fiscal years ended December 31, 1994, 1995 and 1996, and the Quarterly Report on Form 10-Q of CWM REIT for the period ended March 31, 1997;

  (3) reviewed five-year financial forecasts of CWM REIT, as furnished to us by CWM REIT;

Special Committee of the Board of Directors
CWM Mortgage Holdings, Inc.
May 21, 1997
Page 2

  (4) reviewed the audited balance sheet of CAMC Advisor as of February 29(28), 1996 and 1997, the unaudited balance sheets of CAMC Advisor as of February 28, 1995 and November 30, 1996, the audited statements of income and cash flows for the year ended February 29(28), 1996 and 1997, the unaudited statements of income and cash flows for the fiscal years ended February 28, 1994 and 1995 and the nine-month periods ended November 30, 1995 and 1996, all as furnished to us by CAMC Advisor;

  (5) reviewed the 1996 Amended and Extended Management Agreement, dated as of June 1, 1996, by and between CWM REIT and CAMC Advisor, as amended by the First Amendment to the 1996 Amended and Extended Management Agreement, dated as of July 25, 1996, by and between such parties and the Second Amendment to the 1996 Amended and Extended Management Agreement, dated as of April 28, 1997, by and between such parties;

  (6) conducted discussions with members of senior management of CWM REIT, CAMC Advisor and CCR, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of CWM REIT and CAMC Advisor, respectively;

  (7) reviewed the historical reported market prices and trading activity for CWM Common Stock;

  (8) compared certain financial information, operating statistics and market trading information relating to CWM REIT with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to CWM REIT; compared certain financial information and operating statistics relating to CAMC Advisor with published financial information and operating statistics relating to selected companies that we deemed to be reasonably similar to CAMC Advisor;

  (9) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that we deemed to be relevant; and

  (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by CWM REIT or CAMC Advisor or that is publicly available, and we have not independently verified such information. We also have relied upon the management of CWM REIT as to the reasonableness and achievability of the financial forecasts of CWM REIT (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that such forecasts have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of such management as to the future operating performance of CWM REIT. Furthermore, we assumed the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of CWM REIT or CAMC Advisor, and we have not been furnished with any such appraisal or evaluation.

  It should be noted that this opinion necessarily is based upon prevailing market conditions (including current market prices of CWM Common Stock) and other circumstances and conditions as they exist and can be evaluated at this time (with historical financial information being limited to those items described above), and does not represent our opinion as to what the actual value of the CWM Common Stock will be at any time after the date hereof.

Special Committee of the Board of Directors
CWM Mortgage Holdings, Inc.
May 21, 1997
Page 3

  In the past, we have co-managed several common stock offerings by CWM REIT, the most recent having been completed on February 1, 1995, and we have received a fee for our services. We have also co-managed several common stock offerings by CCR, the most recent having been completed on June 26, 1995, and we have received a fee for our services. Lastly, in the ordinary course of our business, we actively trade the securities of CWM REIT and CCR for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that, as of the date hereof, the issuance of the Share Consideration pursuant to the conversion of the CAMC Common Stock is fair, from a financial point of view, to CWM REIT.

                                          Very truly yours,

                                          DEAN WITTER REYNOLDS INC.

                                                                     APPENDIX C

                           AMENDMENTS TO THE BYLAWS

  Article II, Section 3 of the Bylaws of the Company is hereby amended to delete the clause, "a majority of the Unaffiliated Directors (as defined in Article III, Section 3),"

  Article III, Section 3 of the Bylaws of the Company is hereby amended to delete the first sentence thereof, which reads:

    "A majority of the members of the Board of Directors shall at all times be persons who are not Affiliates of an individual or corporate management company to whom the Board has delegated management duties as permitted in
  Section 18 of this Article and Article V, Section 7 of the Certificate of Incorporation (a "Management Company') (such directors being referred to as "Unaffiliated Directors')."

  Article III, Section 5 of the Bylaws of the Company is hereby amended to delete the third sentence thereof, which reads:

    "The vacancy for any reason of any director who is not an Affiliate of a Management Company shall be filled by a majority vote of the remaining members of the Board of Directors, including a majority vote of the remaining Unaffiliated Directors."

and replace such sentence with the following new sentence to read in full as set forth below:

    "The vacancy for any reason of any director shall be filled by a majority vote of the remaining members of the Board of Directors."

  Article III, Section 12 of the Bylaws of the Company is hereby amended to make the following changes to the second paragraph:

    (i) delete the clause, "Notwithstanding the first paragraph of this
  Section 12, any action pertaining to a transaction involving the Corporation in which any Management Company, any director or officer of the Corporation or any Affiliate of any of the foregoing persons has an interest" and replace such clause with the following new clause, "Notwithstanding the first paragraph of this Section 12, any action pertaining to a transaction involving the Corporation in which any director or officer of the Corporation or any Affiliate of any of the foregoing persons has an interest";

    (ii) add the word "and" after the semicolon in subsection (a);

    (iii) remove the word "and" from after the semicolon in section (b); and

    (iv) delete subsection (c), which reads: "(c) if the transaction involves compensation to any Management Company or its affiliates for services rendered in a capacity other than that contemplated by the management arrangements, to the knowledge of the directors such compensation is not greater than the customary charges for comparable services generally available from other competent unaffiliated persons."

  Article III, Section 17 of the Bylaws of the Company is hereby amended:

    (i) to delete the clause, ", including a majority of the Unaffiliated Directors"; and

    (ii) to delete the following sentences, "The Unaffiliated Directors shall review the investment policies of the Corporation at least annually to determine that the policies then being followed by the Corporation are in the best interests of its stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the Board of Directors."

  Article III, Section 18 of the Bylaws of the Company is hereby deleted in its entirety and replaced with the following statement: "Section 18. [RESERVED]".

  Article III, Section 19 of the Bylaws of the Company is hereby deleted in its entirety and replaced with the following statement: "Section 19. [RESERVED]".

  Article IV, Section 1 of the Bylaws of the Company is hereby amended to delete the second sentence, which reads:

    "At least a majority of the members of any such committee shall be composed of directors who are Unaffiliated Directors."

  Article XIV of the Bylaws of the Company is hereby amended:

    (i) to delete subsection (b);

    (ii) to re-letter subsection (c) as subsection (b);

    (iii) to replace subsection (d) with the following, "(c) Article III,
  Section 17; and";

    (iv) to delete subsection (e); and

    (v) to re-letter subsection (f) as subsection (d).

                                                                     APPENDIX D

                               AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                          CWM MORTGAGE HOLDINGS, INC.

  The Certificate of Incorporation of CWM Mortgage Holdings, Inc. is hereby amended to revise ARTICLE I so that, as amended, ARTICLE I shall read as follows:

                                  "Article I

                                     NAME

  The name of the Corporation is:

    INMC Mortgage Holdings, Inc. (the "Corporation")."

                                                                      APPENDIX E

                                  AMENDMENT TO
                          CWM MORTGAGE HOLDINGS, INC.
                           1996 STOCK INCENTIVE PLAN

            (Adopted by the Board of Directors on January 20, 1997)

  Section 3(b)(2) of the CWM Mortgage Holdings, Inc. 1996 Stock Incentive Plan is replaced in its entirety with the following:

    "(2) Notwithstanding anything contained herein to the contrary, the aggregate number of Common Shares subject to options and stock appreciation rights granted during the calendar year to any individual shall be limited to 500,000."

                                                                      APPENDIX F

                         MR. PERRY'S INCENTIVE MATRIX*

                         ANNUAL INCENTIVE EARNED ($000)

                          PERCENT CHANGE IN EPS OVER PRIOR YEAR
                       -------------------------------------------
                        -30%                                30% OR
       EPS ACHIEVED    OR LESS -20% -10%  0%   10%    20%    MORE
      ---------------  ------- ---- ---- ---- ------ ------ ------
      Less than $1.10      0      0    0    0      0      0      0
      1.10              $  0   $100 $250 $400 $  550 $  700 $  850
      1.30                50    150  300  450    600    750    900
      1.50               100    200  350  500    650    800    950
      1.70               150    250  400  550    700    850  1,000
      1.90               200    300  450  600    750    900  1,050
      2.10               250    350  500  650    800    950  1,100
      2.30               300    400  550  700    850  1,000  1,150
      2.50               300    450  600  750    900  1,050  1,200
      2.70               300    500  650  800    950  1,100  1,300
      2.90               300    500  700  850  1,000  1,200  1,400
      3.10               300    500  750  900  1,100  1,300  1,500
      3.30 or more       300    500  800  950  1,200  1,400  1,600

--------
* Interpolate between indicated amounts.

[ ]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

(i)   Election of Directors

FOR all nominees        WITHHOLD AUTHORITY to vote            *EXCEPTIONS
listed below      [ ]   for all nominees listed below  [ ]                 [ ]

Nominees: David S. Loeb, Angelo R. Mozilo, Lyle E. Gramley, Thomas J. Kearns, Frederick J. Napolitano
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ___________________________________________________________________

(ii) Approval of the merger of Countrywide Asset Management Corporation with and into CWM Mortgage Holdings, Inc.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

(iii) Amendment of the Bylaws to delete references to the management of CWM Mortgage Holdings, Inc. by an outside management company. The approval of the Bylaws proposal is conditioned upon approval of the merger proposal. If the merger is not approved, the Bylaws will not be amended.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

(iv) Amendment of the Certificate of Incorporation to change the name of the Corporation.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

(v) Amendment of the 1996 Stock Incentive Plan to increase the annual per person limit for benefits payable under such plan.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

(vi) Approval of the annual cash bonus provisions of the employment agreement of Michael W. Perry, President and Chief Operating Officer.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

(vii) Ratification of Grant Thornton LLP as independent accountants.

FOR    [ ]                    AGAINST    [ ]                    ABSTAIN    [ ]

                                       Receipt of copies of the Notice of the
                                       Annual Meeting of Stockholders and the
                                       Proxy Statement dated May 21, 1997 is
                                       hereby acknowledged.

                                       Please date and sign exactly as name
                                       appears on this proxy. Joint owners
                                       should each sign. If the signer is a
                                       corporation, please sign full corporate
                                       name by duly authorized officer,
                                       Executors, trustees, etc. should give
                                       full title as such.

                                       Dated:______________________________,1997

                                       _________________________________________
                                                       Signature(s)

                                       _________________________________________
                                                       Signature(s)

                                       Votes must be indicated
                                       (X) In Black or Blue Ink   [ ]

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.



                          CWM MORTGAGE HOLDINGS, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 Annual Meeting of Stockholders, June 24, 1997

   The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of CWM Mortgage Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California on June 24, 1997 at 10:00 a.m. and any adjournment thereof.

                                    (Continued and to be signed on reverse side)



                               CWM MORTGAGE HOLDINGS, INC.
                               P.O. BOX 11294
                               NEW YORK, N.Y. 10203-0294